EXHIBIT 10.72
CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND NOTED WITH
“[REDACTED].” AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
CREDIT, SECURITY, GUARANTY
AND PLEDGE AGREEMENT
Dated as of October 6, 2009
among
LIONS GATE MANDATE FINANCING VEHICLE INC.
and
THE BORROWERS REFERRED TO HEREIN
and
THE GUARANTORS REFERRED TO HEREIN
and
THE LENDERS REFERRED TO HEREIN
and
JPMORGAN CHASE BANK, N.A.
as Administrative Agent
and
as Issuing Bank
and
UNION BANK, N.A.
as Co-Administrative Agent, Syndication Agent and Joint Lead Arranger
and
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Documentation Agent

J.P. MORGAN SECURITIES INC.
as Sole Bookrunner and Joint Lead Arranger

(continued)

(continued)

(continued)

(continued)

(continued)

			Page
	SECTION 12.5	Liability of the Administrative Agent, Co-Administrative Agent, Issuing Bank, Syndication Agent and Documentation Agent	109

	SECTION 12.6	Reimbursement and Indemnification	111

	SECTION 12.7	Rights of the Agents	111

	SECTION 12.8	Independent Investigation by Lenders	111

	SECTION 12.9	Agreement of Required Lenders	112

	SECTION 12.10	Notice of Transfer	112

	SECTION 12.11	Successor Administrative Agent and/or Co-Administrative Agent	112

	SECTION 12.12	Successor Issuing Bank	113

13.	MISCELLANEOUS		113

	SECTION 13.1	Notices	113

	SECTION 13.2	Survival of Agreement, Representations and Warranties, etc.	114

	SECTION 13.3	Successors and Assigns; Syndications; Loan Sales; Participations	114

	SECTION 13.4	Expenses; Documentary Taxes	117

	SECTION 13.5	Indemnification of the Administrative Agent, the Co-Administrative Agent, the Syndication Agent, the Documentation Agent, the Issuing Bank and the Lenders	118

	SECTION 13.6	CHOICE OF LAW	119

	SECTION 13.7	WAIVER OF JURY TRIAL	119

	SECTION 13.8	WAIVER WITH RESPECT TO DAMAGES	120

	SECTION 13.9	No Waiver	120

	SECTION 13.10	Extension of Payment Date	121

	SECTION 13.11	Amendments, etc.	121

	SECTION 13.12	Severability	122

	SECTION 13.13	SERVICE OF PROCESS	122

	SECTION 13.14	Headings	123

	SECTION 13.15	Execution in Counterparts	123

	SECTION 13.16	Subordination of Intercompany Indebtedness, Receivables and Advances	123

(continued)

		Page
SECTION 13.17	Entire Agreement	124

SECTION 13.18	USA Patriot Act	124

Schedules

1.1	Schedule of Commitments
1.2	Acceptable Obligors/Allowable Amounts
1.3	Guarantors
3.1	List of jurisdictions where the Credit Parties are qualified
3.7	Credit Parties/Pledged Securities
3.8(a)	Qualifying Pictures
3.8(b)	Trademarks
3.9	Fictitious Names
3.11	Chief Executive Office, Location of Collateral and Records
3.12	Litigation
3.17	Material Agreements
3.18	Filing Offices for UCC-1
3.22	Pledged Securities

Exhibits

A	Form of U.S. Dollar Credit Note
B	Form of Copyright Security Agreement
C	Form of Laboratory Access Letter
D-1	Form of Pledgeholder Agreement (Uncompleted Qualifying Pictures)
D-2	Form of Pledgeholder Agreement (Completed Qualifying Pictures)
E	Form of Trademark Security Agreement
F	Form of Contribution Agreement
G	Form of Borrowing Certificate
H	Form of Borrowing Base Certificate
I	Form of Assignment and Acceptance
J	Form of Instrument of Assumption and Joinder
K	Form of Qualifying Picture Declaration
L	Form of Intercreditor Agreement

CREDIT, SECURITY, GUARANTY AND PLEDGE AGREEMENT, dated as of October 6, 2009 (as it may be amended, supplemented or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among (i) Lions Gate Mandate Financing Vehicle Inc., a Delaware corporation (“Parent”); (ii) the Borrowers referred to herein; (iii) the Guarantors referred to herein; (iv) the Lenders referred to herein; (v) JPMORGAN CHASE BANK, N.A., a national banking association, as agent for the Lenders (in such capacity, the “Administrative Agent”) and as the issuer of letters of credit (in such capacity, the “Issuing Bank”), (vi) UNION BANK, N.A., a national banking association, as co-administrative agent for the Lenders (in such capacity, the “Co-Administrative Agent”) and as syndication agent (in such capacity, the “Syndication Agent” and together with the Administrative Agent and the Co-Administrative Agent, the “Agents”) and (vii) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as documentation agent for the Lenders (in such capacity, the “Documentation Agent”).
INTRODUCTORY STATEMENT
          All terms not otherwise defined above or in this Introductory Statement are as defined in Article 1 hereof or as defined elsewhere herein.
          Parent has requested that the Lenders make available to the Borrowers a U.S.$110,000,000 three and one-half year senior secured revolving credit facility (the “Facility”). The proceeds of the Facility will be used to finance the production or acquisition of feature films intended for theatrical and/or home video exploitation.
          To provide assurance for the repayment of their Loans and their other Obligations, each of the Borrowers will, among other things, provide or cause to be provided to the Administrative Agent, for the benefit of the Secured Parties, the following (each as more fully described herein):
     (i) a guaranty by each of the Guarantors of certain of its Obligations pursuant to Article 9 hereof;
     (ii) a security interest in the Collateral from each of the Credit Parties pursuant to Article 8 hereof; and
     (iii) a pledge by Parent of the Pledged Securities owned by it pursuant to Article 10 hereof.
     Subject to the terms and conditions set forth herein, (i) the Administrative Agent is willing to act as agent for the Lenders, (ii) the Issuing Bank is willing to issue the Letters of Credit and (iii) the Co-Administrative Agent is willing to act as co-administrative agent for the Lenders.
     Accordingly, the parties hereto hereby agree as follows:

1. DEFINITIONS
          For the purposes hereof unless the context otherwise requires, all Section references herein shall be deemed to correspond with Sections herein, the following terms shall have the meanings indicated, all accounting terms not otherwise defined herein shall have the respective meanings accorded to them under GAAP and all terms defined in the UCC and not otherwise defined herein shall have the respective meanings accorded to them therein. For purposes hereof, all references herein to “the date hereof” shall mean the date of this Agreement. Unless the context otherwise requires, any of the following terms may be used in the singular or the plural, depending on the reference:
          “Acceptable Domestic Account Debtor” shall mean any Person listed as such on Schedule 1.2 hereto (as modified from time to time in accordance with Section 2.16).
          “Acceptable L/C” shall mean an irrevocable letter of credit which (i) is in form and on terms acceptable to the Administrative Agent, (ii) is payable in U.S. Dollars at an office of the issuing or confirming bank in New York City or Los Angeles, and (iii) is issued or confirmed by (a) any Person that on the date of issuance or confirmation of the letter of credit, is a Lender; (b) any commercial bank that has (or which is the principal operating subsidiary of a holding company which has) as of the time such letter of credit is issued, public debt outstanding with a rating of at least “A” (or the equivalent of an “A”) from one of the nationally recognized debt rating agencies; or (c) any other bank which the Required Lenders may in their sole discretion determine to be of acceptable credit quality.
          “Acceptable Major Account Debtor” shall mean any Person listed as such on Schedule 1.2 hereto (as modified from time to time in accordance with Section 2.16).
          “Acceptable Major Foreign Account Debtor” shall mean any Person listed as such on Schedule 1.2 hereto (as modified from time to time in accordance with Section 2.16).
          “Acceptable Obligor” shall mean any of the Acceptable Domestic Account Debtors, Acceptable Major Foreign Account Debtors and the Acceptable Major Account Debtors.
          “Acceptable Tax Credit” shall mean (A) the amount that a Credit Party is entitled to or can reasonably be expected to be entitled to receive as a refund of tax with respect to any tax credit pursuant to the provisions of the law of any State in the United States administering tax credit programs, the provisions of the federal law of the United States or the provisions of the federal law of Canada or the law of any Canadian Province (an “Other Provincial Act”) or the provisions of the law of the United Kingdom (“UK Law”) or the provisions of the law of Australia (“Australia Law”) or the provisions of the law of any other jurisdiction (“Other Foreign Law”), acceptable to the Administrative Agent and the Co-Administrative Agent, acting for themselves, the Issuing Bank and the Lenders, or, (B) if such Credit Party has entered into a definitive, arms’ length, purchase and sale agreement for the sale of the tax credit to a third-party, such lesser amount as may be approved by the Administrative Agent and the Co-Administrative Agent in their discretion (which approved amount may be as low as $0), not to exceed such amount as may have been agreed by the Credit Party with the third-party in such definitive purchase and sale agreement in respect of any such tax credits; in either case, which meets the following criteria:
     (i) the tax credit is in respect of a Qualifying Picture that has commenced principal photography and that does not remain Uncompleted beyond the time period, if any, permitted under the applicable State law, federal U.S. law, federal Canadian law, Other Provincial Act, U.K. Law, Australia Law or Other Foreign Law with respect to such credit;
     (ii) the Credit Party shall have delivered to the Administrative Agent the items listed in Section 4.2 hereof for the applicable Qualifying Picture to the extent required thereunder;
     (iii) the Credit Party has applied for and received an eligibility certificate in respect of such tax credit for such Qualifying Picture (if applicable) and has requested to be provided with an estimated amount of the tax credit to which the Credit Party will be entitled;
     (iv) the amount of a refund of tax with respect to a tax credit that a Credit Party is entitled or can reasonably be expected to be entitled to receive is net of any tax, interest, penalty or other amount payable to any Governmental Authority by a Credit Party under the applicable State law, federal U.S. law, federal Canadian law, Other Provincial Act, U.K. Law, Australia Law or Other Foreign Law, as applicable, or any other amount payable by the Credit Party to any Governmental Authority to which the credit can be or has been applied by set-off or in any other manner whatsoever by any Governmental Authority;
     (v) where the amount of a tax credit in respect of a Qualifying Picture exceeds the sum of U.S.$1,000,000, the Credit Party has provided the Administrative Agent, on behalf of itself, the Issuing Bank and the Lenders, with an opinion/review letter in form and substance satisfactory to the Administrative Agent from an independent accountant acceptable to the Administrative Agent confirming the estimated amount of the tax credit;
     (vi) the amount of a refund of tax with respect to a tax credit that a Credit Party is entitled or can reasonably be expected to be entitled to receive is net of expenses relating to the filing of the eligibility certificate with the applicable Governmental Authority or any other filings or procedures necessary to receive such tax credit which have already been paid prior to determination of the amount of such Acceptable Tax Credit;
     (vii) the Administrative Agent (for the benefit of the Secured Parties) has a first priority perfected security interest in the tax credit and notice of such security interest in accordance with any applicable requirements of the applicable State law, federal U.S. law, federal Canadian law, Other Provincial Act, U.K. Law, Australia Law or Other Foreign Law, as applicable, and any other relevant Governmental Authority, provided, however, that such requirement shall not apply if the Credit Party has entered into a definitive, arms’ length, purchase and sale agreement for the sale of the tax credit to a third-party;
     (viii) the refund with respect to such tax credit (or if a definitive purchase and sale agreement has been entered into as contemplated by (B) above, the cash proceeds of such sale) is reasonably expected to be received by the relevant Borrower on or before the earlier of (x) the date which is nine (9) months after Completion of the Qualifying Picture which is the source of such tax credit and (y) the Final Maturity Date;
     (ix) such other actions or requirements as the Administrative Agent or the Co-Administrative Agent or their counsel may require (including, without limitation, (a) requiring insurance with respect to such Acceptable Tax Credits when available on commercially reasonable terms and (b) requiring a foreign currency hedge when the Acceptable Tax Credit is payable in a currency other than U.S. Dollars);
provided, however, that (x) to the extent that circumstances arise or occur that would cause the actual tax credit to be less than the amount that would be determined based on any estimated amounts as set forth on any applications for any certificate described in clause (iii) of this definition, the Acceptable Tax Credit shall be reduced to reflect the revised estimate and (y) an Acceptable Tax Credit shall cease to be an Acceptable Tax Credit (A) if the Credit Party has not filed its return of income and all other certificates, forms and documents required under the applicable legislation to be filed together therewith in order to claim such tax credit within 6 months from the end of the tax year of such Credit Party; provided, however, that such requirement shall not apply if such Credit Party has entered into a definitive, arms’ length, purchase and sale agreement for the sale of the tax credit to a third-party, or (B) if the relevant Governmental Authority has (i) denied the Credit Party’s application of the applicable certificate set forth in clause (iii) of this definition, (ii) not issued the applicable certificate within fifteen months following the Credit Party’s application thereof or (iii) revoked or notified the Credit Party of their intention to revoke such certificate, or (C) the refund with respect to such tax credit (or the cash proceeds of a sale thereof) has not actually been received on or before the date which is nine (9) months after Completion of the Qualifying Picture which is the source of such tax credit.
          “Account Control Agreement” shall mean an account control agreement in form and substance reasonably satisfactory to the Administrative Agent.
          “Acquired Picture” means any Qualifying Picture which is not produced by a Credit Party.
          “Additional Pay TV Receivables” shall mean Eligible Receivables of LGEI or any of its Subsidiaries due or to become due from [REDACTED] (or a replacement of any such party acceptable to the Agents) that are contributed to Parent after the initial Borrowing; provided that the aggregate amount of such Eligible Receivables which are contributed to Parent (including such Eligible Receivables which are contributed at or prior to the initial Borrowing) shall not exceed [REDACTED] in the aggregate. For the avoidance of doubt, Additional Pay TV Receivables shall be subject to the limitations on Allowable Amounts as well as the advance rates set forth in the definition of “Borrowing Base.”

          “Administrative Agent” shall mean JPMorgan Chase Bank, N.A. in its capacity as agent for the Lenders hereunder or such successor Administrative Agent as may be appointed pursuant to Section 12.11 hereof.
          “Affiliate” shall mean any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, another Person. For purposes of this definition, a Person shall be deemed to be “controlled by” another Person if such latter Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such controlled Person whether by contract or otherwise.
          “Affiliated Group” shall mean a group of Persons, each of which is an Affiliate (other than by reason of having common directors or officers) of some other Person in the group.
          “Allowable Amount” shall mean, with respect to any Acceptable Obligor, such amount as may be specified on Schedule 1.2 hereto (as applicable) as the maximum aggregate exposure for such Acceptable Obligor (as modified from time to time in accordance with Section 2.16 hereof).
          “Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect for such day plus 1/2 of 1% and (c) the one-month LIBOR in effect on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1%. For purposes hereof, "Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City. "Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including, without limitation, the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, then the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or one-month LIBOR shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or one-month LIBOR, respectively.
          “Alternate Base Rate Loan” shall mean a Loan based on the Alternate Base Rate in accordance with the provisions of Article 2 hereof.
          “Applicable Law” shall mean all provisions of statutes, rules, regulations and orders of the United States or Canada, any state or province thereof or municipality therein or of any foreign governmental body or of any regulatory agency applicable to the Person in question, and all orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party.
          “Applicable Margin” shall mean (i) in the case of Alternate Base Rate Loans, 2.25% per annum and (ii) in the case of LIBO Rate Loans, 3.25% per annum.
          “Approved Co-Financing Party” shall mean in connection with an Approved Co-Financing Transaction, a third party co-financier that (i) has a credit rating of at least AA by S&P or Aa by Moody’s, (ii) secures its funding obligation in respect of such Approved Co-Financing Transaction with an Acceptable L/C, (iii) makes available its entire Investment in a manner satisfactory to the Agents or (iv) is otherwise approved in writing by the Agents.
          “Approved Co-Financing Transaction” shall mean any transaction approved in writing by the Agents in their sole discretion entered into by a Credit Party and an Approved Co-Financing Party that provides for the co-financing of the production or acquisition costs of a Qualifying Picture. For the avoidance of doubt, nothing in this Agreement shall prevent one or more Approved Co-Financing Parties in connection with an Approved Co-Financing Transaction from owning or controlling [REDACTED]; provided that the relevant Borrower and the relevant third-party enter into an intercreditor agreement and such other documentation as the Co-Administrative Agent shall require.
          “Approved Completion Guarantor” shall mean a financially sound and reputable completion guarantor approved by the Administrative Agent. The Administrative Agent hereby pre-approves as a completion guarantor (i) Fireman’s Fund Insurance Company, acting through its agent, International Film Guarantors, L.P. (the general partner of which is International Film Guarantors, Inc.) and (ii) Film Finances, Inc. and its Affiliates that are insured under the same Lloyds of London insurance policies as Film Finances, Inc. (only to the extent the completion guaranty is accompanied by a Lloyds of London “cut-through endorsement”); provided, however, that any such pre-approval may be revoked by either the Administrative Agent or the Co-Administrative Agent if deemed appropriate in its sole discretion or if so instructed by the Required Lenders, at any time, provided, that such pre-approval may not be revoked with regard to a Qualifying Picture if a Completion Guaranty for such Qualifying Picture has already been executed by the Co-Administrative Agent and the relevant Approved Completion Guarantor.
          “Assignment and Acceptance” shall mean an agreement substantially in the form of Exhibit I hereto or such other form as is acceptable to the Administrative Agent, executed by the assignor, assignee and other parties as contemplated thereby.
          “Authorized Officer” shall mean the Vice-Chairman, the Chief Executive Officer, General Counsel or the Chief Financial Officer of Parent or a Borrower, as applicable.
          “Bankruptcy Code” shall mean the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, as codified at 11 U.S.C. § 101 et seq.
          “Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

          “Bonded Budget” shall mean, with respect to each Qualifying Picture, the final cash budget for such Qualifying Picture (stated in U.S. Dollars, unless expressly approved in writing by both the Administrative Agent and the Co-Administrative Agent) as approved in writing by the applicable Approved Completion Guarantor and the Co-Administrative Agent on or prior to the date on which the principal photography for such Qualifying Picture commences and which shall include all costs customarily included in connection with the acquisition of all underlying literary, musical and other rights with respect to such Qualifying Picture and in connection with the preparation, development, production, publicity and completion and delivery of an answer print and all other delivery items of such Qualifying Picture including but not limited to costs of materials, equipment, physical properties, personnel and services utilized in connection with such Qualifying Picture, both “above-the-line” and “below-the-line”, any completion bond fee, and a contingency amount, and all other items customarily included in negative costs, but excluding (i) finance charges and (ii) interest expense, except interest expenses and finance charges actually paid to a third party in connection with an acquisition or otherwise specifically related to the production of such Qualifying Picture; provided, however, that the amount of the contingency included in the Bonded Budgeted shall be not less than 10% of the cash budget or such greater amount as is required under the Completion Guaranty for such Qualifying Picture. For the avoidance of doubt, the Bonded Budget may include any reasonable overhead expenses payable by the Borrower.
          “Borrowers” shall mean the Subsidiaries of Parent and each such Subsidiary shall be a “Borrower.”
          “Borrowing” shall mean a group of Loans of a single Interest Rate Type and as to which a single Interest Period is in effect on a single day.
          “Borrowing Base” shall mean, with respect to a Qualifying Picture, at any date for which the amount thereof is to be determined, an amount equal to the aggregate (without double counting) of the following:
     (i) 100% of Eligible Receivables from Acceptable Major Account Debtors attributable to such Qualifying Picture, plus
     (ii) 100% of Eligible L/C Receivables attributable to such Qualifying Picture, plus
     (iii) 90% of Eligible Receivables from Acceptable Domestic Account Debtors attributable to such Qualifying Picture, plus
     (iv) 85% of Eligible Receivables from Acceptable Major Foreign Account Debtors attributable to such Qualifying Picture, plus
     (v) 50% of Eligible Receivables from Other Foreign Account Debtors attributable to such Qualifying Picture; plus
     (vi) 50% of Other Receivables attributable to such Qualifying Picture; plus

     (vii) 75% of Acceptable Tax Credits attributable to such Qualifying Picture for which a Credit Party has not received the applicable certificate referred to in clause (iii) of the definition of “Acceptable Tax Credit” and 85% of Acceptable Tax Credits attributable to such Qualifying Picture for which such certificate has been received; provided, that the aggregate amount included in the Borrowing Base pursuant to this clause with respect to all Qualifying Pictures financed under the Facility shall not exceed $15,000,000, plus
     (viii) 100% of amounts held in the Cash Collateral Account(s) attributable to such Qualifying Picture (without double-counting with respect to amounts held in the Cash Collateral Account attributable to other Qualifying Pictures); minus
     (ix) to the extent not already deducted in computing the foregoing, all amounts payable to third parties from or with regard to the amounts otherwise included in the Borrowing Base pursuant to the above, including without limitation remaining acquisition payments, set offs, profit participations, deferments, residuals, commissions and royalties; provided that such amounts are reasonably likely to be payable by a Borrower prior to the payment in full of such Borrower’s Obligations and the release of such Borrower from the Credit Agreement.
provided, however, that
          (a) subject to the mandatory prepayment provisions set forth in Section 2.9 and the provisions regarding the preservation of Administrative Agent’s security interest (for the benefit of the Secured Parties) as set forth in Section 8.11, notwithstanding the foregoing, a Borrower shall have the right to include (1) any or all of the Borrowing Base of any Completed Qualifying Picture (each such Completed Qualifying Picture, an “Excess Picture”) in excess of the sum of the aggregate principal amount of all Loans then outstanding with respect to such Excess Picture plus the then current L/C Exposure with respect to such Excess Picture plus the Completion Reserve Amount for such Excess Picture and (2) Additional Pay TV Receivables (i) in the Borrowing Base calculation with respect to Loans for any Uncompleted Qualifying Picture (each such Uncompleted Qualifying Picture, a “Gap Picture”)(without double-counting) and/or (ii) to satisfy the minimum equity/excess Borrowing Base tests set forth in Section 4.2(p) and Section 5.23. The Borrower that owns the Eligible Receivables attributable to an Excess Picture shall become a Guarantor with respect to the Obligations related to the Gap Picture financed using such excess Eligible Receivables; provided that such guarantee shall not exceed the Contributed Amount.
          (b) the portion of the Borrowing Base attributable at any time to a Qualifying Picture which has not yet been Completed shall not exceed the Credit Parties’ investment in such Qualifying Picture, or such lesser amount as would be payable to the Administrative Agent by the Approved Completion Guarantor under the Completion Guaranty for the subject Qualifying Picture if such Qualifying Picture is not timely Completed and delivered to the Borrowers (except that if a Letter of Credit is issued hereunder in order to support the applicable Credit Party’s minimum payment obligation to acquire distribution rights in a Qualifying Picture, amounts attributable to such rights may be included in the Borrowing Base (even though the Qualifying Picture has not yet been Completed) but only if (A) proof of Completion of the

Qualifying Picture must be presented in order to draw under the Letter of Credit and (B) the portion of the Borrowing Base attributable to such Qualifying Picture does not exceed the amount of such Letter of Credit for such Qualifying Picture);
          (c) no amounts shall be included in the Borrowing Base which are attributable to a Qualifying Picture or right in which a Credit Party cannot warrant sufficient title to the underlying rights;
          (d) no amount shall be included in the Borrowing Base unless the Administrative Agent (for the benefit of the Secured Parties) has a first priority perfected security interest in such amounts (subject to Permitted Liens) except for amounts attributable to any Qualifying Picture for which a guild has a first priority security interest pursuant to an intercreditor agreement entered into between such guild and the Administrative Agent in accordance with Section 6.2(b) hereof;
          (e) no additional amounts attributable to Acceptable Tax Credits shall be included in the Borrowing Base after six months before the scheduled Maturity Date;
          (f) the cumulative exposure relating to minimum guarantee payments, guarantees or other direct obligations of Subsidiaries of LGEC shall be restricted to 45% of the Total Commitments (for the avoidance of doubt, if any Sponsor elects to sub-distribute a Qualifying Picture through an unaffiliated third party distributor, amounts to be paid by such third party distributor on account of such Qualifying Picture shall not be considered to be direct obligations of a Sponsor for purposes of this clause (f) as long as such amounts satisfy the requirements set forth in the definition of “Eligible Receivables” and are subject to a fully-executed Notice of Assignment and Irrevocable Instructions);
          (g) no amounts shall be included in the Borrowing Base which are attributable to minimum guarantee payments, guarantees or other direct obligations of Subsidiaries of LGEC unless such payments are guaranteed by each of LGF and LGEI. For the avoidance of doubt, if either of LGF or LGEI is the primary obligor with respect to such payments, such payments must be guaranteed by the other.
          (h) all Eligible Receivables and Acceptable Tax Credits with respect to a Qualifying Picture shall be reduced to zero at the date that is nine (9) months after the date of Completion of such Qualifying Picture (except for Eligible Receivables which are included in the Borrowing Base for a Gap Picture and/or to satisfy the minimum equity/excess Borrowing Base tests set forth in Section 4.2(p) and Section 5.23); and
          (i) the aggregate amount included in the Borrowing Base at any time attributable to Other Receivables with respect to all Qualifying Pictures financed under the Facility shall not exceed an amount equal to 10% of the Facility in the aggregate for all such receivables or $250,000 for any single obligor.
          “Borrowing Base Certificate” shall have the meaning given to such term in Section 5.1(d) hereof.

          “Borrowing Certificate” shall mean a borrowing certificate, substantially in the form of Exhibit G hereto, to be delivered by the relevant Borrowers to the Administrative Agent in connection with each Borrowing.
          “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are required or permitted to close in the State of New York or the State of California; provided, however, that when used in connection with a LIBO Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits on the London Interbank Market.
          “Capital Expenditures” shall mean, with respect to any Person for any period, the sum of (i) the aggregate of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period which, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items included in cash flows (including Capital Leases) and (ii) to the extent not covered by clause (i) hereof, the aggregate of all expenditures properly capitalized in accordance with GAAP by such Person to acquire, by purchase or otherwise, the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any other Person (other than the portion of such expenditures allocable in accordance with GAAP to net current assets or which is allocable to the acquisition of Qualifying Picture).
          “Capital Lease”, as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
          “Cash Collateral Accounts” shall have the meaning given to such term in Section 11.1 hereof.
          “Cash Equivalents” shall mean (i) marketable securities issued, or directly and fully guaranteed or insured, by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (ii) time deposits, demand deposits, certificates of deposit, acceptances or prime commercial paper or repurchase obligations for underlying securities of the types described in clause (i), entered into with any Lender or any commercial bank having a short-term deposit rating of at least A-2 or the equivalent thereof by Standard & Poor’s Corporation or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc., (iii) commercial paper with a rating of A-1 or A-2 or the equivalent thereof by Standard & Poor’s Corporation or P-1 or P-2 or the equivalent thereof by Moody’s Investors Service, Inc. and in each case maturing within twelve months after the date of acquisition, (iv) money market mutual funds, or (v) other short-term liquid investments approved in writing by the Administrative Agent.
          “Change in Control” shall mean “Change of Control” as such term is defined in the Corporate Facility.
          “Change in Management” shall mean that (a) any three of (i) Jon Feltheimer, (ii) Michael Burns, (iii) Joseph Drake or (iv) Steven Beeks (a “Key Manager”) shall cease for any reason, including, without limitation, termination of employment, death or disability (the term “disability” or “disabled” as used herein meaning an inability continuing for one hundred and eighty (180) consecutive days (the “Disability Period”) to materially perform the functions and services currently being performed by such Person), to materially perform the functions and services currently being performed for LGEC and its Affiliates by such Person and (b) LGEC shall fail, for a period of ninety (90) consecutive days following the last day of the Disability Period in which a Key Manager may be considered disabled or the day on which a Key Manager shall have otherwise ceased to materially perform his executive functions with LGEC and its Affiliates as aforesaid, to replace such Key Manager with an individual acceptable to the Required Lenders in their sole discretion. Any replacement for a Key Manager shall be deemed acceptable to the Required Lenders unless, within 30 days after receiving a written notice from LGEI containing the name of the proposed replacement, the Administrative Agent notifies LGEI in writing that the Required Lenders object to such replacement.
          “Clearing Account” shall mean the account of the Administrative Agent maintained at the office of JPMorgan Chase Bank, Loan and Agency Services Group, 10 South Dearborn, Floor 7, Chicago, Illinois 60603, Attention: LaTanya Driver, Account Name: Loan Processing DP, Account No 9008113381c2673, Ref: Lions Gate Mandate Vehicle Inc.
          “Closing Date” shall mean the date on which the conditions precedent set forth in Section 4.1 hereof have been satisfied or waived.
          “Code” shall mean the Internal Revenue Code of 1986 and the rules and regulations issued thereunder, as now and hereafter in effect, as codified at 26 U.S.C. § 1 et seq. or any successor provision thereto.
          “Collateral” shall mean with respect to each Credit Party, all of such Credit Party’s right, title and interest in and to all personal property, tangible and intangible, wherever located or situated and whether now owned, presently existing or hereafter acquired or created, including, but not limited to, all goods, accounts, instruments, intercompany obligations, contract rights, partnership and joint venture interests, documents, chattel paper, general intangibles, goodwill, equipment, machinery, inventory, investment property, copyrights, trademarks, trade names, insurance proceeds, cash, deposit accounts and the Pledged Securities, and any proceeds thereof, products thereof or income therefrom, further including but not limited to, all of such Credit Party’s right, title and interest in and to each and every Qualifying Picture, the scenario, screenplay or script upon which a Qualifying Picture is based, all of the properties thereof, tangible and intangible, and all domestic and foreign copyrights and all other rights therein and thereto, of every kind and character, whether now in existence or hereafter to be made or produced, and whether or not in possession of such Credit Party, including with respect to each and every Qualifying Picture and without limiting the foregoing language, each and all of the following particular rights and properties (to the extent they are now owned or hereafter created or acquired by such Credit Party):
     (i) all scenarios, screenplays and/or scripts at every stage thereof;
     (ii) all common law and/or statutory copyright and other rights in all literary and other properties (hereinafter called “said literary properties”) which form the basis of such Qualifying Picture and/or which are or will be incorporated into such Qualifying Picture, all component parts of such Qualifying Picture consisting of said literary properties, all motion picture rights in and to the story, all treatments of said story and said literary properties, together with all preliminary and final screenplays used and to be used in connection with such Qualifying Picture, and all other literary material upon which such Qualifying Picture is based or from which it is adapted;
     (iii) all motion picture rights in and to all music and musical compositions used and to be used in such Qualifying Picture, if any, including, each without limitation, all rights to record, rerecord, produce, reproduce or synchronize all of said music and musical compositions in and in connection with motion pictures;
     (iv) all tangible personal property relating to such Qualifying Picture, including, without limitation, all exposed film, developed film, positives, negatives, prints, positive prints, answer prints, special effects, preparing materials (including interpositives, duplicate negatives, internegatives, color reversals, intermediates, lavenders, fine grain master prints and matrices, and all other forms of pre-print elements), sound tracks, cutouts, trims and any and all other physical properties of every kind and nature relating to such Qualifying Picture whether in completed form or in some state of completion, and all masters, duplicates, drafts, versions, variations and copies of each thereof, in all formats whether on film, videotape, disk or other optical or electronic media or otherwise and all music sheets and promotional materials relating to such Qualifying Picture (collectively, the “Physical Materials”);
     (v) all collateral, allied, subsidiary and merchandising rights appurtenant or related to such Qualifying Picture including, without limitation, the following rights: all rights to produce remakes, sequels or prequels to such Qualifying Picture, based upon such Qualifying Picture, said literary properties or the theme of such Qualifying Picture and/or the text or any part of said literary properties; all rights throughout the world to broadcast, transmit and/or reproduce by means of television (including commercially sponsored, sustaining and subscription or “pay” television) or by streaming video or by other means over the internet or any other open or closed physical or wireless network or by any process analogous to any of the foregoing, now known or hereafter devised, such Qualifying Picture or any remake, sequel or prequel to the Qualifying Picture; all rights to produce primarily for television or similar use, a motion picture or series of motion pictures, by use of film or any other recording device or medium now known or hereafter devised, based upon such Qualifying Picture, said literary properties or any part thereof, including, without limitation, based upon any script, scenario or the like used in such Qualifying Picture; all merchandising rights including, without limitation, all rights to use, exploit and license others to use and exploit any and all commercial tie-ups of any kind arising out of or connected with said literary properties, such Qualifying Picture, the title or titles of such Qualifying Picture, the characters of such Qualifying Picture and/or said literary properties and/or the names or characteristics of said characters and including further, without limitation, any and all commercial exploitation in connection with or related to such Qualifying Picture, any remake, sequel or prequel thereof and/or said literary properties; provided, however, that the Collateral shall not include Derivative Rights with respect to a Qualifying Picture unless and until the occurrence of a

Default or Event of Default relating to such Qualifying Picture at which time the Collateral shall include the Derivative Rights of such Qualifying Picture and the Derivative Rights of each Excess Picture the Eligible Receivables of which were used to finance such Qualifying Picture in accordance with the terms hereof.
     (vi) all statutory copyrights, domestic and foreign, obtained or to be obtained on such Qualifying Picture, together with any and all copyrights obtained or to be obtained in connection with such Qualifying Picture or any underlying or component elements of such Qualifying Picture, including, in each case without limitation, all copyrights on the property described in subparagraphs (i) through (v) inclusive, of this definition, together with the right to copyright (and all rights to renew or extend such copyrights) and the right to sue in the name of any of the Credit Parties for past, present and future infringements of copyright;
     (vii) all insurance policies and completion guaranties connected with such Qualifying Picture and all proceeds which may be derived therefrom;
     (viii) all rights to distribute, sell, rent, license the exhibition of and otherwise exploit and turn to account such Qualifying Picture, the Physical Materials, the motion picture rights in and to the story and/or other literary material upon which such Qualifying Picture is based or from which it is adapted, and the music and musical compositions used or to be used in such Qualifying Picture;
     (ix) any and all sums, proceeds, money, products, profits or increases, including money profits or increases (as those terms are used in the UCC or otherwise) or other property obtained or to be obtained from the distribution, exhibition, sale or other uses or dispositions of such Qualifying Picture or any part of such Qualifying Picture, including, without limitation, all sums, proceeds, profits, products and increases, whether in money or otherwise, from the sale, rental or licensing of such Qualifying Picture and/or any of the elements of such Qualifying Picture including, without limitation, from collateral, allied, subsidiary and merchandising rights, and further including, without limitation, all monies held in any Collection Account;
     (x) the dramatic, nondramatic, stage, television, radio and publishing rights, title and interest in and to such Qualifying Picture, and the right to obtain copyrights and renewals of copyrights therein;
     (xi) the name or title of such Qualifying Picture and all rights of such Credit Party to the use thereof, including, without limitation, rights protected pursuant to trademark, service mark, unfair competition and/or any other applicable statutes, common law, or other rule or principle of law;
     (xii) any and all contract rights and/or chattel paper which may arise in connection with such Qualifying Picture;
     (xiii) all accounts and/or other rights to payment which such Credit Party presently owns or which may arise in favor of such Credit Party in the future, including, without limitation, any refund or rebate in connection with a completion guaranty or otherwise, all accounts and/or rights to payment due from Persons in connection with the distribution of such Qualifying Picture, or from the exploitation of any and all of the collateral, allied, subsidiary, merchandising and other rights in connection with such Qualifying Picture;
     (xiv) any and all “general intangibles” (as that term is defined in the UCC) not elsewhere included in this definition, including, without limitation, any and all general intangibles consisting of any right to payment which may arise in connection with the distribution or exploitation of any of the rights set out herein, and any and all general intangible rights in favor of such Credit Party for services or other performances by any third parties, including actors, writers, directors, individual producers and/or any and all other performing or nonperforming artists in any way connected with such Qualifying Picture, any and all general intangible rights in favor of such Credit Party relating to licenses of sound or other equipment, or licenses for any photograph or photographic or other processes, and any and all general intangibles related to the distribution or exploitation of such Qualifying Picture including general intangibles related to or which grow out of the exhibition of such Qualifying Picture and the exploitation of any and all other rights in such Qualifying Picture set out in this definition;
     (xv) any and all goods including, without limitation, inventory (as that term is defined in the UCC) which may arise in connection with the creation, production or delivery of such Qualifying Picture and which goods pursuant to any production or distribution agreement or otherwise are owned by such Credit Party;
     (xvi) all and each of the rights, regardless of denomination, which arise in connection with the acquisition, creation, production, completion of production, delivery, distribution, or other exploitation of such Qualifying Picture, including, without limitation, any and all rights in favor of such Credit Party, the ownership or control of which are or may become necessary or desirable, in the opinion of the Administrative Agent, in order to complete production of such Qualifying Picture in the event that the Administrative Agent exercises any rights it may have to take over and complete production of such Qualifying Picture;
     (xvii) any and all documents issued by any pledgeholder or bailee with respect to such Qualifying Picture or any Physical Materials (whether or not in completed form) with respect thereto;
     (xviii) any and all Collection Accounts or other bank accounts established by such Credit Party with respect to such Qualifying Picture;
     (xix) any and all rights of such Credit Party under any Distribution Agreements relating to such Qualifying Picture; and
     (xx) any and all rights of such Credit Party under contracts relating to the production or acquisition of such Qualifying Picture, including but not limited to, all contracts which have been delivered to the Administrative Agent pursuant to this Credit Agreement.

Notwithstanding the foregoing or any contrary provision herein or in any other Fundamental Document, Collateral shall not include the Excluded Assets.
          “Collection Account” shall have the meaning given to such term in Section 8.3 hereof.
          “Commitment” shall mean the commitment of each Lender to make Loans to the Borrowers and participate in Letters of Credit up to an aggregate amount not in excess at any one time outstanding of the amount set forth (a) opposite its name under the column entitled “Commitment” in the Schedule of Commitments, or (b) in any applicable Assignment and Assumption(s) to which it may be a party, as the case may be, as such amount may be reduced from time to time in accordance with the terms of this Credit Agreement, in each case as modified by Section 2.18 with regard to Defaulting Lenders.
          “Commitment Fee” shall have the meaning given to such term in Section 2.5 hereof.
          “Commitment Termination Date” shall mean (i) the Maturity Date or (ii) such earlier date on which the Commitments shall terminate in accordance with Section 2.6 or Article 7 hereof.
          “Complete” or “Completed” or “Completion” shall mean with respect to any Qualifying Picture, that (A) “Mandatory Delivery” or the equivalent as defined in and in accordance with the Completion Guaranty or Inter-Party Agreement relating to such Qualifying Picture has been made, and (B) if such Qualifying Picture was acquired by a Credit Party in whole or in part from a third party, the entire acquisition price or minimum advance shall have been paid and there is no condition or event (including, without limitation, the payment of money not yet due) the occurrence of which might result in such Credit Party losing any of its rights in such Qualifying Picture.
          “Completion Guaranty” shall mean a completion guaranty, in form and substance satisfactory to the Co-Administrative Agent, issued by an Approved Completion Guarantor, which guarantees that the subject Qualifying Picture will be Completed in a timely manner, or else payment made to the Administrative Agent on behalf of the Secured Parties of an amount at least equal to the aggregate amount of Loans made in connection with the production of such Qualifying Picture plus interest on, and other bank charges with respect to, such amount.
          “Completion Reserve Amount” shall mean an amount equal the estimated remaining cost to Complete a Qualifying Picture, including (i) the “Production Price”, “Strike Price” or equivalent amount as set forth in the Completion Guaranty or Inter-Party Agreement relating to such Qualifying Picture (net of (A) any funds previously deposited in the Production Account(s) for such Qualifying Picture or otherwise credited by the Approved Completion Guarantor against payment of such “Production Price”, “Strike Price” or equivalent amount and (B) amounts committed to be funded, but not yet funded, in connection with such Qualifying Picture on a cash-flow basis pursuant to an Approved Co-Financing Transaction), (ii) a reasonable reserve for interest estimated to accrue on the Loans with respect to such Qualifying Picture and (iii) the cost of any excluded items, enhancements, rights acquisition fees or other items necessary to complete and deliver such Qualifying Picture that will not be the responsibility of the Approved Completion Guarantor for such Qualifying Picture.
          “Consolidated Subsidiaries” shall mean all Subsidiaries of a Person which are required or permitted to be consolidated with such Person for financial reporting purposes in accordance with GAAP.
          “Contributed Amount” shall mean the amount of excess Borrowing Base credit related to an Excess Picture that may be contributed by a Borrower in accordance with sub-clause (a) of the definition of “Borrowing Base” to fund a Gap Picture and/or satisfy the minimum equity/excess Borrowing Base tests set forth in Section 4.2(p) and Section 5.23.
          “Contribution Agreement” shall mean the contribution agreement substantially in the form of Exhibit F hereto, as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time.
          “Convertible Senior Subordinated Notes” shall mean (i) LGEI’s 2.9375% Convertible Senior Subordinated Notes due 2024 which were issued in October 2004 and (ii) LGEI’s 3.625% Convertible Subordinated Notes due 2025 which were issued in February 2005.
          “Copyright Security Agreement” shall mean a Copyright Security Agreement, substantially in the form of Exhibit B hereto, as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time.
          “Corporate Facility” shall mean that certain Second Amended and Restated Credit, Security, Guaranty and Pledge Agreement dated as of July 25, 2008 among LGEI, Lions Gate UK Limited and Lions Gate Australia Pty Limited, as Borrowers, certain guarantors referred to therein, certain lenders referred to therein, the Administrative Agent and Wachovia Bank, N.A., as syndication agent (as it may be amended, supplemented or otherwise modified, renewed or replaced from time to time).
          “Credit Exposure” shall mean, without duplication, with respect to any Lender, the sum of such Lender’s (i) aggregate principal amount of outstanding Loans hereunder, (ii) Pro Rata Share of the then current L/C Exposure, and (iii) Pro Rata Share of the unused amount of the Commitment then in effect.
          “Credit Parties” shall mean Parent, each of the Borrowers and the Guarantors and “Credit Party” means any one of them.
          “Currency Agreement” shall mean any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement designed to protect a Credit Party against fluctuations in currency values.
          “Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
          “Defaulting Borrower” shall mean a Borrower that has caused an Event of Default under Article 7 hereof.

          “Defaulting Lender” shall mean any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit within three (3) Business Days of the date required to be funded by it hereunder, unless the subject of a good faith dispute, (b) notified the Administrative Agent, the Issuing Bank, any Lender (subject to such Lender having given notice thereof to the Administrative Agent) or a Borrower (subject to such Borrowers having given notice thereof to the Administrative Agent) in writing that it does not intend to comply with any of its funding obligations under this Credit Agreement unless the subject of a good faith dispute or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Credit Agreement unless the subject of a good faith dispute, (c) failed, within three (3) Business Days after written request by the Administrative Agent, to confirm that it will comply with the terms of this Credit Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, provided that such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within five (5) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent, or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any ownership interest in such Lender or parent company thereof or the exercise of control over a Lender or parent company thereof by a governmental authority or instrumentality thereof
          “Derivative Rights” shall mean all rights to produce any derivative works based on a Qualifying Picture, the underlying literary material, its storyline or anyone or more of its characters, including all remakes, sequels and prequels of such Qualifying Picture, and all rights to own, control, develop, produce and exploit such remakes, sequels or prequels for viewing in any medium or media now known or hereafter devised, whether in theaters or home video or on television (including all rights to produce, exhibit, distribute and otherwise exploit additional motion pictures based upon the literary and musical materials upon which the Qualifying Picture is based or depicting any of the characters appearing therein, whether intended for initial exhibition in theatres, on television, by means of audio visual cassettes, or by any other means now or hereafter known) and all rights to produce, distribute and otherwise exploit on television or via any other non-theatrical form of exhibition (including the worldwide web, the internet, any on-line services or any other form of interactive or streaming communications) any television program, television production, television pilot, movie of the week, television series, television spin-off, single features or an episode in a series, or any other audio visual work based on the film, its storyline, or anyone or more of its characters.
          “Distribution Agreements” shall mean (i) any and all agreements entered into by a Credit Party or hereafter entered into by a Credit Party (or a Sponsor on behalf of a Credit Party) pursuant to which such Credit Party sells, leases, licenses or assigns distribution rights or other exploitation rights to any Qualifying Picture to an un-Affiliated Person and (ii) any and all agreements entered into by a Credit Party (or hereafter entered into by a Credit Party) and a

Sponsor pursuant to which such Credit Party sells, leases, licenses or assigns distribution rights or other exploitation rights to any Qualifying Picture.
          “Eligible L/C Receivable” shall have the same definition as an Eligible Receivable except that (i) an Acceptable L/C shall have been delivered to the Administrative Agent for the full amount of the receivable and (ii) such receivable need not be with an Acceptable Obligor.
          “Eligible Receivables” shall mean, at any date at which the amount thereof is to be determined, an amount equal to the sum of (a) all net amounts which pursuant to a binding agreement are contractually obligated to be paid to any Credit Party either unconditionally or subject only to normal delivery requirements, and which are reasonably expected by the Borrowers to be payable and collected from Acceptable Obligors on or prior to the Maturity Date minus (b) the sum, without double-counting, of (i) the following items (based on the relevant Credit Party’s then best estimates but only to the extent any such amounts are reasonably likely to be payable by a Borrower prior to the payment in full of such Borrower’s Obligations and the release of such Borrower from the Facility): royalties, residuals, commissions, participations and other payments to third parties, collection/distribution expenses and commissions, home video fulfillment costs, taxes (including foreign withholding, remittance and similar taxes) chargeable in respect of such accounts receivable, and any other projected expenses of a Credit Party arising in connection with such amounts and (ii) the outstanding amount of unrecouped advances made by a distributor to the extent subject to repayment by a Credit Party or adjustment or recoupment, but Eligible Receivables shall not include amounts:
          (a) in the aggregate due from a single Acceptable Obligor which are in excess of the Allowable Amount with respect to such Acceptable Obligor or, in the case of an Affiliated Group, in the aggregate due from the relevant Acceptable Obligors with respect to that Affiliated Group, unless in either case such excess is supported by an Acceptable L/C;
          (b) which in the sole judgment of the Administrative Agent, are subject to material conditions precedent to payment (including a material performance obligation or a material executory aspect on the part of a Credit Party or any other party or obligations contingent upon future events not within the relevant Credit Party’s direct control); provided, however, that otherwise Eligible Receivables which are attributable to Qualifying Picture acquired from a third party shall not be excluded pursuant to this clause (b) if the entire acquisition price or minimum advance shall have been paid to the extent then due and there is no material condition or event (other than payment of the remaining purchase price) the occurrence of which would likely result in any Credit Party losing its rights in such Qualifying Picture;
          (c) which, in the case of any payment or portion thereof which is due upon delivery or notice of availability, is more than 60 days past due (subject to any inspection, cure, default and arbitration periods not to exceed 110 days in the aggregate), or in the case of any other payment or portion thereof is more than 90 days past due;
          (d) which are theatrical receivables;

          (e) to be paid in a currency other than United States Dollars, unless hedged in a manner satisfactory to the Administrative Agent or Co-Administrative Agent;
          (f) to the extent included in the Credit Parties’ estimated bad debts;
          (g) for which there is bona fide request for a material credit, adjustment, compromise, offset, counterclaim or dispute; provided, however, that only the amount in question shall be excluded from such receivable;
          (h) which arise from a multi-picture Distribution Agreement which allows the obligor on such receivable to exercise a right of offset or recoupment for any amount payable to or advanced by such obligor under such Distribution Agreement, against any amount payable with respect to such receivable; provided, however, that only the maximum amount which such obligor may offset or recoup shall be excluded from Eligible Receivables;
          (i) which are attributable to a Qualifying Picture in which a Credit Party cannot warrant sufficient title to the underlying rights to justify such receivable;
          (j) which are attributable to a Qualifying Picture that is or will be sub-distributed by a Sponsor in which the Administrative Agent (for the benefit of the Secured Parties) does not have a first priority perfected accommodation security interest granted by such Sponsor in the distribution rights of such Sponsor and any and all rights under any such sub-distribution agreement;
          (k) in which the Administrative Agent (for the benefit of the Secured Parties) does not have a first priority perfected security interest (except for amounts attributable to Qualifying Picture for which a guild is entitled to a first priority security interest after repayment of the Loans relating to such Qualifying Picture pursuant to an intercreditor agreement entered into between such guild and the Administrative Agent in accordance with Section 6.2(b) hereof) and for which adequate reserves have been established under the Borrowing Base for such Qualifying Picture;
          (l) which are determined by the Administrative Agent or the Co-Administrative Agent in its reasonable discretion, acting in good faith, upon written notice from such Agent to the other Agent and Parent and effective 10 days subsequent to Parent’s receipt of such notice, to be unacceptable;
          (m) which are attributable to a Qualifying Picture as to which the Co-Administrative Agent has not received a fully executed laboratory access letter or pledgeholder agreement for a laboratory holding physical elements sufficient to fully exploit the rights held by the Credit Party in such Qualifying Picture;
          (n) which may be subject to repayment to the extent not earned by performance (other than performance consisting of delivery), but only to the extent of the maximum potential reduction or repayment;
          (o) which are attributable to a Qualifying Picture which has not been Completed unless the relevant Credit Party is in compliance with all covenants and conditions set forth herein applicable to the production and financing of such Qualifying Picture, including without limitation, delivery of a Completion Guaranty which guarantees delivery of any and all elements the delivery (or deliveries) of which constitutes a condition precedent to the payment by a distributor to the Borrower (or the Administrative Agent as the assignee of the Borrower) of any and all amounts payable under the applicable Distribution Agreement;
          (p) which are attributable to any Qualifying Picture which has not been Completed to the extent that such receivable amounts exceed the amount which would be paid to the Co-Administrative Agent under the related Completion Guaranty if the Qualifying Picture were abandoned as of the date of computation of the Borrowing Base (except that if a Letter of Credit is issued hereunder in order to support the Credit Party’s minimum payment obligation to acquire distribution rights in a Qualifying Picture, amounts attributable to such rights may be treated as Eligible Receivables (even though the Qualifying Picture has not yet been Completed) but only if (A) proof of Completion of the Qualifying Picture must be presented in order to draw under the Letter of Credit, (B) the portion of the Borrowing Base attributable to such Eligible Receivables for such Qualifying Picture does not exceed the amount of such Letter of Credit for such Qualifying Picture, and (C) such amounts otherwise meet all of the applicable criteria for inclusion as Eligible Receivables);
          (q) with respect to which the Co-Administrative Agent has not received a fully-executed Notice of Assignment and Irrevocable Instructions;
          (r) which are intended to be used to support Loans to finance a Qualifying Picture but will not become due and payable until more than nine (9) months after Completion of the Qualifying Picture being supported. For the avoidance of doubt, this exclusion shall not apply to Eligible Receivables used to satisfy the minimum excess Borrowing Base test set forth in Sections 4.2(p) and 5.23 hereof;
          (s) which relate to a Distribution Agreement for a Qualifying Picture as to which the Co-Administrative Agent has not received a fully executed copy (unless waived by the Co-Administrative Agent); or
          (t) which will not become due and payable until after the Maturity Date.
          “Environmental Laws” shall mean any and all federal, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material or environmental protection or health and safety, as now or at any time hereafter in effect, including without limitation, the Clean Water Act also known as the Federal Water Pollution Control Act (“FWPCA”), 33 U.S.C. § 1251 et seq., the Clean Air Act (“CAA”), 42 U.S.C. §§ 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act (“FIFRA”), 7 U.S.C. §§ 136 et seq., the Surface Mining Control and Reclamation Act (“SMCRA”), 30 U.S.C. §§ 1201 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), Public Law 99-499, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act (“EPCRA”), 42 U.S.C. § 11001 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the

Occupational Safety and Health Act as amended (“OSHA”), 29 U.S.C. § 655 and § 657 and other such laws relating to the storage, transportation, treatment and disposal of Hazardous Substances into the air, surface water, ground water, land surface, subsurface strata or any building or structure and, together, in each case, with any amendment thereto, and the regulations adopted pursuant thereto.
          “Equity Interests” means shares of the capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person or any warrants, options or other rights to acquire such interests.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as heretofore and hereafter amended, as codified at 29 U.S.C. § 1001 et seq. and the regulations promulgated thereunder.
          “ERISA Affiliate” shall mean each Person (as defined in Section 3(9) of ERISA) which is treated as a single employer with any Credit Party under Section 414(b), (c), (m) or (o) of the Code.
          “Event of Default” shall have the meaning given to such term in Article 7 hereof.
          “Excess Picture” shall have the meaning given to such term in sub-clause (a) of the definition of “Borrowing Base”.
          “Excluded Assets” shall mean the rights of any Credit Party under any agreement to the extent that pursuant to the terms of such agreement, the granting of a security interest in such rights would result in a termination or right of termination of, or is otherwise prohibited under, such agreement by the other party thereto, but only to the extent such prohibition on assignment is enforceable; provided, however, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Credit Party shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect; provided, further that the Credit Parties hereby covenant to use their commercially reasonable efforts consistent with industry practice not to enter into any agreement that would exclude such rights from the Collateral in the future.
          “Facility” shall have the meaning given to such term in the Introductory Statement hereof.
          “FASB” shall mean the Financial Accounting Standards Board or any successor body.
          “Fee Letters” shall mean (i) that certain letter agreement dated as of July 7, 2009 between LGEI on the one hand, and the Administrative Agent and JPMorgan Securities Inc. on the other hand and (ii) that certain letter agreement dated as of July 7, 2009 between LGEI on the one hand, and the Co-Administrative Agent on the other hand, in each case relating to the payment of certain fees by the Borrowers.
          “Fundamental Documents” shall mean this Credit Agreement, the Notes, the Sponsor Inducement Agreement, the Pledgeholder Agreements, the Laboratory Access Letters,

the Copyright Security Agreement, the Trademark Security Agreement, the Notices of Assignment and Irrevocable Instruction, the Contribution Agreement, any Instrument of Assumption and Joinder, UCC financing statements and any other ancillary documentation which is required to be or is otherwise executed by any Credit Party and delivered to the Administrative Agent in connection with this Credit Agreement or any of the documents listed above.
          “GAAP” shall mean generally accepted accounting principles in the United States of America from time to time consistently applied (except for accounting changes in response to FASB releases, or other authoritative pronouncements).
          “Gap Picture” shall have the meaning given to such term in sub-clause (a) of the definition of “Borrowing Base”.
          “Governmental Authority” shall mean any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States, Canada or any foreign jurisdiction.
          “Guarantors” shall mean (i) Parent with respect to the obligations of the Borrowers; provided that such guarantee shall be limited (a) with respect to Collateral consisting of the Pledged Securities of a particular Borrower, to the amount of the Loans made to such Borrower plus the Contributed Amount of such Borrower (if any) and (b) in all other respects, to an amount equal to the sum of (A) the Minimum Equity Amount plus (B) any Additional Pay TV Receivables which Parent elects to use in the Borrowing Base calculation with respect to Loans for any Qualifying Picture or to satisfy the minimum equity/excess Borrowing Base tests set forth in Section 4.2(p) and Section 5.23 and (ii) each Borrower that contributed Excess Receivables to finance a Gap Picture with respect to the Obligations related to such Gap Picture; provided that such guarantee shall not exceed the Contributed Amount.
          “Guaranty” shall mean, as to any Person, any direct or indirect obligation of such Person guaranteeing or intended to guarantee any Indebtedness, Capital Lease, dividend or other monetary obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, by contract, as a general partner or otherwise, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (c) to purchase property, securities or services, in each case, primarily for the purpose of assuring the performance by the primary obligor of any such primary obligation. The amount of any Guaranty shall be deemed to be an amount equal to (x) the stated or determinable amount of the primary obligation in respect of which such Guaranty is made (or, if the amount of such primary obligation is not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder)) or (y) the stated maximum liability under such Guaranty, whichever is less.

          “Hazardous Materials” shall mean any flammable materials, explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or similar materials defined in any Environmental Law.
          “Incremental Facility” shall have the meaning given to such term in Section 2.17(a) hereof.
          “Indebtedness” shall mean (without double counting), at any time and with respect to any Person, (i) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services purchased (other than amounts constituting trade payables (payable within 90 days) arising in the ordinary course of business); (ii) obligations of such Person in respect of letters of credit, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (iii) obligations of such Person under Capital Leases; (iv) deferred payment obligations of such Person resulting from the adjudication or settlement of any litigation; and (v) (without duplication) indebtedness of others of the type described in clauses (i), (ii), (iii) and (iv) hereof which such Person has (a) directly or indirectly assumed or guaranteed in connection with a Guaranty or (b) secured by a Lien on the assets of such Person, whether or not such Person has assumed such indebtedness (provided, that if such Person has not assumed such indebtedness of another Person then the amount of indebtedness of such Person pursuant to this clause (v) for purposes of this Credit Agreement shall be equal to the lesser of the amount of the indebtedness of the other Person or the fair market value of the assets of such Person which secures such other indebtedness).
          “Initial Date” shall mean (i) in the case of the Administrative Agent and the Issuing Bank, the date hereof, (ii) in the case of each Lender which is an original party to this Credit Agreement, the date hereof and (iii) in the case of any other Lender, the effective date of the Assignment and Acceptance pursuant to which it became a Lender.
          “Initial Funding Date” shall mean, with respect to a Qualifying Picture, the earliest date on which the initial extension of credit is made hereunder following satisfaction or waiver of all of the applicable conditions set forth in Article 4 hereof.
          “Instrument of Assumption and Joinder” shall mean an Instrument of Assumption and Joinder substantially in the form of Exhibit J hereto.
          “Intercreditor Agreement” shall mean (A) that certain Subordination and Intercreditor Agreement, dated as of the date hereof and attached hereto as Exhibit L, among (i) JPMorgan Chase Bank, N.A., as Administrative Agent for the lenders under the Corporate Facility, (ii) JPMorgan Chase Bank, N.A., as Administrative Agent for the Secured Parties, (iii) LGEI, and (iv) Parent or (B) any replacement intercreditor and subordination agreement approved by the Administrative Agent entered into after the date hereof to account for the issuance of Subordinated Debt (as defined in and issued in accordance with the Corporate Facility) which shall be subordinate to the Obligations; provided that such replacement agreement shall not contain terms more favorable to the holders of such Subordinated Debt than the corresponding provisions applicable to the lenders under the Corporate Facility.

          “Interest Deficit” shall have the meaning given to such term in Section 2.14 hereof.
          “Interest Payment Date” shall mean (i) as to any LIBO Rate Loan having an Interest Period of two or three months, the last day of such Interest Period, (iii) as to any LIBO Rate Loan having an Interest Period of more than three months, the last day of such Interest Period and, in addition, each date during such Interest Period that would be the last day of an Interest Period commencing on the same day as the first day of such Interest Period but having a duration of three months or an integral multiple thereof and (iii) with respect to Alternate Base Rate Loans, the last Business Day of each March, June, September and December.
          “Interest Period” shall mean as to any LIBO Rate Loan, the period commencing on the date such Loan is made, continued or converted or the last day of the preceding Interest Period and ending on the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is two, three, six, nine or twelve months thereafter as the Borrowers may elect; provided, however, that (i) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case, such Interest Period shall end on the next preceding Business Day, (ii) no Interest Period may be selected which would end later than the Maturity Date, (iii) interest shall accrue from and including the first day of such Interest Period to but excluding the last date of such Interest Period and (iv) no Interest Period of nine or twelve months may be selected unless such Interest Period is generally available in the market (as determined by the Administrative Agent at the time of each request) and is consented to by all the Lenders.
          “Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, synthetic cap, collar or floor or other financial agreement or arrangement designed to protect a Credit Party against fluctuations in interest rates.
          “Interest Rate Type” shall have the meaning given to such term in Section 2.1(d) hereof.
          “Interparty Agreement” shall mean, with respect to each Qualifying Picture, an interparty agreement among (i) the Administrative Agent, (ii) the Co-Administrative Agent, (iii) the applicable Credit Party, (iv) the applicable distributor and (v) an Approved Completion Guarantor, which agreement shall be in form and substance satisfactory to Co-Administrative Agent, as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time.
          “Investment” shall mean any stock, evidence of indebtedness or other security of any Person, any loan, advance, contribution of capital, extension of credit or commitment therefor (including, without limitation, the Guaranty of loans made to others, but excluding current trade and customer accounts receivable arising in the ordinary course of business and payable in accordance with customary trading terms in the ordinary course of business), any purchase of (i) any security of another Person or (ii) any business or undertaking of any Person or any commitment to make any such purchase, or any other investment.

          “Issuing Bank” shall mean JPMorgan Chase Bank, N.A., a national banking association in its capacity as such.
          “Laboratory” shall mean any laboratory acceptable to the Administrative Agent which is located in the United States, Canada, the U.K., Australia or any other jurisdiction which may be acceptable to the Administrative Agent in its discretion and is a party to a Pledgeholder Agreement or a Laboratory Access Letter.
          “Laboratory Access Letter” shall mean a letter agreement among (i) a Laboratory holding any elements of any Qualifying Picture to which any Credit Party has the right of access, (ii) such Credit Party and (iii) the Administrative Agent, substantially in the form of Exhibit C hereto or a form otherwise acceptable to the Administrative Agent.
          “L/C Exposure” shall mean, at any time for which it is to be determined, the amount expressed in U.S. Dollars of the aggregate face amount of all drafts which may then or thereafter be presented by beneficiaries under all Letters of Credit issued to the Borrowers then outstanding plus (without duplication), the face amount of all drafts which have been presented or accepted under all Letters of Credit issued to the Borrowers but have not yet been paid or have been paid but not reimbursed, whether directly or from the proceeds of a Loan hereunder.
          “Lender” and “Lenders” shall mean the financial institutions whose names appear on the signature pages hereof and any assignee of a Lender pursuant to Section 13.3 hereof, and their respective successors or any additional financial institutions which subsequently becomes a “Lender” hereunder in connection with the Incremental Facility in accordance with Section 2.17 hereof.
          “Lending Office” shall mean, with respect to any of the Lenders, the branch or branches (or affiliate or affiliates) from which such Lender’s LIBO Rate Loans or Alternate Base Rate Loans, as the case may be, are made or maintained and for the account of which all payments of principal of, and interest on, such Lender’s LIBO Rate Loans or Alternate Base Rate Loans are made, as notified to the Administrative Agent from time to time.
          “Letter of Credit” shall mean a letter of credit issued by the Issuing Bank pursuant to Section 2.3 hereof.
          “LGEC” means Lions Gate Entertainment Corp. and its successors.
          “LGEI” means Lions Gate Entertainment, Inc. and its successors.
          “LGF” means Lions Gate Films Inc. and its successors.
          “LIBO Rate” shall mean, with respect to the Interest Period for a LIBOR Loan, an interest rate per annum equal to the greater of (x) 1.00% per annum and (y) the quotient of (a) (i) the British Bankers’ Association (the “BBA”) Interest Settlement Rate per annum at which deposits in U.S. dollars are offered in London, England to prime banks in the London Interbank market for such Interest Period as displayed on Telerate Screen page 3750 as of 11:00 a.m. (London time) two (2) Business Days before the first day of such Interest Period in an amount substantially equal to the Administrative Agent’s portion of such LIBOR Loan comprising part of such Borrowing to be outstanding during such Interest Period. Telerate Screen page 3750 means the display designated as page 3750 on the Dow Jones Telerate Service (or such other page as may replace page 3750 on that service or such other service as may be nominated by the BBA as the information vendor for the purpose of displaying BBA Interest Settlement Rates for U.S. dollars) or (ii) if the rate described in clause (a)(i) of this definition does not appear on Telerate Screen page 3750 on any relevant date of determination, the average of the rates at which Dollar deposits approximately equal in principal amount to the Administrative Agent’s portion of such LIBOR Loan and for a maturity equal to the applicable Interest Period are offered to the Lending Office of the Administrative Agent in immediately available funds in the London Interbank Market for Eurodollars at approximately 11:00 a.m., London time, two (2) Business Days before the commencement of such Interest Period, in each case, divided by (b) one minus the applicable statutory reserve requirements of the Administrative Agent, expressed as a decimal (including without duplication or limitation, basic, supplemental, marginal and emergency reserves), from time to time in effect under Regulation D or similar regulations of the Board. For purposes of this definition, LIBOR Loans made hereunder shall be deemed to constitute Eurocurrency Liabilities as defined in Regulation D and to be subject to the reserve requirements of Regulation D.
          “LIBO Rate Loan” shall mean a Loan based on the LIBO Rate in accordance with the provisions of Article 2.
          “Licensing Intermediary” shall mean any of Fintage House BV, Freeway or any other licensing intermediary acceptable to the Agents.
          “Lien” shall mean any mortgage, copyright mortgage, pledge, security interest, encumbrance, lien or charge or any other claim of any kind whatsoever (including, without limitation, any conditional sale or other title retention agreement, any agreement to grant a security interest at a future date, any lease in the nature of security, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction).
          “Loan” or “Loans” shall mean the loans made hereunder denominated in U.S. Dollars to the Borrowers in accordance with Section 2.1 hereof.
          “Margin Stock” shall be as defined in Regulation U of the Board.
          “Material Adverse Effect” shall mean any change or effect that (a) has a materially adverse effect on the business, assets, properties, operations or financial condition of the Credit Parties taken as a whole, (b) materially impairs the legal right, power or authority of any Credit Party to perform its respective obligations under the Fundamental Documents to which it is a party or (c) materially impairs the validity or enforceability of, or materially impairs the rights, remedies or benefits available to the Lenders under, the Fundamental Documents; provided, however, that any event or condition will be deemed to have a “Material Adverse Effect” if such event or condition when taken together with all other events and conditions occurring or in existence at such time (including all other events and conditions which, but for the fact that a representation, warranty or covenant is subject to a “Material Adverse Effect” exception, would cause such representation or warranty contained herein to be untrue or such covenant to be breached) would result in a “Material Adverse Effect”, even though, individually, such event or condition would not do so.
          “Maturity Date” shall mean April 6, 2013 (i.e. three and one-half years after the Closing Date).
          “Minimum Equity Account” shall have the meaning given to such term in Section 4.1(q) hereof.
          “Minimum Equity Amount” shall mean an amount equal to the greater of (i) $25,000,000 and (ii) 35% of the maximum aggregate Borrowing Base exposure to LGEI and its Affiliates permitted under the definition of “Borrowing Base” (i.e. 35% of 45% of the Total Commitment).
          “Moody’s” shall mean Moody’s Investors Service, Inc.
          “Multiemployer Plan” shall mean a plan described in Section 4001(a)(3) of ERISA to which any Credit Party or ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the five preceding plan years made or accrued an obligation to make contributions.
          “Negative Pick-up Obligation” means, with respect to any Qualifying Picture produced by a third party, a commitment to pay a certain sum of money or other Investment made by the Credit Party in order to obtain ownership or distribution rights in such Qualifying Picture, but which does not require any payment unless or until the requirements of clause (A) of the definition of Completion have been satisfied. Negative Pick-up Obligation includes both “traditional” negative pickup arrangements and indirect structures.
          “Note” or “Notes” shall have the meaning given to such term in Section 2.2 hereof.
          “Notice of Assignment and Irrevocable Instructions” shall mean the Notice of Assignment and Irrevocable Instructions in a form acceptable to the Administrative Agent, including, without limitation, the inclusion of such notice and instructions in a Distribution Agreement.
          “Obligations” shall mean (a) the individual obligation of each Borrower to make due and punctual payment of (i) principal of and interest on its Loans, the Per Picture Fee, any reimbursement obligations in respect of its Letters of Credit, monetary obligations of such Borrower pursuant to an Interparty Agreement, costs and attorneys’ fees and all other monetary obligations of such Borrower to the Administrative Agent, Co-Administrative Agent, the Documentation Agent, the Issuing Bank or any Lender under this Credit Agreement, the Notes or any other Fundamental Document, (ii) principal of and interest on the Loans related to any Gap Picture that was financed using excess Eligible Receivables attributable to such Borrower plus the amount of Excess Receivables contributed by such Borrower to satisfy the minimum equity/excess Borrowing Base tests set forth in Section 4.2(p) and Section 5.23 (not to exceed the Contributed Amount), (iii) all amounts payable by such Borrower to any Lender under any Currency Agreement or Interest Rate Protection Agreement permissible in accordance with

Section 6.20 hereof, provided that such Lender will use commercially reasonable efforts to provide notice thereof to the Administrative Agent within ten (10) Business Days after execution of such Currency Agreement (it being understood and agreed that the failure to provide such notice within ten (10) Business Days of the execution of such agreements will not result in the exclusion of the amounts payable pursuant to such agreements from the term ‘Obligations’) and (iv) amounts payable to JPMorgan Chase Bank, N.A. or any of its Affiliates in connection with any bank account maintained by such Borrower at JPMorgan Chase Bank, N.A. or any such Affiliate or any other banking services provided to such Borrower by JPMorgan Chase Bank, N.A. or any such Affiliate and (b) the individual obligation of the Parent to make due and punctual payment of the face amount of the Commitment Fees and amounts due under the Fee Letter and its obligations as a Guarantor hereunder (as limited by the definition of “Guarantor” hereunder).
          “Other Foreign Debtor” shall mean any Person listed as such on Schedule 1.2 hereto (as modified from time to time in accordance with Section 2.16).
          “Other Receivables” shall mean those receivables or other rights to receive payments that meet all of the requirements of an “Eligible Receivable” other than that the obligor is not an Acceptable Obligor.
          “Participations” shall mean any amount payable to any third parties who furnish rights and/or render services in connection with any Qualifying Picture, whether characterized as a deferment, gross participation, net participation, profit participation, contingent compensation, box office bonus, award or credit bonus or otherwise, which amount is based, dependent, computed, or payable, in whole or in part, on the net or gross receipts, earnings, or proceeds derived from such Qualifying Picture or any percentage of the foregoing or is payable at such time as any such receipts, earnings or proceeds equal a specified amount, or any similar type of payment or the economic equivalent thereof, but the term “Participations” shall not, in any case, include obligations to co-financiers pursuant to an Approved Co-Financing Transaction.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.
          “Percentage” shall mean with respect to any Lender, the percentage of the Total Commitment represented by such Lender’s Commitment; provided, that in the case of Section 2.18 hereof, when a Defaulting Lender shall exist, the term “Percentage” shall mean the percentage of the Total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
          “Permitted Liens” shall mean Liens permitted under Section 6.2 hereof.
          “Person” shall mean any natural person, corporation, division of a corporation, limited liability company, partnership, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.

          “Physical Materials” shall have the meaning given to such term in paragraph (iv) of the definition of “Collateral” herein.
          “Per Picture Fee” shall mean an amount equal to 0.50% of the Completion Reserve Amount of a Qualifying Picture; provided that such fee will be increased by 0.50% of the amount by which such Completion Reserve Amount is increased (if any) after the Initial Funding Date for such Qualifying Picture and such increased amount shall be payable upon each date such Completion Reserve Amount is increased (if ever).
          “Pledged Collateral” shall mean the Pledged Securities and any proceeds (as defined in Section 9-306(1) of the UCC) of the Pledged Securities.
          “Pledged Securities” shall mean all of the issued and outstanding capital stock or other Equity Interests of each of the Borrowers and all other equity securities or interests now owned or hereafter acquired by any of the Credit Parties, including without limitation the securities listed in Schedule 3.7 hereto.
          “Pledgeholder Agreement” shall mean a laboratory pledgeholder agreement among a Borrower (or Borrowers), the Administrative Agent, certain distributors (as applicable), the Approved Completion Guarantor (if there is one), and one or more Laboratories, substantially in the form of Exhibit D-1 (for Uncompleted Pictures) or Exhibit D-2 hereto (for Completed Pictures), or in such other form and with such additional parties as shall be acceptable to the Administrative Agent.
          “Pledgor” shall mean Parent.
          “Pro Rata Share” shall mean with respect to any Obligation or other amount, each Lender’s pro rata share of such Obligation or other amount determined in accordance with such Lender’s Percentage.
          “Produced Picture” shall mean any Qualifying Picture with respect to which (i) a Borrower is obligated to pay its share of direct negative costs in scheduled installments over the course of production and (ii) such Borrower controls production and otherwise acts as “lead studio”.
          “Production Accounts” shall mean individually or collectively, as the context so requires, each demand deposit account established by a Credit Party at a commercial bank located in the United States of America that is acceptable to the Administrative Agent, for the sole purpose of paying the production costs or acquisition costs of a particular Qualifying Picture.
          “Qualifying Picture” shall mean a feature length motion picture intended for either theatrical and/or home video release produced or acquired (or to be produced or acquired) by a Borrower which satisfies the following criteria: (i) such picture is declared by a Borrower as a Qualifying Picture pursuant to a Qualifying Picture declaration, (ii) the scheduled date of Completion is no later than the Maturity Date, (iii) such Qualifying Picture has a minimum budget of [REDACTED]; and (iv) with respect to a Produced Picture (subject to the rights under copyright granted to a distributor of the Qualifying Picture under any applicable distribution agreements), such Borrower is or will be (x) the copyright owner in respect of such picture, or (y) the owner (without risk of reversion) of distribution rights for at least the first cycle with regard to all territories to be licensed by such Borrower for which it seeks credit in the Borrowing Base for such Qualifying Picture.
          “Qualifying Picture Declaration” shall mean with respect to a Qualifying Picture, a declaration substantially in the form of Exhibit K hereto to be executed by an Authorized Officer of the Borrower and delivered by the Borrower to the Co-Administrative Agent in accordance with Section 4.2(a) hereof.
          “Quiet Enjoyment” shall have the meaning given such term in Section 8.13 hereof.
          “Regulation T”, “Regulation U” or “Regulation X” shall mean such regulation of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA, other than a reportable event as to which provision for 30-day notice to the PBGC would be waived under applicable regulations had the regulations in effect on the Closing Date been in effect on the date of occurrence of such reportable event.
          “Required Lenders” shall mean Lenders holding at least 51% of the Total Credit Exposure.
          “Restricted Payment” shall mean (i) any distribution, cash dividend or other direct or indirect payment on account of shares of any Equity Interest in any Credit Party, (ii) any redemption or other acquisition, re-acquisition or retirement by a Credit Party of any Equity Interest in any Credit Party or an Affiliate, now or hereafter outstanding, (iii) any payment made to retire, or obtain the surrender of, any outstanding warrants, puts or options or other rights to purchase or otherwise acquire any Equity Interest in any Credit Party or an Affiliate, now or hereafter outstanding and (v) any payment under any Synthetic Purchase Agreement.
          “Rights Agreements” shall have the meaning given such term in Section 4.2(g).
          “S&P” shall mean Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.
          “Secured Party” or “Secured Parties” means the Administrative Agent, the Issuing Bank, the Co-Administrative Agent, the Lenders, and, if applicable, the counterparty to a Synthetic Purchase Agreement and any other party which is secured by the Liens granted to the Administrative Agent hereunder and under the Fundamental Documents from time to time pursuant to the terms hereof and thereof.
          “Sharing Event” shall mean that (i) an Event of Default shall have occurred and be continuing and such Event of Default shall either be (x) an Event of Default specified in paragraph (h) or (i) of Article 7 hereof or (y) any other Event of Default for which the Administrative Agent has opted to, or has been directed by the Required Lenders to, declare the principal of and interest on the Loans and Notes and all other amounts payable hereunder or thereunder to be forthwith due and payable or (ii) any of the Borrowers have failed to pay all of their respective outstanding Obligations at the Maturity Date.
          “Sponsor” shall mean LGEI, Mandate Pictures LLC, Mandate International, LLC, LGF or such other Affiliate of LGEC approved in writing by the Administrative Agent and the Co-Administrative Agent.
          “Sponsor Inducement Agreement” shall mean that certain Sponsor Inducement Agreement among the Administrative Agent, the Co-Administrative Agent, LGEI and LGF.
          “Strike Price” shall mean, with respect to any Qualifying Picture, the amount of funds required to be provided for the production of such Qualifying Picture under the relevant Completion Guaranty.
          “Subsidiary” shall mean with respect to any Person, any corporation, association, joint venture, partnership, limited liability company or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.
          “Synthetic Purchase Agreement” means any swap, derivative or other agreement or combination of agreements pursuant to which any Credit Party is or may become obligated to make (i) any payment in connection with a purchase by any third party from a Person other than a Credit Party of any Equity Interest in any Credit Party or (ii) any payment (other than on account of a permitted purchase by it of any Equity Interest in any Credit Party) the amount of which is determined by reference to the price or value at any time of any Equity Interest in any Credit Party; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of a Credit Party (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.
          “Total Commitment” shall mean the aggregate amount of the Commitments then in effect of all Lenders, as such amount may be reduced from time to time in accordance with the terms of this Credit Agreement.
          “Total Credit Exposure” shall mean an amount equal to (i) the aggregate principal amount of all outstanding Loans hereunder, plus (ii) the then current amount of L/C Exposure, plus (iii) the aggregate amount of the unused Total Commitments then in effect.
          “Trademark Security Agreement” shall mean the Trademark Security Agreement substantially in the form of Exhibit E hereto to be executed by the Borrowers, as such agreement may be amended, supplemented or otherwise modified, renewed or replaced from time to time.
          “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York on the date of execution of this Credit Agreement.

          “Uncompleted” shall mean not Completed.
          “U.S. Dollars”, “U.S.$” and “$” shall mean lawful money of the United States of America.
          “U.S. Plan” shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA (other than a Multiemployer Plan), maintained or contributed to by any Credit Party, or any ERISA Affiliate, or with respect to which any Credit Party could otherwise have any liability.
2. THE LOANS
     SECTION 2.1 Loans.
          (a) Each Lender, severally and not jointly, agrees, upon the terms and subject to the conditions hereof, to make Loans to the Borrowers on any Business Day and from time to time from the Closing Date to but excluding the Commitment Termination Date, each in a principal amount which when added to the aggregate principal amount of all Loans then outstanding to the Borrowers from such Lender, plus such Lender’s Pro Rata Share of the then current L/C Exposure plus such Lender’s Pro Rata Share of the aggregate of the Completion Reserve Amounts for all Uncompleted Qualifying Pictures, does not exceed such Lender’s Commitment.
          (b) Notwithstanding anything to the contrary above, a Lender shall not be obligated to make any Loan or to incur any incremental L/C Exposure if, as a result thereof, (i) the aggregate principal amount of all Loans then outstanding plus the then current L/C Exposure plus the aggregate of the Completion Reserve Amounts for all Uncompleted Qualifying Pictures would exceed the Total Commitment then in effect or (ii) the aggregate amount of all Loans with respect to a Qualifying Picture then outstanding plus the then current L/C Exposure relating to such Qualifying Picture plus the Completion Reserve Amount for such Qualifying Picture would exceed the Borrowing Base for such Qualifying Picture.
          (c) Subject to the terms and conditions of this Credit Agreement, at any time prior to the Commitment Termination Date, the Borrowers may borrow, repay and re-borrow amounts constituting the Commitments.
          (d) Each Loan under this Section 2.1 shall be either an Alternate Base Rate Loan or LIBO Rate Loan (each such type of Loan, an “Interest Rate Type”) as a Borrower may request. Subject to Section 2.10(d), each Lender may at its option fulfill its Commitment with respect to any LIBO Rate Loan by causing a foreign branch or affiliate to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms hereof and of the relevant Note. Subject to the other provisions of this Section and Sections 2.7(b), 2.10 and 2.11, Loans of more than one Interest Rate Type may be outstanding at the same time.
          (e) Each Loan requested under this Section 2.1 on any date shall be made by each Lender in accordance with its respective Percentage.

          (f) Each Borrower shall give the Administrative Agent prior written, facsimile or telephonic (promptly confirmed in writing) notice of each of its Borrowings hereunder. Each such notice shall be irrevocable and to be effective, must be received by the Administrative Agent not later than 2:00 p.m., New York City time, (i) in the case of Alternate Base Rate Loans, on the Business Day preceding the date on which such Loan is to be made and (ii) in the case of LIBO Rate Loans, on the third Business Day preceding the date on which such Loan is to be made. Such notice shall specify (A) the amount of the requested Loan, (B) the date on which such Loan is to be made (which shall be a Business Day) and (C) whether the Loan then being requested is to be (or what portion or portions thereof are to be) an Alternate Base Rate Loan or a LIBO Rate Loan and the Interest Period or Interest Periods with respect thereto in the case of LIBO Rate Loans. In the case of a LIBO Rate Loan, if no election of an Interest Period is specified in such notice, such notice shall be deemed a request for an Interest Period of two months. If no election is made as to the Interest Rate Type of any Loan, such notice shall be deemed a request for an Alternate Base Rate Loan.
          (g) The Administrative Agent shall promptly notify each Lender of its proportionate share of each Borrowing, the date of such Borrowing, the Interest Rate Type of each Loan being requested and the Interest Periods applicable thereto. On the borrowing date specified in such notice, each Lender shall make its share of the Borrowing available at the office of JPMorgan Chase Bank, Loan and Agency Services Group, 10 South Dearborn, Floor 7, Chicago, Illinois 60603, Attention: LaTanya Driver for credit to the Clearing Account and in each case, no later than 12:00 noon New York City time, in Federal or other immediately available funds. Upon receipt of the funds to be made available by the Lenders to fund any Borrowing of Loans hereunder, the Administrative Agent shall disburse such funds by depositing the requested amounts into the Production Account for the Qualifying Picture for which the Loans are being requested; provided however that Loans to fund interest hereunder, the Per Picture Fee, the Agent’s and Lenders’ legal fees and any other fees or expenses payable by any Borrower to the Agent or the Lenders hereunder may instead be applied or credited directly by the Agent and the Lenders in payment of the charges for which they are being made, as evidenced by appropriate entries on the records of the Agent and the Lenders.
          (h) Notwithstanding any provision to the contrary in this Credit Agreement, no Borrower shall, in any notice of borrowing under this Section 2.1 request any LIBO Rate Loan which, if made, would result in an aggregate of more than fifteen (15) separate LIBO Rate Loans being outstanding to such Borrower hereunder at any one time. For purposes of the foregoing, LIBO Rate Loans having Interest Periods commencing or ending on different days shall be considered separate LIBO Rate Loans.
          (i) The aggregate amount of any Borrowing under the Facility consisting of LIBO Rate Loans shall be in a minimum aggregate principal amount of U.S.$500,000 or such greater amount which is an integral multiple of U.S.$100,000 and the aggregate amount of any Borrowing under the Facility consisting of Alternate Base Rate Loans shall be in a minimum aggregate principal amount of U.S.$50,000 or such greater amount which is an integral multiple of U.S.$10,000 (or such lesser amount as shall equal (i) the available but unused portion of the Total Commitment then in effect or (ii) the amount of any Borrowing to fund drawings under Letters of Credit).

          (j) Notwithstanding the provisions of clause (f) above and/or the absence of a request from the Borrower that the Lenders make a Loan, the Required Lenders may direct the Lenders to make Loans and apply the proceeds thereof as follows:
          (i) if the Approved Completion Guarantor for any Qualifying Picture being produced by a Credit Party or for which receivables are included in the Borrowing Base for such Qualifying Picture shall take over production of such Qualifying Picture pursuant to the Completion Guaranty with respect to such Qualifying Picture, to make Loans up to the Strike Price with respect to the production of such Qualifying Picture and pay the proceeds thereof directly to the Approved Completion Guarantor to be used to finance the production and delivery of such Qualifying Picture pursuant to the terms of the Completion Guaranty; and
          (ii) if an Event of Default shall have occurred and be continuing, subject to satisfaction of the conditions set forth in Section 4.3 and Section 7.2, to make Loans with respect to any Qualifying Picture being produced by a Credit Party or for which receivables are included in the Borrowing Base for such Qualifying Picture and pay the proceeds thereof directly to Persons providing services in connection with the production, delivery and distribution of such Qualifying Picture so as to ensure Completion of such Qualifying Picture and/or the collection of Eligible Receivables.
          (k) Notwithstanding anything to the contrary above, a Lender shall not be obligated to make any Loan or to incur any incremental L/C Exposure if, as a result thereof, either (A) the aggregate principal amount of all Loans then outstanding plus the then current L/C Exposure plus the aggregate of the Completion Reserve Amounts for all Uncompleted Qualifying Pictures would exceed either the Total Commitment or (B) the aggregate principal amount of all Loans outstanding with respect to a Qualifying Picture plus the then current L/C Exposure relating to such Qualifying Picture plus the Completion Reserve Amount for such Qualifying Picture would exceed the Borrowing Base for such Qualifying Picture.
     SECTION 2.2 Notes; Repayment. Any Lender may request that the Loans made by such Lender hereunder be evidenced by a promissory note substantially in the form of Exhibit A hereto (each a “Note”). In such event the applicable Borrower shall prepare a Note in the face amount of each such Lender’s portion of the Completion Reserve Amount with respect to the Qualifying Picture of such Borrower, payable to the order of each such Lender, duly executed on behalf of such Borrower and dated as of the Initial Funding Date of such Qualifying Picture. The outstanding principal balance of each Loan shall be payable in full on the earlier of (i) the date that is nine (9) months after the date of Completion of the applicable Qualifying Picture and (ii) the Maturity Date, subject to mandatory prepayment as provided in Section 2.9 hereof and acceleration as provided in Article 7 hereof. For the avoidance of doubt, a Borrower’s Obligations hereunder may be in excess of the amount of its Note.
     SECTION 2.3 Letters of Credit.
          (a) Upon the terms and subject to the conditions hereof and of Applicable Law, the Issuing Bank agrees, upon the request of a Borrower, to issue Letters of Credit (and to extend Letters of Credit previously issued hereunder) payable in U.S. Dollars or any other foreign currency acceptable to the Administrative Agent from time to time after the Closing Date and prior to the Commitment Termination Date, provided, however, that (A) no Borrower shall request, and the Issuing Bank shall not issue, any Letter of Credit if, after giving effect thereto, either (i) (x) the aggregate principal amount of all Loans then outstanding plus the then current L/C Exposure plus the aggregate of the Completion Reserve Amounts for all Uncompleted Qualifying Pictures would exceed the Total Commitment then in effect, (ii) the aggregate principal amount of all Loans outstanding with respect to a Qualifying Picture plus the then current L/C Exposure related to such Qualifying Picture plus the Completion Reserve Amount for such Qualifying Picture would exceed the Borrowing Base for such Qualifying Picture or (iii) the then current L/C Exposure would exceed $25,000,000 and (B) no Borrower shall request, and the Issuing Bank shall not issue (or extend), any Letter of Credit having an expiration date (x) later than the tenth day prior to the Commitment Termination Date or (y) more than one year after its date of issuance (or extension).
          (i) Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Bank a participation in such Letter of Credit in accordance with such Lender’s Percentage.
          (ii) Each Letter of Credit may, at the option of the Issuing Bank, provide that the Issuing Bank may (but shall not be required to) pay all or any part of the maximum amount which may at any time be available for drawing thereunder to the beneficiary thereof upon the occurrence or continuation of an Event of Default and the acceleration of the maturity of the Loans, as applicable, provided that, if payment is not then due to the beneficiary, the Issuing Bank shall deposit the funds in question in a segregated account with the Issuing Bank to secure payment to the beneficiary and any funds so deposited shall be paid to the beneficiary of the Letter of Credit if conditions to such payment are satisfied or returned to the Issuing Bank for distribution to the Lenders (or, if all Obligations of each of the Borrowers shall have been paid in full in cash, to Parent) if no payment to the beneficiary has been made and the final date available for drawings under the Letter of Credit has passed. Each payment or deposit of funds by the Issuing Bank as provided in this paragraph shall be treated for all purposes of this Credit Agreement as a drawing duly honored by such Issuing Bank under the related Letter of Credit.
          (b) Whenever a Borrower desires the issuance of a Letter of Credit, it shall deliver to the Administrative Agent and the Issuing Bank a written notice no later than 2:00 p.m. (New York City time) at least three (3) Business Days prior to the proposed date of issuance. That notice shall specify (i) the proposed date of issuance (which shall be a Business Day), (ii) the face amount of the Letter of Credit, (iii) the expiration date of the Letter of Credit and (iv) the name and address of the beneficiary. Such notice shall be accompanied by a brief description of the underlying transaction and upon request of the Issuing Bank, the Co-Administrative Agent or the Administrative Agent, the Borrower shall provide additional details regarding the underlying transaction. Concurrently with the giving of written notice of a request for the issuance of a Letter of Credit, the Borrower shall provide a precise description of the documents and the verbatim text of any certificate to be presented by the beneficiary of such Letter of Credit which, if presented by such beneficiary prior to the expiration date of the Letter of Credit, would require the Issuing Bank to make payment under the Letter of Credit; provided, however, that the Issuing Bank, in its reasonable discretion, may require customary changes in any such documents and certificates to be presented by the beneficiary. Upon issuance of each Letter of Credit to a Borrower, the Issuing Bank shall notify the Administrative Agent of the issuance of such Letter of Credit. Promptly after receipt of such notice, the Administrative Agent shall notify each Lender of the issuance and the amount of such Lender’s respective participation in the applicable Letter of Credit.
          (c) The acceptance and payment of drafts under any Letter of Credit shall be made in accordance with the terms of such Letter of Credit and the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 500, as adopted or amended from time to time. The Issuing Bank shall be entitled to honor any drafts and accept any documents presented to it by the beneficiary of such Letter of Credit in accordance with the terms of such Letter of Credit and believed by the Issuing Bank in good faith to be genuine. Except as otherwise required by Applicable Law which cannot be waived, the Issuing Bank shall not have any duty to inquire as to the accuracy or authenticity of any draft or other drawing documents which may be presented to it, but shall be responsible only to determine in accordance with customary commercial practices that the documents which are required to be presented before payment or acceptance of a draft under any Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit.
          (d) If the Issuing Bank shall make payment on any draft presented under a Letter of Credit (regardless of whether a Default, Event of Default or acceleration has occurred), the Issuing Bank shall give notice of such payment to the Administrative Agent and the Lenders, and each Lender hereby authorizes and requests the Issuing Bank to advance for its account, pursuant to the terms hereof, its share of such payment based upon its participation in the Letter of Credit and agrees promptly to reimburse the Issuing Bank in immediately available funds for the Dollar equivalent of the amount so advanced on its behalf by the Issuing Bank. If any such reimbursement is not made by any Lender in immediately available funds on the same day on which the Issuing Bank shall have made payment on any such draft, such Lender shall pay interest thereon to the Issuing Bank at a rate per annum equal to the Issuing Bank’s cost of obtaining overnight funds in the New York Federal Funds Market for the three (3) Business Days following the time such Lender fails to make the reimbursement and thereafter at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.
          (e) Each Borrower is individually, absolutely, unconditionally and irrevocably obligated to reimburse all amounts drawn under each Letter of Credit issued in respect of (i) the Qualifying Picture financed by such Borrower and (ii) each Gap Picture financed with Eligible Receivables contributed by such Borrower (such reimbursement obligation related to Gap Pictures not to exceed the Contributed Amount). If any draft is presented under a Letter of Credit, the payment of which is required to be made at any time on or before the Commitment Termination Date, then payment by the Issuing Bank of such draft shall constitute an Alternate Base Rate Loan in an amount equal to the U.S. Dollar amount drawn under the Letter of Credit hereunder and interest shall accrue from the date the Issuing Bank makes payment on such draft under such Letter of Credit. If any draft is presented under a Letter of Credit, the payment of which is required to be made after the Commitment Termination Date or at the time when an Event of Default or Default shall have occurred and then be continuing, then the applicable

Borrower shall immediately pay to the Issuing Bank, in immediately available funds in the currency in which such Letter of Credit was issued, the full amount of such draft together with interest thereon at a rate per annum of 2% in excess of the rate then in effect for Alternate Base Rate Loans from the date on which the Issuing Bank makes such payment of such draft until the date it receives full reimbursement for such payment from the applicable Borrower. The Borrowers further agree that the Issuing Bank may reimburse itself for such drawing from the balance in the Clearing Account or from the balance in any other account of such Borrower or Parent maintained with the Issuing Bank.
          (f) Each Borrower agrees to pay the following amounts to the Issuing Bank for its own account with respect to Letters of Credit in respect of (i) the Qualifying Picture financed by such Borrower and (ii) each Gap Picture financed with Eligible Receivables contributed by such Borrower (such reimbursement obligation related to Gap Pictures not to exceed the Contributed Amount):
          (A) with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with the Issuing Bank’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or drawing, as the case may be; and
          (B) a fronting fee payable to the Issuing Bank for the period from and including the Closing Date to, but excluding, the Maturity Date, computed at a rate equal to 1/4 of 1% per annum of the daily average L/C Exposure (calculated on the basis of a 360-day year), such fee to be due and payable in arrears on and through the last Business Day of each March, June, September and December in each year prior to the Maturity Date (commencing on the last Business Day of December, 2009) or the expiration of the last outstanding Letter of Credit (whichever is later) and on the later of the Maturity Date and the expiration of the last outstanding Letter of Credit.
          (g) Parent and the Borrowers agree to pay to the Administrative Agent for distribution to each Lender in respect of its L/C Exposure, such Lender’s Pro Rata Share of a commission (calculated on the basis of a 360-day year) equal to (A) a per annum percentage rate equal to the Applicable Margin for LIBO Rate Loans multiplied by (B) the average daily amount of the L/C Exposure. Such commission shall be due and payable in arrears on and through the last Business Day of each March, June, September and December in each year prior to the Maturity Date (commencing on the last Business Day of December, 2009) or the expiration of the last outstanding Letter of Credit (whichever is later) and on the later of the Maturity Date and the expiration of the last outstanding Letter of Credit.
          (h) Promptly upon receipt by the Issuing Bank or the Administrative Agent of any amount described in clause (B) of Section 2.3(f) or any amount described in Section 2.3(e) previously reimbursed to the Issuing Bank by the Lenders, the Issuing Bank or the Administrative Agent (as applicable) shall distribute to each Lender its Pro Rata Share of such amount.

          (i) If by reason of (i) any change in Applicable Law after the Initial Date, or in the interpretation or administration thereof (including, without limitation, any request, guideline or policy not having the force of law) by any Governmental Authority charged with the administration or interpretation thereof, or (ii) compliance by the Issuing Bank or any Lender with any direction, request or requirement (whether or not having the force of law) issued after the Closing Date by any Governmental Authority or monetary authority, including, without limitation, any change whether or not proposed or published prior to the Initial Date and any modifications to Regulation D occurring after the Initial Date:
          (A) the Issuing Bank or any Lender shall be subject to any tax, levy, impost, duty, fee, charge, deduction or withholding of any nature with respect to any Letter of Credit (other than withholding tax imposed by the United States of America or any political subdivision or taxing authority thereof or therein or any other tax, levy, impost, duty, fee, charge, deduction or withholding (1) that is measured with respect to the overall net income of the Issuing Bank or such Lender or of a Lending Office of the Issuing Bank or such Lender, and that is imposed by the United States of America or by the jurisdiction in which the Issuing Bank or such Lender is incorporated or carries on business, or in which such Lending Office is located, managed or controlled or in which the Issuing Bank or such Lender has its principal office or a presence which is not otherwise connected with, or required by, this transaction (or any political subdivision or taxing authority thereof or therein) or (2) that is imposed solely by reason of the Issuing Bank or such Lender failing to make a declaration of, or otherwise to establish, non-residence or to make any other claim for exemption, or otherwise to comply with any certification, identification, information, documentation or reporting requirements prescribed under the laws of the relevant jurisdiction, in those cases where the Issuing Bank or such Lender may properly make the declaration or claim or so establish non-residence or otherwise comply), or to any variation thereof or to any penalty with respect to the maintenance or fulfillment of its obligations under this Section 2.3, whether directly or by such being imposed on or suffered by the Issuing Bank or any Lender;
          (B) the basis of taxation of any fee or amount payable hereunder with respect to any Letter of Credit or any participation therein shall be changed, other than withholding tax imposed by the United States of America or any political subdivision or taxing authority thereof or therein or any other tax, levy, impost, duty, charge, fee, deduction or withholding that is measured with respect to the overall net income of such Lender or of a Lending Office of such Lender, and that is imposed by the United States of America or by the jurisdiction in which such Lender or Lending Office is incorporated or carries on business, in which such Lending Office is located, managed or controlled or in which such Lender has its principal office or a presence not otherwise connected with, or required by, this transaction (or any political subdivision or taxing authority thereof or therein);

          (C) any reserve, deposit or similar requirement is or shall be applicable, imposed or modified in respect of any Letter of Credit issued by the Issuing Bank or participations therein purchased by any Lender; or
          (D) there shall be imposed on the Issuing Bank or any Lender any other condition regarding this Section 2.3, any Letter of Credit or any participation therein;
and the result of the foregoing is to directly or indirectly increase the cost to the Issuing Bank or any Lender of issuing, making or maintaining any Letter of Credit or of purchasing or maintaining any participation therein, or to reduce the amount receivable in respect thereof by the Issuing Bank or any Lender, then and in any such case the Issuing Bank or such Lender may, at any time, notify the Borrowers, and the Borrowers shall promptly pay the Issuing Bank or such Lender upon its demand their allocable share of the amounts as the Issuing Bank or such Lender may specify to be necessary to compensate the Issuing Bank or such Lender for such additional cost or reduced receipt. Sections 2.10(b), (c) and (d) shall in all instances apply to the Issuing Bank and any Lender with respect to the Letters of Credit issued hereunder. The determination by the Issuing Bank or any Lender, as the case may be, of any amount due pursuant to this Section 2.3 as set forth in a certificate setting forth the calculation thereof in reasonable detail shall, in the absence of manifest error, be final, conclusive and binding on all of the parties hereto.
          (j) If at any time when an Event of Default shall have occurred and be continuing, any Letters of Credit shall remain outstanding, then the Administrative Agent may, and if directed by the Required Lenders shall, require the Borrowers to deliver to the Administrative Agent their allocable share of Cash Equivalents which in the aggregate shall equal to the full amount of the L/C Exposure or to furnish other security acceptable to the Required Lenders. Any amounts so delivered pursuant to the preceding sentence shall be applied to reimburse the Issuing Bank for the amount of any drawings honored under Letters of Credit; provided, however, that if prior to the Maturity Date, (i) no Default or Event of Default is then continuing, then the Administrative Agent shall return all of such collateral relating to such deposit to the applicable Borrowers if requested by them or (ii) Letters of Credit shall expire or be returned by the beneficiary so that the amount of the Cash Equivalents delivered to the Administrative Agent hereunder shall exceed the then current L/C Exposure, then such excess shall first be applied to pay any Obligations of the applicable Borrower then due under this Credit Agreement and the remainder shall be returned to such Borrower.
          (k) Notwithstanding the termination of the Commitments and the payment of the Loans, the obligations of the Borrowers under this Section 2.3 shall remain in full force and effect until the Secured Parties shall have been irrevocably released from their obligations with regard to any and all Letters of Credit.
          (l) Notwithstanding anything to the contrary above, no Borrower shall request, and the Issuing Bank shall not issue, any Letter of Credit if, after giving effect thereto, either (A) the aggregate principal amount of all Loans then outstanding plus the then current L/C Exposure plus the aggregate of the Completion Reserve Amounts for all Uncompleted Qualifying Pictures would exceed the Total Commitment or (B) the aggregate principal amount of all Loans with respect to a Qualifying Picture plus the then current L/C Exposure related to such Qualifying Picture plus the Completion Reserve Amount for such Qualifying Picture would exceed the Borrowing Base for such Qualifying Picture.
     SECTION 2.4 Interest.
          (a) In the case of an Alternate Base Rate Loan, interest shall be payable at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365/366 days, as the case may be, during such times as the Alternate Base Rate is based upon the Prime Rate, and over a year of 360 days at all other times) equal to the Alternate Base Rate plus the Applicable Margin for Alternate Base Rate Loans. Interest shall be payable in arrears on each Alternate Base Rate Loan on each applicable Interest Payment Date and on the Maturity Date.
          (b) In the case of a LIBO Rate Loan, interest shall be payable at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the LIBO Rate plus the Applicable Margin for LIBO Rate Loans. Interest shall be payable on each LIBO Rate Loan on each applicable Interest Payment Date, on the Maturity Date and on the date of a conversion of such LIBO Rate Loan to an Alternate Base Rate Loan. The Administrative Agent shall determine the applicable LIBO Rate for each Interest Period as soon as practicable on the date when such determination is to be made in respect of such Interest Period and shall promptly notify the Borrowers and the Lenders of the applicable interest rate so determined. Such determination shall be conclusive absent manifest error.
          (c) Interest in respect of any Loan hereunder shall accrue from and including the date of such Loan to but excluding the date on which such Loan is paid or, if applicable, converted to a Loan of a different Interest Rate Type.
          (d) Anything in this Credit Agreement or the Notes to the contrary notwithstanding, the interest rate on the Loans or with respect to any drawing under a Letter of Credit shall in no event be in excess of the maximum rate permitted by Applicable Law.
     SECTION 2.5 Commitment Fee and Other Fees. The Credit Parties agree to pay to the Administrative Agent for the account of each Lender on the last Business Day of each March, June, September and December in each year (commencing on the last Business Day of December, 2009) and on the date of any termination or reduction of the Commitment, as applicable, and on the Commitment Termination Date, a fee (the “Commitment Fee” and collectively, for all the Lenders, the "Commitment Fees”) in an amount equal to 0.75% per annum (computed on the basis of the actual number of days elapsed during the preceding period or quarter over a year of 360 days) on the average daily amount during the preceding period or quarter by which such Lender’s Commitment (as such Commitment may be reduced in accordance with the provisions of this Credit Agreement) exceeded the sum of such Lender’s Pro Rata Share of the L/C Exposure plus the aggregate principal amount of such Lender’s outstanding Loans.
          (a) The Commitment Fees shall commence to accrue on the date this Credit Agreement is executed by all the parties hereto.

          (b) In addition, LGEI agrees to pay to the Administrative Agent, on the date this Credit Agreement is executed by all the parties hereto, any and all fees that are then due and payable pursuant to the Fee Letter.
     SECTION 2.6 Termination and/or Reduction of the Commitments.
          (a) Upon at least three (3) Business Days’ prior written, facsimile or telephonic notice (provided that such telephonic notice is immediately followed by written confirmation) to the Administrative Agent, Parent may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Total Commitment. In the case of a partial reduction, each reduction of the Total Commitment shall be in a minimum aggregate principal amount of U.S.$5,000,000 and an integral multiple of U.S.$1,000,000; provided, however, that the Total Commitment may not be reduced to an amount less than the sum of the aggregate principal amount of all Loans then outstanding, plus the then current L/C Exposureplus the aggregate of the Completion Reserve Amounts for all Uncompleted Qualifying Pictures. Any partial reduction of the Total Commitment shall be made among the Lenders ratably in accordance with their respective Percentages.
          (b) Simultaneously with each such termination or reduction of the Total Commitment, the Credit Parties shall pay to the Administrative Agent for the benefit of the relevant Lenders all accrued and unpaid Commitment Fees on the amount of the Commitments so terminated or reduced through the date of such termination or reduction.
     SECTION 2.7 Default Interest; Alternate Rate of Interest.
          (a) So long as an Event of Default shall have occurred and be continuing (after, as well as before judgment), the Borrowers shall on demand from time to time pay interest, to the extent permitted by Applicable Law, on any then unpaid amount of their Obligations at a rate per annum (i) for the remainder of the then current Interest Period for each LIBO Rate Loan, at 2% in excess of the rate then in effect for each such LIBO Rate Loan and (ii) for each Alternate Base Rate Loan, at 2% in excess of the rate then in effect for each such Alternate Base Rate Loan.
          (b) In the event, and on each occasion, that on or before the day on which the LIBO Rate for a LIBO Rate Loan, as applicable, is to be determined as set forth herein, (i) the Administrative Agent shall have received notice from any Lender of such Lender’s determination (which determination, absent manifest error, shall be conclusive) that Dollar deposits in an amount equal to the principal amount of such Lender’s LIBO Rate Loan are not generally available in the London Interbank Market or that the rate at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to such Lender of making or maintaining the principal amount of such Lender’s LIBO Rate Loan during the applicable Interest Period or (ii) the Administrative Agent shall have determined that reasonable means do not exist for ascertaining the applicable LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or facsimile notice of such determination by such Lender or the Administrative Agent, to Parent and the Lenders and any request by the Borrowers for a LIBO Rate Loan pursuant to Section 2.1 or conversion to or continuation as a LIBO Rate Loan pursuant to Section 2.8, made after receipt of such notice and until the circumstances giving rise to such notice no longer exist, shall be deemed to be a request for an Alternate Base Rate Loan in the case of a Loan; provided, however, that in the circumstances described in clause (i) above, such deemed request shall only apply to the affected Lender’s portion thereof.
     SECTION 2.8 Continuation and Conversion of Loans. The Borrowers shall have the right (i) at any time to convert any LIBO Rate Loan or portion thereof to an Alternate Base Rate Loan or to continue any LIBO Rate Loan or portion thereof for a successive Interest Period and (ii) at any time to convert any Alternate Base Rate Loan or portion thereof to a LIBO Rate Loan, subject to the following:
          (a) the applicable Borrower shall give the Administrative Agent prior written, facsimile or telephonic (promptly confirmed in writing) notice of at least three (3) Business Days of each continuation or conversion of Loans hereunder. Each such notice shall be irrevocable and to be effective, must be received by the Administrative Agent on the day required not later than 2:00 p.m. New York City time in the case of any Loan;
          (b) no Event of Default or Default shall have occurred and be continuing at the time of any conversion to a LIBO Rate Loan or continuation of a LIBO Rate Loan into a subsequent Interest Period;
          (c) the aggregate principal amount of Loans continued as, or converted to, LIBO Rate Loans as part of the same continuation or conversion, shall be in a minimum amount of U.S.$500,000 or in such greater amount which is an integral multiple of U.S.$100,000;
          (d) if fewer than all Loans at the time outstanding shall be continued or converted, such continuation or conversion shall be made pro rata among the Lenders in accordance with the respective Percentage of the principal amount of such Loans held by such Lenders immediately prior to such continuation or conversion;
          (e) no Alternate Base Rate Loan (or portion thereof) may be converted to a LIBO Rate Loan and no LIBO Rate Loan may be continued as a LIBO Rate Loan if, after such conversion or continuation, and after giving effect to any concurrent prepayment of Loans, an aggregate of more than fifteen (15) separate LIBO Rate Loans would be outstanding to any one Borrower hereunder at any one time under the Facility (for purposes of determining the number of such Loans outstanding, Loans with different Interest Periods shall be counted as different LIBO Rate Loans even if made on the same date);
          (f) the Interest Period with respect to a new LIBO Rate Loan effected by a continuation or conversion shall commence on the date of such continuation or conversion;
          (g) if a LIBO Rate Loan is converted to an Alternate Base Rate Loan other than on the last day of the Interest Period with respect thereto, the amounts required by Section 2.9 shall be paid upon such conversion;
          (h) accrued interest on a LIBO Rate Loan (or portion thereof) being converted to an Alternate Base Rate Loan shall be paid by the applicable Borrower at the time of conversion; and

          (i) each request for a continuation as, or conversion to, a LIBO Rate Loan which fails to state an applicable Interest Period shall be deemed to be a request for an Interest Period of two months;
          (j) In the event that a Borrower shall not give written notice to continue or convert any Loan as provided above, unless such Loan is repaid, such Loan shall automatically be (i) continued as a LIBO Rate Loan with an Interest Period of two months or (ii) converted to an Alternate Base Rate Loan at the expiration of the then current Interest Period in the Administrative Agent’s discretion. The Administrative Agent shall, after it receives notice from any of the Borrowers, promptly give the Lenders notice of any continuation, rollover or conversion.
     SECTION 2.9 Prepayment of Loans; Reimbursement of Lenders.
          (a) Subject to the terms of Section 2.9(b), the applicable Borrower shall have the right at its option at any time and from time to time to prepay (i) any Alternate Base Rate Loan, in whole or in part, upon at least one Business Day’s written, telephonic (promptly confirmed in writing) or telegraphic notice, in the principal amount of U.S.$1,000,000 or such greater amount which is an integral multiple of U.S.$100,000 and (ii) any LIBO Rate Loan, in whole or in part, upon at least three Business Days’ written, telephonic (promptly confirmed in writing) or telegraphic notice, in the principal amount of U.S.$1,000,000 or such greater amount which is an integral multiple of U.S.$500,000.
          (b) The applicable Borrower and/or Parent shall reimburse each Lender on demand for any loss (excluding any loss of the Applicable Margin) incurred or to be incurred by it in the reemployment of the funds released (i) by any prepayment or conversion (for any reason) of any LIBO Rate Loan if such Loan is repaid other than on its last day of the Interest Period for such Loan or (ii) in the event that after the applicable Borrower delivers a notice of Borrowing under Section 2.1(f) or a notice of conversion or continuation under Section 2.8(a) in respect of LIBO Rate Loans, such Loan is not made on the first day of the Interest Period specified in such notice of Borrowing for any reason other than (I) a suspension or limitation under Section 2.4 of the right of the Borrowers to select a LIBO Rate Loan or (II) a breach by the Lenders of their obligation hereunder. Such loss shall be the amount as reasonably determined by such Lender as the excess, if any, of (A) the amount of interest which would have accrued to such Lender on the amount so paid or not borrowed, continued or converted at a rate of interest equal to the interest rate applicable to such Loan pursuant to Section 2.7 hereof (but excluding the Applicable Margin) over (B) the amount realized by such Lender in reemploying the funds not advanced or the funds received in prepayment or realized from the Loan so continued or converted during the period referred to above. Each Lender shall deliver to the applicable Borrowers from time to time one or more certificates setting forth the amount of such loss (and in reasonable detail the manner of computation thereof) as determined by such Lender, which certificates shall be conclusive absent manifest error. The applicable Borrower shall pay the Administrative Agent for the account of such Lender the amount shown on such certificate within ten (10) days of such Borrower’s receipt of such certificate. The Administrative Agent is authorized (but not obligated) to debit any deposit account of such Borrower and/or Parent now or hereafter maintained by the Borrower and/or Parent with the Administrative Agent (including without limitation any Collection Account) to pay any such amount due under this Section 2.9(b) that is not paid when due.
          (c) In the event a Borrower fails to prepay any Loan on the date specified in any prepayment notice delivered pursuant to this Section, such Borrower and/or Parent on demand by any Lender, shall pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any loss incurred by such Lender as a result of such failure to prepay, including, without limitation, any loss, cost or expenses incurred by reason of the acquisition of deposits or other funds by such Lender to fulfill deposit obligations incurred in anticipation of such prepayment. Each Lender shall deliver to the applicable Borrowers and the Administrative Agent from time to time one or more certificates setting forth the amount of such loss (and in reasonable detail the manner of computation thereof) as determined by such Lender, which certificates shall be conclusive absent manifest error. The Administrative Agent is authorized (but not obligated) to debit any deposit account of the applicable Borrower and/or Parent now or hereafter maintained by the Borrower and/or Parent with the Administrative Agent (including without limitation any Collection Account) to pay any such amount due under this Section 2.9(c) that is not paid when due.
          (d) All proceeds from the distribution or other exploitation of a Qualifying Picture (the "Subject Picture”) and all other amounts received in the Collection Account for such Subject Picture shall be applied: first, to pay all Obligations relating to such Subject Picture; second, to be held as cash collateral in an amount equal to 102.0% of the outstanding Letters of Credit relating to such Subject Picture, if any; third, to prepay Loans (including interest and other charges) relating to any Gap Picture financed under the Facility with Borrowing Base credit attributable to such Subject Picture; fourth, to be held as cash collateral in an amount equal to 102.0% of the outstanding Letters of Credit relating to any Gap Picture financed under the Facility with Borrowing Base credit attributable to such Subject Picture (provided that the sum of the mandatory prepayments required by steps three and four of this Section 2.9(d) shall not exceed the Contributed Amount); and fifth, so long as compliance with the minimum equity/excess Borrowing Base tests set forth in Section 4.2(p) and Section 5.23 would be maintained after giving effect thereto, to be distributed to Parent or held as cash collateral as Parent may elect.
          (e) If at any time the sum of the aggregate principal amount of all Loans then outstanding with respect to a Qualifying Picture plus the then current L/C Exposure with respect to a Qualifying Picture plus the Completion Reserve Amount for such Qualifying Picture exceeds the Borrowing Base for such Qualifying Picture, the Borrower financing such Qualifying Picture shall within ten (10) days prepay outstanding Loans or deposit Cash Equivalents in the Cash Collateral Accounts to the extent necessary to eliminate such excess.
          (f) Simultaneously with each termination and/or optional reduction of the Total Commitment pursuant to Section 2.6, the Credit Parties shall pay to the Administrative Agent (for the benefit of the Lenders) the amount, if any, by which the aggregate outstanding principal amount of the Loans plus the L/C Exposure plus the aggregate of the Completion Reserve Amounts for all Uncompleted Qualifying Pictures exceeds the sum of the reduced Total Commitment plus all accrued and unpaid interest thereon plus the Commitment Fees on the amount of the Total Commitment so terminated or reduced through the date thereof. To the extent there is outstanding L/C Exposure at the time of any optional termination of the Total Commitment, the Credit Parties shall deliver to the Administrative Agent Cash Equivalents in an amount equal to the full amount of the L/C Exposure or furnish other security acceptable to the Required Lenders.
          (g) If on any day on which the Loans would otherwise be required to be prepaid but for the operation of this Section 2.9(g) (each a “Prepayment Date”), the amount of such required prepayment exceeds the then outstanding aggregate principal amount of Loans that constitute Alternate Base Rate Loans, and no Default or Event of Default is then continuing, then on such Prepayment Date the Borrowers may, at their option, deposit U.S. Dollars with the Administrative Agent or into the Cash Collateral Account, as appropriate, in an amount equal to such excess. If the Borrowers make such deposit then (i) only the outstanding Alternate Base Rate Loans shall be required to be prepaid on such Prepayment Date and (ii) on the last day of each Interest Period with respect to any LIBO Rate Loan, in effect after such Prepayment Date, the Administrative Agent is irrevocably authorized and directed to apply funds from Cash Collateral Account, if any, (and liquidate investments held in such cash collateral account as necessary), as appropriate, to prepay LIBO Rate Loans for which the Interest Period is then ending until the aggregate of such prepayments equals the prepayment which would have been required on such Prepayment Date but for the operation of this Section 2.9(g).
          (h) Unless otherwise designated in writing by the Borrowers, all prepayments shall be applied to the applicable principal payment set forth in this Section 2.9, first to that amount of such applicable principal payment then maintained as Alternate Base Rate Loans, and then to that amount of such applicable principal payment maintained as LIBO Rate Loans in order of the scheduled expiry of Interest Periods with respect thereto.
     SECTION 2.10 Change in Circumstances.
          (a) In the event that after the Closing Date, any change in Applicable Law or in the interpretation or administration thereof (including, without limitation, any request, guideline or policy not having the force of law) by any Governmental Authority charged with the administration or interpretation thereof or, with respect to clauses (ii), (iii) or (iv) below any changes in conditions, shall occur which shall:
          (i) subject any Lender to, or increase the net amount of, any tax, levy, impost, duty, charge, fee, deduction or withholding with respect to any LIBO Rate Loan (other than withholding tax imposed by the United States of America or any political subdivision or taxing authority thereof or therein or any other tax, levy, impost, duty, charge, fee, deduction or withholding (x) that is measured with respect to the overall net income of such Lender or of a Lending Office of such Lender, and that is imposed by the United States of America or by the jurisdiction in which such Lender or Lending Office is incorporated or carries on business, in which such Lending Office is located, managed or controlled or in which such Lender has its principal office or a presence not otherwise connected with, or required by, this transaction (or any political subdivision or taxing authority thereof or therein), or (y) that is imposed solely by reason of any Lender failing to make a declaration of, or otherwise to establish, nonresidence, or to make any other claim for exemption, or otherwise to comply with any certification, identification, information, documentation or reporting requirements prescribed under the laws of the relevant jurisdiction, in those cases where a Lender may properly make such declaration or claim or so establish nonresidence or otherwise comply); or
          (ii) change the basis of taxation of any payment to any Lender of principal of or interest on any LIBO Rate Loan or other fees and amounts payable to any Lender hereunder, or any combination of the foregoing, other than withholding tax imposed by the United States of America as applicable, or any political subdivision or taxing authority thereof or therein or any other tax, levy, impost, duty, charge, fee, deduction or withholding that is measured with respect to the overall net income of such Lender or of a Lending Office of such Lender, and that is imposed by the United States of America or by the jurisdiction in which such Lender or Lending Office is incorporated or carries on business, in which such Lending Office is located, managed or controlled or in which such Lender has its principal office or a presence not otherwise connected with, or required by, this transaction (or any political subdivision or taxing authority thereof or therein); or
          (iii) impose, modify or deem applicable any reserve, deposit or similar requirement against any assets held by, deposits with or for the account of, or loans or commitments by, an office of such Lender with respect to any LIBO Rate Loan; or
          (iv) impose upon such Lender or the London Interbank Market any other condition with respect to the LIBO Rate Loans or this Credit Agreement;
and the result of any of the foregoing shall be to increase the actual cost to such Lender of making or maintaining any LIBO Rate Loan hereunder or to reduce the amount of any payment (whether of principal, interest or otherwise) received or receivable by such Lender in connection with any LIBO Rate Loan hereunder, or to require such Lender to make any payment in connection with any LIBO Rate Loan hereunder, in each case by or in an amount which such Lender in its sole judgment shall deem material, then and in each case, the Credit Parties agree to pay to the Administrative Agent for the account of such Lender, as provided in paragraph (c) below, their allocable share of such amounts as shall be necessary to compensate such Lender for such cost, reduction or payment.
          (b) If at any time and from time to time after the Initial Date, any Lender shall have determined that the applicability of any law, rule, regulation or guideline regarding capital adequacy which is adopted after the Initial Date, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender (or any Lending Office of such Lender) or any Lender’s holding company with any request or directive issued after the Initial Date regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Credit Agreement or the Loans made or Letters of Credit issued or participated in by such Lender pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such

Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Credit Parties agree to pay to the Administrative Agent for the account of such Lender, as provided in paragraph (c) below, their allocable share of such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered to the extent attributable to this Credit Agreement or the Loans made or Letters of Credit issued or participated in pursuant hereto.
          (c) Each Lender shall deliver to Parent and to the Administrative Agent from time to time one or more certificates setting forth the amounts due to such Lender under paragraphs (a) or (b) above, the changes as a result of which such amounts are due and the manner of computing such amounts. Each such certificate shall be conclusive in the absence of manifest error. The Credit Parties shall pay to the Administrative Agent for the account of each such Lender their allocable share of the amounts shown as due on any such certificate within ten (10) Business Days after Parent’s receipt of the same. No failure on the part of any Lender to demand compensation under paragraph (a) or (b) above on any one occasion shall constitute a waiver of its right to demand such compensation on any other occasion. The protection of this Section 2.10 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of any law, regulation or other condition which shall give rise to any demand by such Lender for compensation hereunder.
          (d) Each Lender agrees that after it becomes aware of the occurrence of an event or the existence of a condition that (i) would cause it to incur any increased cost hereunder or render it unable to perform its agreements hereunder for the reasons specifically set forth in Section 2.3(i), Section 2.7(b), this Section 2.10 or Section 2.14 or (ii) would require the Borrowers to pay an increased amount under Section 2.3(i), Section 2.7(b), this Section 2.10 or Section 2.14, to the extent not inconsistent with such Lender’s internal policies it will use reasonable efforts to make, fund or maintain the affected Loans of such Lender, or, if applicable, to participate in Letters of Credit as required by Section 2.3 through another Lending Office of such Lender if as a result thereof the additional monies which would otherwise be required to be paid or the reduction of amounts receivable by such Lender thereunder in respect of such Loans, Letters of Credit or participations therein would be materially reduced, or such inability to perform would cease to exist, or the increased costs which would otherwise be required to be paid in respect of such Loans, Letters of Credit or participations therein pursuant to Section 2.3(i), Section 2.7(b), this Section 2.10 or Section 2.14 would be materially reduced or the taxes or other amounts otherwise payable under Section 2.3(i), Section 2.7(b), this Section 2.10 or Section 2.14 would be materially reduced, and if, as determined by such Lender, in its sole discretion, the making, funding or maintaining of such Loans, Letters of Credit or participations therein through such other Lending Office would not otherwise materially adversely affect such Loans, Letters of Credit or participations therein or such Lender.
          (e) Each Lender will use reasonable efforts to notify Parent, through the Administrative Agent, of any event of which it has knowledge that will entitle such Lender to compensation pursuant to Sections 2.3(i), 2.7(b), this Section 2.10 or Section 2.14. No failure by any Lender to give (or delay in giving) such notice shall adversely affect such Lender’s rights to such compensation.

          (f) If Parent shall receive notice from any Lender that amounts are due to such Lender pursuant to paragraph (c) hereof or that any of the events designated in paragraph (d) hereof have occurred, Parent may (but subject in any such case to the payments required by Sections 2.9(a) and 2.11), upon at least five Business Days’ prior written or telecopier notice to such Lender and the Administrative Agent, but not more than 60 days after receipt of written notice from such Lender, identify to the Administrative Agent a lending institution acceptable to Parent and the Administrative Agent, which will purchase the Commitments, the amount of outstanding Loans and any participations in Letters of Credit from the Lender providing such notice, and such Lender shall thereupon assign its Commitment, any Loans owing to such Lender, any participations in Letters of Credit and the Notes held by such Lender to such replacement lending institution pursuant to Section 13.3.
     SECTION 2.11 Change in Legality.
          (a) Notwithstanding anything to the contrary contained elsewhere in this Credit Agreement, if any change after the date hereof in Applicable Law, guideline or order, or in the interpretation thereof by any Governmental Authority charged with the administration thereof, shall make it unlawful for any Lender to make or maintain any LIBO Rate Loan or to give effect to its obligations as contemplated hereby with respect to a LIBO Rate Loan, then, by written notice to Parent and the Administrative Agent such Lender may (i) declare that LIBO Rate Loans will not thereafter be made by such Lender hereunder and/or (ii) require that, subject to Section 2.8, all outstanding LIBO Rate Loans made by it be converted to Alternate Base Rate Loans whereupon all of such LIBO Rate Loans shall automatically be converted to Alternate Base Rate Loans as of the effective date of such notice as provided in paragraph (b) below. Such Lender’s Pro Rata Share of any subsequent LIBO Rate Loan shall, instead, be an Alternate Base Rate Loan unless such declaration is subsequently withdrawn.
          (b) A notice to Parent by any Lender pursuant to paragraph (a) above shall be effective for purposes of clause (ii) thereof, if lawful, on the last day of the current Interest Period for each outstanding LIBO Rate Loan; and in all other cases, on the date of receipt of such notice by the Borrowers.
     SECTION 2.12 United States Withholding.
          (a) Prior to the date of the initial Loans hereunder, and prior to the effective date set forth in the Assignment and Acceptance with respect to any Lender becoming a Lender after the date hereof, and from time to time thereafter if requested by Parent or the Administrative Agent or required because, as a result of a change in law or a change in circumstances or otherwise, a previously delivered form or statement becomes incomplete or incorrect in any material respect, each Lender organized under the laws of a jurisdiction outside the United States shall provide, if applicable, the Administrative Agent and Parent with complete, accurate and duly executed forms or other statements prescribed by the Internal Revenue Service of the United States certifying such Lender’s exemption from, or entitlement to a reduced rate of, United States withholding taxes (including backup withholding taxes) with respect to all payments to be made to such Lender hereunder and under any other Fundamental Document.

          (b) The Credit Parties and the Administrative Agent shall be entitled to deduct and withhold any and all present or future taxes or withholdings, and all liabilities with respect thereto, from payments to a Lender hereunder or under any other Fundamental Document, if and to the extent that any of the Credit Parties or the Administrative Agent in good faith determines that such deduction or withholding is required by the law of the United States, including, without limitation, any applicable treaty of the United States. In the event any of the Credit Parties or the Administrative Agent shall so determine that deduction or withholding of taxes is required, they shall advise the affected Lender as to the basis of such determination prior to actually deducting and withholding such taxes. In the event any of the Credit Parties or the Administrative Agent shall so deduct or withhold taxes from amounts payable hereunder, they (i) shall pay to, or deposit with, the appropriate taxing authority in a timely manner the full amount of taxes it has deducted or withheld; (ii) shall provide to each Lender from whom taxes were deducted or withheld, evidence of payment of such taxes to, or the deposit thereof with, the appropriate taxing authority and a statement setting forth the amount of taxes deducted or withheld, the applicable rate, and any other information or documentation reasonably requested by such Lender; and (iii) shall forward to each such Lender any official tax receipts or other documentation with respect to the payment or deposit of the deducted or withheld taxes as may be issued from time to time by the appropriate taxing authority. Unless Parent and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under any Note are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrowers or the Administrative Agent may withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender organized under the laws of a jurisdiction outside the United States.
          (c) Each Lender agrees (i) that as between it and the Credit Parties or the Administrative Agent, such Lender shall be the Person to deduct and withhold taxes, and to the extent required by law, it shall deduct and withhold taxes on amounts that such Lender may remit to any other Person(s) by reason of any undisclosed transfer or assignment of an interest in this Credit Agreement to such other Person(s) pursuant to Section 13.3; and (ii) to indemnify the Credit Parties and the Administrative Agent and any officers, directors, agents, employees or representatives of the Borrowers or the Administrative Agent against, and to hold them harmless from, any tax, interest, additions to tax, penalties, reasonable counsel and accountants’ fees, disbursements or payments arising from the assertion by any appropriate taxing authority of any claim against them relating to a failure to withhold taxes as required by law with respect to amounts described in clause (i) of this paragraph (c) or arising from the reliance by the Borrowers or the Administrative Agent on any form or other document furnished by such Lender and purporting to establish a basis for not withholding, or for withholding at a reduced rate, taxes with respect to payments hereunder or under any other Fundamental Document.
          (d) Each assignee of a Lender’s interest in this Credit Agreement in conformity with Section 13.3 shall be bound by this Section 2.12, so that such assignee will have all of the obligations and provide all of the forms and statements and all indemnities, representations and warranties required to be given under this Section 2.12.
          (e) Notwithstanding the foregoing, in the event that any withholding taxes or additional withholding taxes shall become payable solely as a result of any change in any statute,

treaty, ruling, determination or regulation occurring after the Initial Date in respect of any sum payable hereunder or under any other Fundamental Document to any Lender or the Administrative Agent (i) the sum payable by the applicable Credit Party shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Credit Party shall make such deductions, (iii) the applicable Credit Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law and (iv) the applicable Credit Party shall forward to such Lender or the Administrative Agent (as the case may be) the official tax receipts or other documentation pursuant to Section 2.12(b). In addition, the applicable Credit Party shall indemnify each Lender and the Administrative Agent for any additional withholding taxes paid by such Lender or the Administrative Agent, as the case may be, or any liability (including penalties and interest) arising therefrom or with respect thereto, whether or not such additional withholding taxes were correctly or legally asserted.
          (f) In the event that a Lender receives a refund of or credit for taxes withheld or paid pursuant to clause (e) of this Section, which credit or refund is identified by such Lender as being a result of taxes withheld or paid in connection with sums payable hereunder or under any other Fundamental Document, such Lender shall promptly notify the Administrative Agent and the applicable Credit Parties and shall, if no Default or Event of Default has occurred and is continuing, remit to the applicable Credit Parties the amount of such refund or credit allocable to payments made hereunder or under any other Fundamental Document.
          (g) Each Lender agrees that after it becomes aware of the occurrence of an event that would cause any Credit Party to pay any amount pursuant to clause (e) of this Section 2.12, it will use reasonable efforts to notify such Credit Party of such event and, to the extent not inconsistent with such Lender’s internal policies, will use its reasonable efforts to make, fund or maintain the affected Loans of such Lender, or, if applicable, to participate in Letters of Credit through another Lending Office of such Lender if as a result thereof the additional monies which would otherwise be required to be paid by reason of Section 2.12(e) in respect of such Loans, Letters of Credit or participations therein would be materially reduced, and if, as determined by such Lender, in its discretion, the making, funding or maintaining of such Loans, Letters of Credit or participations therein through such other Lending Office would not otherwise materially adversely affect such Loans, Letters of Credit or participations therein or such Lender.
          (h) Notwithstanding anything to the contrary herein, each Lender represents and warrants that, as of the Closing Date, each such Lender is entitled to receive any payments under this Agreement without deduction or withholding of any United States Federal income taxes.
     SECTION 2.13 Foreign Currency Conversion; Withholding. If the net amount of any payment received by the Administrative Agent hereunder, after such amount has (in the case of an amount received in a currency other than U.S. Dollars and/or received outside of the United States) been converted into U.S. Dollars and transferred to New York in accordance with normal banking procedures, is less than the amount otherwise then due and owing by a Credit Party to the Lenders hereunder, or if the Administrative Agent is unable to immediately convert and transfer any such amount as aforesaid, then the applicable Credit Party agrees as a separate obligation to the Lenders to indemnify the Lenders against the loss incurred by reason of such shortfall or delay to the extent but only to the extent such shortfall or delay is due to (i) the application of any exchange controls or similar laws and regulations or (ii) the fact that such amount was received in a currency other than U.S. Dollars; and if the amount of U.S. Dollars thus received by the Administrative Agent, after such conversion, exceeds the amount otherwise then due and owing, the Administrative Agent shall apply such excess to prepay any Loans and provide cash collateral for Letters of Credit then outstanding until the Loans shall have been reduced to zero and all outstanding Letters of Credit have been fully cash collateralized, and thereafter shall remit any further excess to Parent.
     SECTION 2.14 Interest Adjustments. If the provisions of this Credit Agreement or any Note would at any time require payment by any Credit Party to a Lender of any amount of interest in excess of the maximum amount then permitted by Applicable Law with respect to any Loan, the interest payments to that Lender shall be reduced to the extent necessary in order that such Lender shall not receive interest in excess of such maximum amount. If, as a result of the foregoing, a Lender shall receive interest payments hereunder or under a Note in an amount less than the amount otherwise provided hereunder, such deficit (hereinafter called the “Interest Deficit”) will, to the fullest extent permitted by Applicable Law, cumulate and will be carried forward (without interest) until the termination of this Credit Agreement. Interest otherwise payable to a Lender hereunder and under a Note for any subsequent period shall be increased by the maximum amount of the Interest Deficit that may be so added without causing such Lender to receive interest in excess of the maximum amount then permitted by Applicable Law with respect to the Loans.
          The amount of any Interest Deficit relating to a Loan and any Note shall be treated as a prepayment penalty and shall, to the fullest extent permitted by Applicable Law, be paid in full at the time of any optional prepayment by the applicable Credit Party to the Lenders of all the Loans at that time outstanding pursuant to Section 2.9(a) hereof and upon a termination of the Commitments under Section 2.6. The amount of any Interest Deficit relating to a particular Loan and Note at the time of any complete payment of the Loans at that time outstanding (other than an optional prepayment thereof pursuant to Section 2.9(a) hereof and a termination of the Commitments under Section 2.6) shall be canceled and not paid.
     SECTION 2.15 Payments Generally.
          (a) All payments of principal and interest by a Credit Party in respect of any Loans shall be pro rata among the Lenders in accordance with their Percentage. All payments by a Credit Party hereunder and under the Notes shall be made without offset or counterclaim in U.S. Dollars, in immediately available funds, at the office of JPMorgan Chase Bank, N.A. Loan and Agency Services Group, 10 South Dearborn, Floor 7, Chicago, Illinois 60603, Attention: LaTanya Driver, for credit to the Clearing Account, no later than 12:00 noon, New York City time, on the date on which such payment shall be due. Any payment received at such office after such time shall be deemed received on the following Business Day.
          (b) If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent or the Issuing Bank to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
     SECTION 2.16 Provisions Relating to the Borrowing Base.
          (a) The Administrative Agent or the Required Lenders may from time to time by written notice to Parent (i) delete any Person or Affiliated Group from the schedule of Acceptable Obligors or (ii) decrease the Allowable Amount for any Acceptable Obligor, in each case, as the Administrative Agent or the Required Lenders, as the case may be, acting in good faith may deem appropriate as a result of a change in the circumstances of such Person or Affiliated Group. Any such notice shall be prospective only with respect to Section 2.9(e) (i.e. to the extent that giving effect to such notice would otherwise result in a mandatory prepayment by any of the Borrowers under Section 2.9(e), such notice shall not be given effect for purposes of such mandatory prepayment) but shall nevertheless be effective for all other purposes under this Credit Agreement (including Sections 4.2(p) and 5.23) immediately upon the Parent’s receipt of such notice.
          (b) The Required Lenders may (either independently or after a request has been received from Parent) from time to time by written notice to the Parent add or reinstate a Person or Affiliated Group to the schedule of Acceptable Obligors or increase the Allowable Amount for any Acceptable Obligor, as they may in their discretion deem appropriate.
          (c) In the event the Administrative Agent or the Required Lenders notifies Parent that a Person or Affiliated Group is to be deleted as an Acceptable Obligor in accordance with Section 2.16(a), no additional Eligible Receivables from such Person or Affiliated Group may be included in the Borrowing Base subsequent to such notice unless the Required Lenders thereafter notify Parent that such Person or Affiliated Group is reinstated as an Acceptable Obligor in accordance with Section 2.16(b). In the event the Required Lenders notify Parent that the Allowable Amount with respect to an Acceptable Obligor is to be reduced in accordance with Section 2.16(a), no additional Eligible Receivables from such Acceptable Obligor may be included in the Borrowing Base subsequent to such notice if such inclusion would result in the aggregate amount of Eligible Receivables from such Acceptable Obligor being in excess of the Allowable Amount for such Acceptable Obligor after giving effect to such reduction unless the Required Lenders thereafter notify Parent that the Allowable Amount for such Acceptable Obligor is increased in accordance with Section 2.16(b); provided, however, that the Allowable Amount for such Acceptable Obligor shall automatically be restored to its former amount upon request of the Parent if the Administrative Agent is satisfied in good faith that the circumstances which caused the Administrative Agent or the Required Lenders, as the case may be, to reduce such Allowable Amount are no longer continuing. For the avoidance of doubt, Eligible Receivables included in a Borrowing Base calculation with respect to a Qualifying Picture prior to the Administrative Agent or Required Lenders reducing the Allowable Amounts with respect to an Acceptable Obligor or deleting an Acceptable Obligor in accordance with Section 2.16(a) shall remain in the Borrowing Base for such Qualifying Picture (but shall be excluded for purposes of Sections 4.2(p) and 5.23) provided that such receivables continue to satisfy the requirements set forth in the definition of “Eligible Receivables”.
     SECTION 2.17 Increase in Total Commitment.
          (a) Parent may, by written notice to the Administrative Agent from time to time after the Closing Date, request that the Total Commitment be increased by up to U.S.$90,000,000 in the aggregate (any such increase in the Total Commitment shall be referred to as an “Incremental Facility”); provided that (i) the Loans under the Incremental Facility shall for all purposes be Loans borrowed pursuant to the terms of this Credit Agreement, (ii) the financial institutions providing for such Incremental Facility shall be satisfactory to the Administrative Agent and Parent, (iii) the Total Commitment after such increase does not exceed U.S.$200,000,000 and (iv) no Default or Event of Default shall have occurred and be continuing or will exist after giving effect to such Incremental Facility. The aggregate amount of any Incremental Facility shall be in a minimum amount of U.S.$10,000,000 (and in integral multiples of U.S.$5,000,000 in excess thereof). To achieve the full amount of a requested increase, the Borrowers may solicit increased commitments from existing Lenders and also invite additional financial institutions to become Lenders; provided, however, that no existing Lender shall be obligated and/or required to increase its Commitment pursuant to this Section 2.17 unless it specifically consents in writing to provide such increase.
          (b) If the Commitments are increased in accordance with this Section 2.17, the Administrative Agent shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify Parent and the Lenders of the final allocation of such increase and the Increase Effective Date. As a condition precedent to such increase, in addition to any deliveries pursuant to Section 2.17(a) above, Parent shall deliver to the Administrative Agent each of the following in form and substance satisfactory to the Administrative Agent: (1) a certificate of each Credit Party dated as of the Increase Effective Date (which may be an omnibus certificate for all Credit Parties) signed by an Authorized Officer of such Credit Party (i) certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such increase (which may be an omnibus resolution for all Credit Parties), and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article 3 hereof and the other Fundamental Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.17, the representations and warranties contained in Section 3.5 shall be deemed to refer to the most recent statements furnished pursuant to Section 5.1 hereof, and (B) no Default or Event of Default exists or is continuing and (2) a statement of reaffirmation from each Credit Party pursuant to which each such Credit Party ratifies this Credit Agreement and the other Fundamental Documents and acknowledges and reaffirms that, after giving effect to such increase, it is bound by all terms of this Credit Agreement and the other Fundamental Documents.
          (c) Each Incremental Facility shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Credit Parties, the Administrative Agents and each Lender providing the Incremental Facility, in form and substance satisfactory to each of them. The

Increase Joinder shall specify the Applicable Margin for such Incremental Facility. Except as set forth in the Increase Joinder, all Loans under such Incremental Facility shall be the same as the other Loans under the Credit Agreement. If the Applicable Margins for such Incremental Facility are higher than the Applicable Margins then in effect under the Credit Agreement for other Loans, the Applicable Margins for all other Loans shall automatically be adjusted upwards as of the Increase Effective Date to equal the Applicable Margins of such Incremental Facility; provided that any such increase shall be prospective only and shall not apply to any Loans made to finance a Qualifying Picture for which the Initial Funding Date occurred prior to the closing of such Incremental Facility. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.17.
          (d) The Administrative Agent may require (i) the Borrowers to prepay any Loans outstanding on the Increase Effective Date on a non-pro rata basis (and pay any additional amounts required pursuant to Section 2.9) and (ii) the Lenders providing any Incremental Facility in addition to their initial Loans on a non-pro rata basis to take (or require the other parties hereto to take) such other actions as it may deem reasonably appropriate in order to keep the outstanding Loans ratable among the Lenders of each tranche based on their respective Commitments after giving effect to any new or increased Commitments pursuant to the terms of this Section 2.17.
     SECTION 2.18 Defaulting Lender.
          Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
          (a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.5;
          (b) the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 13.11), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;
          (c) if any L/C Exposure exists at the time a Lender becomes a Defaulting Lender then:
          (i) all or any part of such L/C Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Credit Exposures does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.3 are satisfied at such time; and

          (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrower and/or Parent shall within one Business Day following notice by the Administrative Agent, cash collateralize such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.3(j) for so long as such L/C Exposure is outstanding;
          (iii) if the applicable Borrower and/or Parent cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to Section 2.18(c)(ii), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.3(g) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;
          (iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.18(c)(i), then the fees payable to the Lenders pursuant to Section 2.5 and Section 2.3(g) shall be adjusted in accordance with such non-Defaulting Lenders’ Percentages; or
          (v) if any Defaulting Lender’s L/C Exposure is neither cash collateralized nor reallocated pursuant to Section 2.18(c)(i), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all Commitment Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such L/C Exposure) and Letter of Credit fees payable under Section 2.3(g) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Bank until such L/C Exposure is cash collateralized and/or reallocated; and
          (vi) so long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the applicable Borrower and/or Parent in accordance with Section 2.18(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.18(c)(i) (and Defaulting Lenders shall not participate therein).
          (vii) In the event that the Administrative Agent, Parent and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Percentage.
          (d) for purposes of Section 2.1(b), a Defaulting Lender’s Percentage of a requested Loan or Letter of Credit shall not be included when determining whether such requested Loan or Letter of Credit would cause the Borrowing Base or the Total Commitment to be exceeded.
          (e) for purposes of Section 4.2(i), the Commitments of each of the Lenders to fund their Percentage of the aggregate Completion Reserve Amounts for all Qualifying Pictures at the time a Lender becomes a Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Credit Exposures does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.3 are satisfied at such time. If such reallocation cannot, or can only partially, be effected, the applicable Borrower and/or Parent shall within one Business Day following notice from the Administrative Agent, cash collateralize (or provide some other manner of credit support which is acceptable to the Administrative Agent) such Defaulting Lender’s Percentage of the aggregate Completion Reserve Amounts for all Qualifying Pictures at such time (after giving effect to any partial reallocation in accordance with the first sentence of this Section 2.18(e)).
3. REPRESENTATIONS AND WARRANTIES OF CREDIT PARTIES
          In order to induce the Administrative Agent, the Issuing Bank, the Co-Administrative Agent and the Lenders to enter into this Credit Agreement and to make the Loans and issue or purchase participations in the Letters of Credit provided for herein, the Credit Parties, jointly and severally, make the following representations and warranties to, and agreements with, the Administrative Agent, the Issuing Bank, the Co-Administrative Agent and the Lenders, all of which shall survive the execution and delivery of this Credit Agreement, the issuance of the Notes, the making of the Loans, and the issuance of the Letters of Credit:
     SECTION 3.1 Existence and Power.
          (a) Each of the Credit Parties is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is qualified to do business and in good standing in all jurisdictions where (i) the nature of its properties or business so requires and (ii) the failure to be in good standing would render any Eligible Receivable unenforceable or would give rise to a material liability of such Credit Party (a list of such jurisdictions as of the date hereof is attached hereto as Schedule 3.1).
          (b) Each of the Credit Parties has the power and authority (i) to own its respective properties and carry on its respective business as now being conducted, (ii) to execute, deliver and perform, as applicable, its obligations under the Fundamental Documents and any other documents contemplated thereby to which it is or will be a party, (iii) in the case of the Borrowers, to borrow hereunder and (iv) to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in the Collateral including the Pledged Securities, as contemplated by this Credit Agreement and the other Fundamental Documents to which it is or will be a party; and in the case of the Guarantors, to guarantee the Obligations as contemplated by Article 9 hereof.

     SECTION 3.2 Authority and No Violation.
          (a) The execution, delivery and performance of this Credit Agreement and the other Fundamental Documents to which it is a party, by each Credit Party, the grant to the Administrative Agent for the benefit of the Secured Parties of the security interest in the Collateral and the Pledged Securities as contemplated herein and by the other Fundamental Documents and, in the case of the Borrowers, the Borrowings hereunder and the execution, delivery and performance of the Notes and, in the case of each Guarantor, the guaranty of the Obligations as contemplated in Article 9 hereof, (i) have been duly authorized by all necessary corporate or company (as applicable) action on the part of each such Credit Party, (ii) will not constitute a violation of any provision of Applicable Law in any material respect or any order of any Governmental Authority applicable to such Credit Party, or any of its properties or assets in any material respect, (iii) will not violate any provision of the Certificate of Incorporation, By-Laws, limited liability company agreement or any other organizational document of any Credit Party, (iv) will not violate any provision of any Distribution Agreement, indenture, agreement, bond, note or other similar instrument to which such Credit Party is a party or by which such Credit Party or any of its properties or assets are bound in any material respect, (v) will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a material default under, or create any right to terminate, any such Distribution Agreement, indenture, agreement, bond, note or other instrument, and (vi) will not result in the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of any of the Credit Parties other than pursuant to this Credit Agreement or the other Fundamental Documents.
          (b) There are no restrictions on the transfer of any of the Pledged Securities other than as a result of this Credit Agreement or applicable securities laws and the regulations promulgated thereunder.
     SECTION 3.3 Governmental Approval. All material authorizations, approvals, registrations or filings from or with any Governmental Authority (other than UCC-1 financing statements, the Copyright Security Agreement and the Trademark Security Agreement which will be delivered to the Administrative Agent on or prior to the Closing Date, in form suitable for recording or filing with the appropriate filing office) required for the execution, delivery and performance by any Credit Party of this Credit Agreement and the other Fundamental Documents to which it is a party, and the execution and delivery by the Borrowers of the Notes, have been duly obtained or made, and are in full force and effect, and if any further authorizations, approvals, registrations or filings should hereafter become necessary, the Credit Parties shall obtain or make all such authorizations, approvals, registrations or filings.
     SECTION 3.4 Binding Agreements. This Credit Agreement and the other Fundamental Documents when executed, will constitute the legal, valid and binding obligations of each Credit Party that is a party thereto, enforceable against such Credit Party in accordance with their respective terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors’ rights generally and to general principles of equity.
     SECTION 3.5 Financial Statements. The audited consolidated balance sheets of LGEC and its Consolidated Subsidiaries at March 31, 2008 and March 31, 2009, together with the related statements of income and the related notes and supplemental information for the fiscal years then ended, have been prepared in accordance with GAAP in effect as of such date consistently applied, except as otherwise indicated in the notes to such financial statements. All of such financial statements fairly present the financial position or the results of operations of LGEC and its Consolidated Subsidiaries on a consolidated basis at the dates or for the periods indicated and reflect all known liabilities, contingent or otherwise, that GAAP require, as of such dates, to be shown or reserved against.
     SECTION 3.6 No Material Adverse Change.
          (a) There has been no material adverse change with respect to the business, operations, performance, assets, properties, condition (financial or otherwise) or prospects of the Credit Parties taken as a whole from July 21, 2009.
          (b) No Credit Party has entered or is entering into the arrangements contemplated hereby and by the other Fundamental Documents, or intends to make any transfer or incur any obligations hereunder or thereunder, with actual intent to hinder, delay or defraud either present or future creditors. On and as of the Closing Date, on a pro forma basis after giving effect to all Indebtedness (including the Loans) expected to be borrowed or repaid on the Closing Date (i) each Credit Party expects the cash available to such Credit Party, after taking into account all other anticipated uses of the cash of such Credit Party (including the payments on or in respect of debt referred to in clause (iii) of this Section 3.6(b)), will be sufficient to satisfy all final judgments for money damages which have been docketed against such Credit Party or which may be rendered against such Credit Party in any action in which such Credit Party is a defendant (taking into account the reasonably anticipated maximum amount of any such judgment and the earliest time at which such judgment might be entered); (ii) the sum of the present fair saleable value of the assets of each Credit Party will exceed the probable liability of such Credit Party on its debts (including its Guaranties); (iii) no Credit Party will have incurred or intends to, or believes that it will, incur debts beyond its ability to pay such debts as such debts mature (taking into account the timing and amounts of cash to be received by such Credit Party from any source, and of amounts to be payable on or in respect of debts of such Credit Party and the amounts referred to in clause (i)); and (iv) each Credit Party believes it will have sufficient capital with which to conduct its present and proposed business and the property of such Credit Party does not constitute unreasonably small capital with which to conduct its present or proposed business. For purposes of this Section 3.6, “debt” means any liability or a claim, and “claim” means (y) right to payment whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (z) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.
     SECTION 3.7 Ownership of Pledged Securities, Subsidiaries, etc.
          (a) annexed hereto as Schedule 3.7 is a correct and complete list as of the date hereof, of each Credit Party showing, as to each, (i) its name, (ii) the jurisdiction in which it was incorporated or otherwise organized, (iii) in the case of each Credit Party which is a corporation, its authorized capitalization, the number of shares of its capital stock outstanding and the ownership of its capital stock and (iv) in the case of each Credit Party which is a limited liability company, the ownership of its membership interests.
          (b) As of the date hereof no Credit Party holds any Equity Interest or other Investment, either directly or indirectly, in any Person other than another Credit Party and no Credit Party is a general or limited partner in any joint venture or partnership.
     SECTION 3.8 Copyrights, Trademarks and Other Rights.
          (a) On the date hereof, the Qualifying Picture listed on Schedule 3.8(a) hereto comprise all of the Qualifying Pictures in which any Credit Party has any right, title or interest (either directly, through a joint venture or partnership or otherwise). In addition, Schedule 3.8(a) sets out a true and complete record of the copyright registration numbers and the character of the interests held by the relevant Credit Party for the Qualifying Picture listed on Schedule 3.8(a) which have been duly recorded in the United States Copyright Office and copies of all such recordations have been made available to the Administrative Agent. To the best of each Credit Party’s knowledge, all Qualifying Picture and all component parts thereof do not and will not violate or infringe upon any copyright, right of privacy, trademark, patent, trade name, performing right or any literary, dramatic, musical, artistic, personal, private, several, care, contract, property or copyright right or any other right of any Person, in any material respect or contain any libelous or slanderous material. There is no claim, suit, action or proceeding pending or, to the best of each Credit Party’s knowledge, threatened against any Credit Party that involves a claim of infringement of any copyright with respect to any Qualifying Picture listed on Schedule 3.8(a), and no Credit Party has any knowledge of any existing infringement by any other Person of any copyright held by any Credit Party with respect to any Qualifying Picture listed on Schedule 3.8(a).
          (b) Schedule 3.8(b) hereto (i) lists all the trademarks registered by any Credit Party on the date hereof and identifies the Credit Party which registered each such trademark and (ii) specifies as to each, the jurisdictions in which such trademark has been issued or registered (or, if applicable, in which an application for such issuance or registration has been filed), including the respective registration or application numbers and applicable dates of registration or application and (iii) specifies as to each, as applicable, material licenses, sublicenses and other material agreements as of the date hereof (other than any agreements which relate to the exploitation of a Qualifying Picture), to which any Credit Party is a party and pursuant to which any Person, other than a Credit Party, is authorized to use such trademark. Each trademark set forth on Schedule 3.8(b) will be included on Schedule A to the Trademark Security Agreement to be delivered to the Administrative Agent on or prior to the Closing Date pursuant to Section 4.1(g).
          (c) All applications and registrations for all copyrights, trademarks, service marks, trade names and service names in which any Credit Party has any right, title or interest are valid and in full force and effect (other than trademarks, service marks, trade names and service names that in the aggregate are not material) and are not subject to the payment of any taxes or maintenance fees or the taking of any other actions by the Credit Parties to maintain their validity or effectiveness.

     SECTION 3.9 Fictitious Names. Except as disclosed on Schedule 3.9, none of the Credit Parties has done business, is doing business or intends to do business other than under its full corporate or company (as applicable) name, including, without limitation, under any trade name or other doing business name.
     SECTION 3.10 Title to Qualifying Pictures. The Credit Parties have good title to each of the Qualifying Pictures listed on Schedule 3.8(a) and all such properties and assets are free and clear of Liens, except Permitted Liens.
     SECTION 3.11 Places of Business. The chief executive office of each Credit Party is, on the date hereof, as set forth on Schedule 3.11 hereto. All of the places where each Credit Party keeps the records concerning the Collateral on the date hereof or regularly keeps any goods included in the Collateral on the date hereof are also listed on Schedule 3.11 hereto.
     SECTION 3.12 Litigation. Except as set forth in Schedule 3.12, there are no actions, suits or other proceedings at law or in equity by or before any arbitrator or arbitration panel, or any Governmental Authority (including, but not limited to, matters relating to environmental liability) or any investigation by any Governmental Authority of the affairs of, or to the best of each Credit Party’s knowledge, threatened action, suit or other proceeding against or affecting, any Credit Party or of any of their respective properties or rights which either (A) if adversely determined, could reasonably be expected to have a Material Adverse Effect or (B) relate to this Credit Agreement or any of the transactions contemplated hereby. No Credit Party is in default with respect to any order, writ, injunction, decree, rule or regulation of any Governmental Authority binding upon such Person, which default could reasonably be expected to have a Material Adverse Effect.
     SECTION 3.13 Federal Reserve Regulations. No Credit Party is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used, directly or indirectly, whether immediately, incidentally or ultimately (i) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or (ii) for any other purpose, in each case, violative of or inconsistent with any of the provisions of any regulation of the Board, including, without limitation, Regulations T, U and X thereto.
     SECTION 3.14 Investment Company Act. No Credit Party is, or will during the term of this Credit Agreement be, (i) an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to regulation under the Federal Power Act or any foreign, federal or local statute or any other Applicable Law of the United States of America, Canada or any other jurisdiction, in each case limiting its ability to incur indebtedness for money borrowed as contemplated hereby or by any other Fundamental Document.
     SECTION 3.15 Taxes. Each Credit Party has filed or caused to be filed all federal, state, local and foreign tax returns which are required to be filed with any Governmental Authority after giving effect to applicable extensions, and has paid or has caused to be paid all taxes as shown on said returns or on any assessment received by them in writing, to the extent that such taxes have become due, except as permitted by Section 5.13 hereof. No Credit Party knows of any material additional assessments or any basis therefor. The Credit Parties believe that the charges, accrual and reserves on its books in respect of taxes or other governmental charges are accurate.
     SECTION 3.16 Compliance with ERISA.
          (a) Each U.S. Plan has been maintained and operated in all material respects in accordance with all applicable laws, including ERISA and the Code, and each U.S. Plan intended to qualify under section 401(a) of the Code so qualifies. No Reportable Event has occurred in the last five years as to any U.S. Plan, and the present value of all benefits under all U.S. Plans subject to Title IV of ERISA (based on those assumptions used to fund such U.S. Plans) did not, in the aggregate, as of the last annual valuation date applicable thereto, exceed the actuarial value of the assets of such U.S. Plans allocable to such benefits. No material liability has been, and no circumstances exist pursuant to which any material liability could be, imposed upon any Credit Party or ERISA Affiliate (i) under sections 4971 through 4980B of the Code, sections 502(i) or 502(l) of ERISA, or under Title IV of ERISA with respect to any U.S. Plan or Multiemployer Plan, or with respect to any plan heretofore maintained by any Credit Party or ERISA Affiliate, or any entity that heretofore was an ERISA Affiliate, (ii) for the failure to fulfill any obligation to contribute to any Multiemployer Plan, or (iii) with respect to any U.S. Plan that provides post-retirement welfare coverage (other than as required pursuant to Section 4980B of the Code). Neither any Credit Party nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated.
          (b) The execution, delivery and performance of the Fundamental Documents and the consummation of the transactions contemplated hereby and thereby will not involve any “prohibited transaction” within the meaning of ERISA or the Code.
     SECTION 3.17 Agreements.
          (a) No Credit Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument (including, without limitation, any Distribution Agreement) to which it is a party which could reasonably be expected to result in a Material Adverse Effect.
          (b) Schedule 3.17 is a true and complete listing as of the date hereof of (i) all credit agreements, indentures, and other agreements related to any indebtedness for borrowed money of any Credit Party, other than the Fundamental Documents, (ii) all joint venture agreements to which any Credit Party is a party, (iii) all Distribution Agreements, (iv) all agreements or other arrangements pursuant to which a Credit Party has granted a Lien to any Person and (v) all other contractual arrangements entered into by a Credit Party or by which any Credit Party is bound which arrangements are material to any Credit Party, including but not limited to, Guaranties. The Credit Parties have delivered or made available to the Administrative Agent a true and complete copy of each agreement described on Schedule 3.17, including all exhibits and schedules.

     SECTION 3.18 Security Interest. The execution and delivery of this Credit Agreement and the other Fundamental Documents, together with the actions taken on or prior to the Closing Date (including (i) the filing of the appropriate UCC-1 financing statements with the filing offices listed on Schedule 3.18, (ii) the filing of the Copyright Security Agreement with the U.S. Copyright Office, (iii) the filing of the Trademark Security Agreement with the U.S. Patent and Trademark Office and (iv) the delivery of the Pledged Securities with appropriate stock powers to the Administrative Agent) was and continues to be effective to create and grant to the Administrative Agent for the benefit of the Secured Parties, a valid and first priority perfected security interests in the Collateral, (subject only to Permitted Liens) and in the Pledged Securities.
     SECTION 3.19 Disclosure. Neither this Credit Agreement nor any other Fundamental Document nor any agreement, document, certificate or statement furnished to the Administrative Agent for the benefit of the Secured Parties by any Credit Party in connection with the transactions contemplated hereby, at the time it was furnished or delivered, contained any untrue statement of a material fact regarding the Credit Parties or, when taken together with all such other agreements, documents, certificates and statements, omitted to state a material fact necessary under the circumstances under which it was made in order to make the statements contained herein or therein not misleading. There is no fact known to any Credit Party (other than general industry conditions or facts which have been disclosed to the Lenders in writing) which would have or could reasonably be expected in the future to have a Material Adverse Effect.
     SECTION 3.20 Distribution Rights. Each Credit Party has sufficient right, title and interest in each Qualifying Picture (including both rights under copyright and ownership of or access to Physical Materials) to enable it (i) to enter into and perform all of the Distribution Agreements to which it is a party and other agreements generating Eligible Receivables and accounts receivable reflected on the most recent balance sheet and the most recent Borrowing Base Certificate delivered to the Lenders pursuant hereto, and (ii) to charge, earn, realize and retain all fees and profits to which such Credit Party is entitled thereunder, and is not in breach of any of its obligations under such agreements, nor does any Credit Party have any knowledge of any breach or anticipated breach by any other parties thereto, which breach in either case either individually or when aggregated with all other such breaches could reasonably be expected to have a Material Adverse Effect.
     SECTION 3.21 Environmental Liabilities.
          (a) No Credit Party has used, stored, treated, transported, manufactured, refined, handled, produced or disposed of any Hazardous Materials on, under, at, from or in any way affecting, any of its properties or assets owned or leased by a Credit Party, in any manner which at the time of the action in question violated any Environmental Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials and to the best of each Credit Party’s knowledge, no prior owner of such property or asset or any tenant, subtenant, prior tenant or prior subtenant thereof has used Hazardous Materials on or affecting such property or asset, or otherwise, in any manner which at the time of the action in question violated any Environmental Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials.
          (b) To the best of each Credit Party’s knowledge (i) no Credit Party has any obligations or liabilities, known or unknown, matured or not matured, absolute or contingent, assessed or unassessed, which could reasonably be expected to have a Material Adverse Effect and (ii) no claims have been made against any of the Credit Parties in the past five years and no presently outstanding citations or notices have been issued against any of the Credit Parties, which could reasonably be expected to have a Material Adverse Effect which in either case have been or are imposed by reason of or based upon any provision of any Environmental Law, including, without limitation, any such obligations or liabilities relating to or arising out of or attributable, in whole or in part, to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of any Hazardous Materials by any Credit Party, or any of its employees, agents, representatives or predecessors in interest in connection with or in any way arising from or relating to any of the Credit Parties or any of their respective owned or leased properties, or relating to or arising from or attributable, in whole or in part, to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of any such substance, by any other Person at or on or under any of the real properties owned or used by any of the Credit Parties or any other location where such could reasonably be expected to have a Material Adverse Effect.
     SECTION 3.22 Pledged Securities.
          (a) Annexed hereto as Schedule 3.22 is a correct and complete list as of the date hereof, of all the Pledged Securities hereunder showing, as to each, the entity whose stock or other Equity Interests are being pledged, the Pledgor of such stock or other Equity Interests, the stock certificate number (as applicable), the number of shares or amount of the capital stock or other Equity Interests being pledged hereunder, the name and address of each Person (if any) other than a Pledgor which holds any Equity Interest issued by each such entity, and the number of shares or amount of Equity Interests held by each such other person. Each Pledgor (i) is the legal and beneficial owner of, and has sole right, title and interest to, the Pledged Securities identified on Schedule 3.22 as being owned by such Pledgor, free and clear of all Liens, security interests or other encumbrances whatsoever, except the security interests created by this Credit Agreement and the other Fundamental Documents and (ii) has sole right and power to pledge, and grant the security interest in, and Lien upon, such Pledged Securities pursuant to this Credit Agreement without the consent of any Person or Governmental Authority whatsoever other than any such consent which shall have been obtained on or before the Closing Date.
          (b) All of the Pledged Securities are duly authorized, validly issued, fully paid and non-assessable.
          (c) Except for contractual restrictions disclosed on Schedule 3.22 and restrictions created herein or under applicable securities laws and the regulations promulgated thereunder, there are no restrictions on the transfer of any of the Pledged Securities. Except for restrictions under applicable securities laws and the regulations promulgated thereunder, there are no restrictions on the transfer of any of the Pledged Securities which would limit the ability of the Administrative Agent to foreclose upon and dispose of any of the Pledged Securities upon the occurrence of an Event of Default.
          (d) Except as set forth on Schedule 3.22, there are no Equity Interests currently outstanding with respect to, and no agreements to purchase or otherwise acquire any shares of the capital stock or other Equity Interests of, any issuer of any of the Pledged Securities; and there are no securities or obligations of any kind convertible into any shares of the capital stock or other Equity Interests of any issuer of any of the Pledged Securities.
          (e) Article 10 of this Credit Agreement creates in favor of the Administrative Agent (on behalf of the Secured Parties) a valid, binding and enforceable security interest in, and Lien upon, all right, title and interest of the Pledgor in the Pledged Securities and constitutes a fully perfected first and prior security interest and Lien upon all right, title and interest of the Pledgor in such Pledged Securities subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors’ rights generally and to general principles of equity.
     SECTION 3.23 Compliance with Laws. No Credit Party is in violation of any Applicable Law except for such violations in the aggregate which would not have a Material Adverse Effect. The Borrowings hereunder, the intended use of the proceeds of the Loans as described in the preamble hereto and as contemplated by Section 5.19 hereof and any other transactions contemplated hereby will not violate any Applicable Law.
     SECTION 3.24 Special Purpose Nature of Borrowers. Each Subsidiary of Parent is a special purpose entity which was formed for the sole purpose of producing or acquiring a particular Qualifying Picture and as of the date hereof (or such later date on which any such Person becomes a Subsidiary of Parent) and at all times thereafter (so long as such Person remains a Subsidiary of Parent), has not engaged in any activities or incurred any liabilities contingent or otherwise, other than those related to the production or acquisition of such Qualifying Picture and its obligations under this Credit Agreement and the other Transaction Documents.
     SECTION 3.25 Rights Agreements. The Rights Agreements are the only documents and agreements pursuant to which the Borrower obtained rights to the Qualifying Picture. True and complete copies of the various agreements constituting the Rights Agreements and all agreements with all persons whose services in connection with the Picture are a requirement of the Distribution Agreements, have been furnished to the Co-Administrative Agent and are consistent with the requirements of the Distribution Agreements and the Bonded Budget for such Qualifying Picture. At the time of each Loan, the above mentioned agreements will be in full force and effect, all amounts required to be paid to prevent reversion of the rights under the Rights Agreements shall have been paid in full and no party to any such agreements will be in default thereunder or have any accrued right of termination thereunder.
     SECTION 3.26 “Stop Date”, Contingent Compensation, Etc. No actor (or other key above-the-line personnel) shall have been granted a “stop date” (as such term is understood in the motion picture industry) in connection with his or her engagement in any Qualifying Picture unless permitted in writing by the Approved Completion Guarantor and the Co-Administrative

Agent. Except as otherwise approved by the Co-Administrative Agent in its sole discretion, all persons rendering creative services in respect of any Qualifying Picture (including, without limitation, all writers, the director, the director of photography, all composers and all principal cast personnel) shall have executed written agreements with the appropriate Borrower, pursuant to which each such person waives its right to injunctive relief against Borrower and the Qualifying Picture, and agrees that its sole remedy in the event of any breach by Borrower shall be an action for money damages. No percentage compensation is or will be payable by Borrower to any Person computed on the basis of the gross receipts or net profits of a Qualifying Picture unless such amounts are payable only from receipts of such Qualifying Picture remaining after all of the Loans relating to such Qualifying Picture have been repaid in full. Except as expressly provided for in the Bonded Budget, no amounts shall be payable to the Borrower or any of its principals or their respective Affiliates as compensation or fees (including, without limitation, as sales, distribution or financing fees) or reimbursement of expenses in connection with a Qualifying Picture until the Loans relating to such Qualifying Picture are repaid in full.
4. CONDITIONS PRECEDENT
     SECTION 4.1 Conditions Precedent to the Closing Date. The effectiveness of this Agreement is subject to the satisfaction in full of the following conditions precedent:
          (a) Corporate Documents. The Administrative Agent shall have received, with copies for each of the Lenders:
          (i) a copy of the articles or certificate of incorporation or other organizational document of each Credit Party, certified on a recent date by the Secretary of State (or other appropriate governmental official if such party is organized outside the United States) of such Credit Party’s jurisdiction of incorporation or organization, as the case may be;
          (ii) a certificate of the Secretary of State or other appropriate governmental official of such jurisdiction of incorporation or organization, dated as of a recent date as to the good standing of, and (to the extent available) payment of taxes by, each Credit Party which certificate lists the charter documents on file in the office of such Secretary of State or other appropriate governmental official;
          (iii) a certificate dated as of a recent date as to the good standing of each Credit Party issued by the Secretary of State or other appropriate governmental official of each jurisdiction in which such Credit Party is qualified as a foreign corporation or foreign limited liability company as listed in Schedule 3.1 hereto;
          (iv) a certificate of the Secretary of each Credit Party, dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or limited liability company agreement, as the case may be, of such party as in effect on the date of such certification; (B) that attached thereto is a true and complete copy of the resolutions adopted by the board of directors of such party authorizing the execution, delivery and performance in accordance with their respective terms of the

Fundamental Documents executed by such Credit Party and any other documents required or contemplated hereunder or thereunder, the grant of the security interests in the Collateral and the Pledged Securities, and in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been amended, rescinded or supplemented and are currently in effect; (C) that the certificate of incorporation or organization of such party has not been amended since the date of the last amendment thereto indicated on the certificates of the Secretary of State or other appropriate governmental official furnished pursuant to clause (i) above; and (D) as to the incumbency and specimen signature of each officer of such party executing any Fundamental Document (such certificate to contain a certification by another officer of such party as to the incumbency and signature of the officer signing the certificate referred to in this clause (iv)); and
          (v) such additional supporting documents as the Administrative Agent or its counsel or any Lender may reasonably request.
          (b) Credit Agreement; Notes; Sponsor Inducement Agreement. The Administrative Agent shall have received (i) executed counterparts of this Credit Agreement, which, when taken together, bear the signatures of the Administrative Agent, the Issuing Bank, the Co-Administrative Agent, all of the Credit Parties and all of the Lenders, (ii) the Notes executed by the Borrowers existing as of the Closing Date and (iii) executed counterparts of the Sponsor Inducement Agreement, which when taken together, bear the signatures of the Administrative Agent, the Issuing Bank, the Co-Administrative Agent, the Credit Parties and the Sponsors.
          (c) No Material Adverse Change. No material adverse change shall have occurred with respect to the business, operations, performance, assets, properties, condition (financial or otherwise) or prospects of LGEC and its Subsidiaries taken as a whole from March 31, 2009.
          (d) Security and Other Documentation. The Administrative Agent shall have received fully executed copies of (i) a Copyright Security Agreement listing each Qualifying Picture in which any Credit Party has a copyrightable interest (as listed on Schedule 3.8(a) hereto) executed by each such Credit Party; (iii) a Trademark Security Agreement for each trademark in which any Credit Party has any interest (as listed on Schedule 3.8(b) hereto) executed by each such Credit Party; (iv) appropriate UCC-1 financing statements relating to the Collateral and (v) all certificates evidencing any of the Pledged Securities with appropriate undated stock powers executed in blank.
          (e) Security Interests in Copyrights and other Collateral. The Administrative Agent shall have received evidence satisfactory to it that each Credit Party, has sufficient right, title and interest in and to the Collateral and other assets which it purports to own (including appropriate licenses under copyright), as set forth in the documents and other materials presented to the Lenders, to enable such Credit Party to perform the Distribution Agreements to which such Credit Party is a party and as to each Credit Party, to grant to the Administrative Agent for the benefit of the Secured Parties the security interests contemplated by the Fundamental Documents, and that all financing statements, copyright filings and other filings under Applicable Law necessary to provide the Administrative Agent for the benefit of the Secured

Parties with a first priority perfected security interest in the Pledged Securities and Collateral (subject in the case of the Collateral, to Permitted Liens) have been filed or delivered to the Administrative Agent in satisfactory form for filing.
          (f) Payment of Fees. All fees and expenses then due and payable by any Credit Party to the Agents and/or the Lenders in connection with the transactions contemplated hereby or as required by the Fee Letters shall have been paid.
          (g) Litigation. No litigation, governmental or administrative inquiry, inquiry from any stock exchange on which LGEC is listed, injunction or restraining order shall be pending, entered or threatened which involves this Credit Agreement or which in the Administrative Agent’s good faith judgment could reasonably be expected to have a Material Adverse Effect.
          (h) UCC Searches. The Administrative Agent shall have received UCC, copyright office and other searches satisfactory to it indicating that no other filings, encumbrances or transfers (other than in connection with Permitted Liens) with regard to the Collateral are of record in any jurisdiction in which it shall be necessary or desirable for the Administrative Agent to make a UCC filing in order to provide the Administrative Agent (for the benefit of the Secured Parties) with a perfected security interest in the Collateral.
          (i) ERISA. The Administrative Agent shall have received or had made available to it, copies of all U.S. Plans of the Credit Parties that are in existence on the Closing Date, and descriptions of those that are committed to on the Closing Date.
          (j) Contribution Agreement. The Administrative Agent shall have received a fully executed Contribution Agreement duly executed by each of the Credit Parties.
          (k) Delivery of Agreements. The Administrative Agent shall have received and be satisfied with the terms and provisions of (i) all existing Distribution Agreements (if any), (ii) all material agreements listed on Schedule 3.17 and (iii) all other agreements to the extent requested by the Administrative Agent.
          (l) Required Consents and Approvals. The Administrative Agent shall be satisfied that all required consents and approvals have been obtained with respect to the transactions contemplated hereby from all Governmental Authorities with jurisdiction over the business and activities of any Credit Party and from any other entity whose consent or approval the Administrative Agent in its reasonable discretion deems necessary to the transactions contemplated hereby.
          (m) Federal Reserve Regulations. The Administrative Agent shall be satisfied that the provisions of Regulations T, U and X of the Board will not be violated by the transactions contemplated hereby.
          (n) Compliance with Laws. The Administrative Agent shall be satisfied that the transactions contemplated hereby will not violate any provision of Applicable Law, or any order of any court or other agency of the United States or Canada or any state or province thereof applicable to any of the Credit Parties or any of their respective properties or assets.

          (o) Approval of Counsel to the Agents. All legal matters incidental to this Credit Agreement and the transactions contemplated hereby shall be reasonably satisfactory to Morgan, Lewis & Bockius LLP, counsel to the Agents.
          (p) Projected Production Schedule. The Agents shall have received and be satisfied with Parent’s projected production schedule and projected usage of the Facility on a quarterly basis through December 31, 2010 and annually thereafter through December 31, 2012.
          (q) Collection Account. The Parent shall have established a Collection Account with the Administrative Agent for deposits relating to maintaining the Minimum Equity Amount and such Collection Account (the “Minimum Equity Account”) shall be subject to an Account Control Agreement.
     SECTION 4.2 Conditions Precedent to the Initial Loan for Each Qualifying Picture. The making of the initial Loan for each Qualifying Picture, or if an initial Letter of Credit is requested prior to the initial Loan for a Qualifying Picture, the issuance of such Letter of Credit for each Qualifying Picture hereunder is subject to the following conditions precedent being satisfied no later than three (3) Business Days before the date of the request for such Loan or Letter of Credit, as applicable:
          (a) Qualifying Picture Declaration. The Co-Administrative Agent shall have received a Qualifying Picture Declaration in respect of such Qualifying Picture, duly executed by an Authorized Officer on behalf of the applicable Borrower. Upon the execution of the Qualifying Picture Declaration, the Administrative Agent shall be entitled to establish the Completion Reserve Amount for such Qualifying Picture.
          (b) Produced Picture Documents. If such Qualifying Picture is a Produced Picture, the Administrative Agent shall have received (i) a copy of the Bonded Budget for such Qualifying Picture as approved by the Approved Completion Guarantor and the Borrower, (ii) a list of all agreements executed in connection with such Qualifying Picture that provide for deferments or Participations, along with copies of such agreements as the Administrative Agent may reasonably request, (iii) certificates or binders of insurance for such Qualifying Picture together with an endorsement naming the Administrative Agent as an “additional insured” or “loss payee”, as applicable, (iv) copyright assignments, (v) to the extent that the Borrower has an ownership interest in the Physical Materials for such Qualifying Picture, a Pledgeholder Agreements substantially in the form of Exhibit D-1 or D-2 (as applicable) for such Qualifying Picture, (vi) to the extent that the Borrower has only a right of access to the Physical Materials for such Qualifying Picture, a Laboratory Access Letter substantially in the form of Exhibit C for such Qualifying Picture, (vii) other than with respect to Completed Pictures, an Completion Guaranty from an Approved Completion Guarantor on terms acceptable to the Administrative Agent, in its sole discretion, (viii) other than with respect to Completed Pictures, Account Control Agreements for the related Production Accounts, and (ix) an Instrument of Assumption and Joinder, if required hereunder.
          (c) Acquired Picture Documents. If such Qualifying Picture is an Acquired Picture, the Administrative Agent shall have received (i) a statement of the final production costs for such Qualifying Picture if requested by either Administrative Agent or Co-Administrative

Agent and either (A) the vendor or licensor is an Affiliate and such Affiliate has received such statement or (B) the purchase price for such Qualifying Picture payable by the applicable Borrower is calculated with reference to the final production costs of such Qualifying Picture and the Borrower has received such statement from the vendor or licensor of such Qualifying Picture, (ii) a copy of the acquisition agreement or co-financing agreement executed in connection with such Qualifying Picture, (iii) to the extent that the Borrower has an ownership interest in or a right of access to the Physical Materials for such Qualifying Picture, Pledgeholder Agreements substantially in the form of Exhibit D-1 or Exhibit D-2 for such Qualifying Picture, (iv) certificates or binders of insurance for such Qualifying Picture together with an endorsement naming the Administrative Agent as an “additional insured” or “loss payee”, as applicable, and (v) an Instrument of Assumption and Joinder, if required hereunder.
          (d) Interparty Agreement. The Co-Administrative Agent shall have received one or more (as applicable) Inter-Party Agreements in form and substance satisfactory to it with respect to such Qualifying Picture.
          (e) Insurance. The Borrowers shall have furnished the Administrative Agent with (i) evidence acceptable to the Administrative Agent that the insurance policies required by Section 5.5 (including with respect to the applicable Qualifying Picture) have been obtained and are in full force and effect and (ii) Certificates of Insurance with respect to all existing insurance coverage which certificates shall name JPMorgan Chase Bank, as Administrative Agent, as the certificate holder and shall evidence the Credit Parties’ compliance with Section 5.5 with respect to all insurance coverage existing as of the Closing Date.
          (f) Security and Other Documentation. The Co-Administrative Agent shall have received fully-executed copies of: (i) a Trademark Security Agreement for each trademark, if any, in which any Credit Party has any interest with respect to such Qualifying Picture executed by each such Credit Party; (ii) a Copyright Security Agreement for each copyright in which any Credit Party has any interest with respect to such Qualifying Picture executed by each such Credit Party; (iii) appropriate UCC-1 financing statements relating to the Collateral, if deemed necessary by the Co-Administrative Agent; and (iv) the Pledged Securities with appropriate undated stock powers (or comparable documents for non-corporate entities to the extent certificated) executed in blank.
          (g) Chain of Title. The Co-Administrative Agent shall have received copies in recordable form of all agreements, instruments of transfer or other instruments (collectively, the “Rights Agreements”), including, without limitation, production services agreements and rights agreements, necessary to establish to the reasonable satisfaction of the Co-Administrative Agent, the applicable Credit Party’s ownership of sufficient rights in such Qualifying Picture, to enable such Credit Party to produce and/or distribute such Qualifying Picture and to grant to the Administrative Agent for the benefit of the Secured Parties the security interests therein which are contemplated by this Credit Agreement (all of such agreements, instruments of transfer or other instruments, the “Rights Agreements”).
          (h) Per Picture Fee. The Administrative Agent shall have received for the account of each Lender, the Per Picture Fee, which may be paid with the proceeds from the initial Loan for such Qualifying Picture.

          (i) Completion Reserve Amount. The Administrative Agent shall be satisfied that an amount equal to the Completion Reserve Amount for such Qualifying Picture shall have been reserved from the Total Commitments.
          (j) Principal Photography. If principal photography with respect to such Qualifying Picture has not commenced, principal photography with respect to such Qualifying Picture shall be scheduled to commence no more than 60 days after the date of such initial Loan.
          (k) Notices of Assignment and Irrevocable Instructions. The Co-Administrative Agent shall have received with respect to each Eligible Receivable or Acceptable Tax Credit included in the Borrowing Base Certificate with respect to such Qualifying Picture and each Eligible Receivable contributed as equity to Parent in accordance with Section 4.2(p), a Notice of Assignment and Irrevocable Instructions (or similar instructions satisfactory to the Co-Administrative Agent contained within an Inter-Party Agreement) executed by the appropriate Credit Party.
          (l) Updates of Schedules. The Co-Administrative Agent shall have received updated versions of Schedules 3.8(a)(i) and 3.8(a)(ii) and 3.17 reflecting the information relating to such Picture pertinent to such Schedules.
          (m) Co-Productions, etc. If any portion of the Qualifying Picture is to be financed by an Approved Co-Financing Party or if an Approved Co-Financing Party is to have any ownership interest in such Qualifying Picture or its copyright, then such Approved Co-Financing Party shall have been approved by the Agents and the Co-Administrative Agent shall have received and be satisfied with the co-financing agreement, an intercreditor agreement and such other documentation as it shall deem appropriate.
          (n) Lien from Licensing Intermediary. In the event that any distribution rights or proceeds of the Picture are to be remitted to or through a Licensing Intermediary, the Administrative Agent has received a perfected security interest from such Licensing Intermediary in any such rights or the proceeds thereof pursuant to documentation reasonably satisfactory to the Administrative Agent.
          (o) Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which sets forth the Borrowing Base and compliance with Section 5.23 hereof as of the date no more than seven (7) Business Days before the notice of Borrowing is made in connection herewith and which reflects the Completion Reserve Amount for the Qualifying Picture involved.
          (p) Equity and/or Excess Borrowing Base. Parent shall have aggregate equity and/or the Borrowers shall have excess Borrowing Base (from Completed Qualifying Pictures) and Additional Pay TV Receivables (if any) (which in either case have not been used to support Gap Pictures pursuant to proviso (a) of the definition of Borrowing Base) of at least an amount equal to the Minimum Equity Amount.
          (q) Repayment of Loans. The Co-Administrative Agent shall be satisfied, based on the bonded outside delivery date under the applicable Completion Guaranty and the Eligible Receivables included in the Borrowing Base calculation with respect to such Qualifying

Picture, that all Loans with respect to such Qualifying Picture will be paid in full on or prior to the earlier of (i) nine (9) months after such Qualifying Picture is Completed and (ii) the Maturity Date.
          (r) Delivery Items. The Co-Administrative Agent shall be satisfied that all items necessary to Complete such Qualifying Picture (including satisfaction of all conditions precedent to payment of Eligible Receivables to be included in the Borrowing Base calculation with respect to such Qualifying Picture) will either be the responsibility of the Approved Completion Guarantor pursuant to the applicable Completion Guaranty or shall have been otherwise provided for in a manner acceptable to the Co-Administrative Agent in its sole discretion.
          (s) Collection Account. The applicable Borrower shall have established a Collection Account for such Qualifying Picture and such Collection Account shall be subject to an Account Control Agreement.
          (t) Talent Agreements. The Co-Administrative Agent shall have received a copy of the executed agreement (or current draft of the agreement if such agreement has not yet been executed) for the services of each of the producer, director and each principal cast member (as well as any Person who has agreed to accept deferred compensation or who is granted any participation or other contingent compensation). If any such agreement is not fully-signed when delivered to the Co-Administrative Agent hereunder, the Borrower shall provide the Co-Administrative Agent with a fully-signed copy of such agreement as soon as it is executed, whether before or after the Closing Date.
          (u) Foreign Currency Hedges. If any production costs or acquisition costs are payable in a currency other than U.S. Dollars, such obligations shall be hedged in a manner satisfactory to the Administrative Agent to eliminate or substantially reduce the risk of fluctuations in the value of the applicable foreign currency.
          (v) Opinions of Counsel. The Administrative Agent shall have received written opinions of either the general counsel of LGEI or O’Melveny & Myers LLP, United States counsel to the Credit Parties (or a replacement law firm acceptable to the Administrative Agent), addressed to the Administrative Agent, the Co-Administrative Agent and the Lenders and on behalf of (i) the Parent, LGEI and LGF and (ii) each Borrower, in each case, in form and substance satisfactory to the Administrative Agent and to Morgan, Lewis & Bockius LLP, counsel to the Agents. For the avoidance of doubt, the opinion referenced in clause (i) of the previous sentence shall only be delivered once.
          (w) Notes. To the extent requested by any of the Lenders pursuant to Section 2.2 hereof, the applicable Borrower shall have prepared and executed the applicable Note(s) and delivered the applicable Note(s) to the requesting Lenders.
          (x) Other Documents. The Administrative Agent and the Co-Administrative Agent shall have received such other documentation as the Administrative Agent or the Co-Administrative Agent may reasonably request.

     SECTION 4.3 Conditions Precedent to Each Loan and Letter of Credit. The obligation of the Issuing Bank to issue each Letter of Credit and of the Lenders to make each Loan, and to participate in each Letter of Credit (including the initial Loan and/or Letter of Credit) are subject to the following conditions precedent:
          (a) Notice. The Administrative Agent shall have received a notice with respect to such Borrowing, or the Issuing Bank shall have received a notice with respect to such Letter of Credit as required by Article 2 hereof.
          (b) Borrowing Certificate. The Administrative Agent shall have received a Borrowing Certificate, duly executed by an Authorized Officer on behalf of the applicable Borrower.
          (c) Representations and Warranties. The representations and warranties set forth in Article 3 hereof and in the other Fundamental Documents shall be true and correct in all material respects on and as of the date of each Borrowing, and/or issuance of each Letter of Credit hereunder (except to the extent that such representations and warranties expressly relate to an earlier date) with the same effect as if made on and as of such date.
          (d) No Event of Default. On the date of each Borrowing, or issuance of each Letter of Credit, no Default or Event of Default shall have occurred and be continuing, nor shall any such event occur by reason of the making of such Loan, or the issuance of such Letter of Credit.
          The conditions set forth in paragraphs (d) above shall not apply with respect to any Loan to be used to pay the production costs or acquisition costs for any Qualifying Picture for which the Lenders have made an initial Loan and which is subject to an Completion Guaranty and in principal photography at the time of such Default or Event of Default; provided that all of the conditions set forth in Section 7.2 are satisfied. No such Loans shall operate as a waiver of any Default or Event of Default and all rights and remedies of the Administrative Agent and the other Secured Parties hereunder and under the other Fundamental Documents are hereby preserved.
          Each request for a Borrowing or for issuance of a Letter of Credit shall be deemed to be a representation and warranty by the applicable Borrower and Parent on the date of such Borrowing or issuance of such Letter of Credit as to the matters specified in paragraphs (c) and (d) of this Section 4.3.
5. AFFIRMATIVE COVENANTS
          From the date hereof and for so long as the Commitments shall be in effect, any amount shall remain outstanding under the Notes, or L/C Exposure shall remain outstanding or any monetary Obligation then due and payable shall remain unpaid or unsatisfied, each Credit Party agrees that, unless the Required Lenders shall otherwise consent in writing, each of them will, and, in the case of the Parent, will cause each of its Subsidiaries to:

     SECTION 5.1 Financial Statements and Reports. Furnish or cause to be furnished to the Administrative Agent electronically or in sufficient numbers for distribution to the Issuing Bank and the Lenders:
          (a) Within one hundred (100) days after the end of each fiscal year of LGEC (commencing with fiscal year 2010), the audited consolidated balance sheet of LGEC and its Consolidated Subsidiaries, in each case as at the end of, and the related statements of income, stockholders’ equity and cash flows for, such year, and the corresponding figures as at the end of, and for, the preceding fiscal year, accompanied by an unqualified report and opinion of Ernst & Young or such other independent public accountant of nationally recognized standing as shall be retained by LGEC and be satisfactory to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards relating to reporting and which report and opinion shall contain no material exceptions or qualifications except for qualifications relating to accounting changes (with which such independent public accountants concur) in response to FASB releases or other authoritative pronouncements, together with a certificate signed by an Authorized Officer, to the effect that such financial statements fairly present the financial position of LGEC and its Consolidated Subsidiaries as at the dates indicated and the results of their operations for the periods indicated in conformity with GAAP;
          (b) Within fifty-five (55) days after the end of each of the first three fiscal quarters of each of its fiscal years, the unaudited consolidated balance sheets of LGEC and its Consolidated Subsidiaries, in each case, as at the end of, and the related unaudited consolidated statements of operations and deficit and cash flow for, such quarter, and for the portion of the fiscal year through the end of such quarter, and the corresponding figures as at the end of such quarter, and for the corresponding period, in the preceding fiscal year, together with a certificate signed by an Authorized Officer, to the effect that such financial statements, while not examined by independent public accountants, reflect, in the opinion of LGEC, all adjustments necessary to present fairly the financial position of LGEC and its Consolidated Subsidiaries as at the end of the fiscal quarter and the results of operations for the quarter then ended in conformity with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;
          (c) Simultaneously with the delivery of the statements referred to in paragraphs (a) and (b) of this Section 5.1, a certificate of an Authorized Officer in form and substance reasonably satisfactory to the Administrative Agent (i) stating whether or not such Authorized Officer has knowledge, after due inquiry, of any condition or event which would constitute an Event of Default or Default and, if so, specifying each such condition or event and the nature thereof and (ii) certifying that all filings required under Section 5.8 hereof have been made and listing each such filing that has been made since the date of the last certificate delivered in accordance with this Section 5.1(c);
          (d) On or prior to the last Business Day of each month, a certificate (“Borrowing Base Certificate”) substantially in the form of Exhibit H hereto, setting forth (i) the amount of each component included in each Borrowing Base calculation for each Qualifying Picture as of the last Business Day of the preceding month, attached to which shall be detailed information as required by such certificate including, without limitation, supporting schedules showing the calculation of each component of the Borrowing Base and (ii) compliance with

Section 5.23 hereof (the Borrowers, at their option, may furnish additional Borrowing Base Certificates setting forth such information as of such other dates as it may deem appropriate);
          (e) Promptly upon their becoming available, copies of all significant audits prepared for or submitted to any of the Credit Parties by any outside professional firm or service, including, without limitation, any comment letter submitted by the Credit Parties’ accountants to management in connection with their annual audit;
          (f) Within ten (10) days of receipt thereof by each Borrower, copies of all management letters issued to such Borrower by its auditors;
          (g) Promptly upon their becoming available, copies of (i) all registration statements, proxy statements, notices and reports which LGEC shall file with any securities exchange or with the United States Securities and Exchange Commission or any Canadian securities commission or any successor agency and (ii) all reports, financial statements, press releases and other information which LGEC shall release, send or make available to its common stockholders generally;
          (h) At least annually and not later than July 31st of each year, forecasted financial statements consisting of balance sheets, cash flow statements, income statements, and Borrowing Base with supporting detail and underlying assumptions, covering the next four fiscal quarters.
          (i) From time to time such additional information regarding the financial condition or business of any of the Credit Parties, any Qualifying Picture, any Distribution Agreement, any Eligible Receivable or the Collateral, as the Administrative Agent or any Lender acting through the Administrative Agent may reasonably request.
     SECTION 5.2 Corporate Existence; Compliance with Laws. Do or cause to be done all things necessary (i) to preserve, renew and keep in full force and effect its corporate existence, rights, licenses, permits and franchises (except as otherwise permitted under Section 6.6) and (ii) to comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, any Governmental Authority.
     SECTION 5.3 Maintenance of Properties. Keep its tangible properties which are material to its business in good repair, working order and condition (ordinary wear and tear excepted) unless the applicable Borrower determines in good faith that the continued maintenance of such properties are not economically desirable (after consultation with the Administrative Agent) and, from time to time (i) make all necessary and proper repairs, renewals, replacements, additions and improvements thereto and (ii) comply at all times with the provisions of all material leases and other material agreements to which it is a party so as to prevent any loss or forfeiture thereof or thereunder unless compliance therewith is being currently contested in good faith by appropriate proceedings and appropriate reserves have been established in accordance with GAAP.

     SECTION 5.4 Notice of Material Events.
          (a) Promptly upon any executive officer of any Credit Party obtaining knowledge of (i) any Default or Event of Default, (ii) any material adverse change in the condition (financial or otherwise) or operations of any Credit Party or Sponsor, (iii) any action or event which could reasonably be expected to materially and adversely affect the performance of the Credit Parties’ obligations under this Credit Agreement or any other Fundamental Document, the repayment of the Notes or the security interests granted to the Administrative Agent for the benefit of the Secured Parties under this Credit Agreement or any other Fundamental Document, (iv) any other event which could reasonably be expected to result in a Material Adverse Effect, (v) the opening of any office of any Credit Party or Sponsor (to the extent such Sponsor has granted an accommodation security interest in favor of Administrative Agent) or the change of the chief executive office or the principal place of business of any Credit Party or Sponsor (to the extent such Sponsor has granted an accommodation security interest in favor of Administrative Agent) or of the location of any Credit Party’s or Sponsor’s (to the extent such Sponsor has granted an accommodation security interest in favor of Administrative Agent) books and records with respect to the Collateral, (vi) any change in the name of any Credit Party or Sponsor (to the extent such Sponsor has granted an accommodation security interest in favor of Administrative Agent), (vii) any other event which could reasonably be expected to materially and adversely impact upon the amount or collectibility of accounts receivable of the Credit Parties or otherwise materially decrease the value of the Collateral or the Pledged Securities, (viii) any proposed material amendment to any agreements that are part of the Collateral or (ix) any Person giving any notice to any Credit Party or taking any other action to enforce remedies with respect to a claimed default or event or condition of the type referred to in paragraph (g) or (h) of Article 7, such Credit Party shall promptly give written notice thereof to the Administrative Agent specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such Person and the nature of such claimed Event of Default or condition and what action any Credit Party has taken, is taking and proposes to take with respect thereto.
          (b) Promptly upon any executive officer of any Credit Party obtaining knowledge of (i) the institution of, or threat of, any action, suit, proceeding, investigation or arbitration by any Governmental Authority or other Person against or affecting any Credit Party or any of its assets or any Qualifying Picture, or (ii) any material development in any such action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders), which, in the case of (i) or (ii), if adversely determined could reasonably be expected to have a Material Adverse Effect, such Credit Party shall promptly give written notice thereof to the Administrative Agent and provide such other information as may be available to it to enable the Lenders to evaluate such matters; and, in addition to the requirements set forth in clauses (i) and (ii) of this subsection (b), such Credit Party upon request shall promptly give notice of the status of any action, suit, proceeding, investigation or arbitration covered by a report delivered to the Lenders pursuant to clause (i) and (ii) above to the Lenders and provide such other information as may be reasonably available to it to enable the Lenders to evaluate such matters.
     SECTION 5.5 Insurance.
          (a) Keep its assets which are of an insurable character insured (to the extent and for the time periods consistent or greater than normal industry standards) by financially sound and reputable insurers against loss or damage by fire, explosion, theft or other hazards which are included under extended coverage in amounts not less than the insurable value of the property insured or such lesser amounts, and with such self-insured retention or deductible levels, as are consistent with normal industry standards.
          (b) Maintain with financially sound and reputable insurers, insurance against other hazards and risks and liability to Persons and property to the extent and in the manner consistent or greater than normal industry standards.
          (c) Maintain, or cause to be maintained, in effect during the period from the commencement of principal photography of each Qualifying Picture produced by any Credit Party or from the date of acquisition of each Qualifying Picture acquired by any Credit Party, through the third anniversary of the date on which such Qualifying Picture is Completed and as otherwise required by applicable contracts, a so-called “Errors and Omissions” policy covering all such Qualifying Picture, and cause such Errors and Omissions policy to provide coverage to the extent and in such manner as is customary for Qualifying Picture of like type but, at minimum, to the extent and in such manner as is required under all applicable contracts relating thereto (including, without limitation, any Distribution Agreement relating to such Qualifying Picture).
          (d) Maintain, or cause to be maintained, in effect during the period from the commencement of principal photography of each Produced Picture, or from the date of acquisition of each Acquired Picture (i) until such time as the Administrative Agent shall have been provided with satisfactory evidence of the existence of one negative or master tape in one location and an interpositive, internegative or duplicate master tape in another location of the final version of the Qualifying Picture, insurance on the negatives and sound tracks or master tapes of such Qualifying Picture in an amount not less than the cost of re-shooting the principal photography of the Qualifying Picture and otherwise re-creating such Qualifying Picture, and (ii) until principal photography of such Qualifying Picture has been concluded, a cast insurance policy with respect to such Qualifying Picture, which provides coverage to the extent and in such manner as is customary for Qualifying Picture of a like type, but at minimum, to the extent required under all applicable contracts relating thereto.
          (e) Maintain, or cause to be maintained, in effect during the period from the commencement of principal photography of the Qualifying Picture, through the third anniversary of such date and/or as otherwise required by applicable contracts, as so-called “Errors and Omissions” policy with respect to such Qualifying Picture and cause such Errors and Omissions policy to provide coverage to the extent and in such manner as is customary in the U.S. motion picture industry for motion pictures of like type, but, at a minimum, to the extent and in such manner as is required under all applicable contracts (including, without limitation, the Distribution Agreements) relating thereto.
          (f) Cause all such above-described insurance (excluding worker’s compensation insurance) to (i) provide for the benefit of the Lenders that 30 days’ prior written notice of cancellation, termination, non-renewal or lapse or material change of coverage shall be given to the Administrative Agent; (ii) name the Administrative Agent for the benefit of the Secured Parties as sole loss payee (except for “Errors and Omissions” insurance and other third party liability insurance), provided, however, that so long as no Event of Default has occurred and is continuing, production insurance recoveries received prior to Completion or abandonment of a Qualifying Picture may be utilized to finance the production of such a Qualifying Picture, and property insurance proceeds may be used to repair damage in respect of which such proceeds were received or so long as no Default or Event of Default has occurred and is then continuing, to reimburse a Credit Party for its own funds expended to repair the applicable damage; and (iii) to the extent that none of the Administrative Agent, the Issuing Bank or the Lenders shall be liable for premiums or calls, name the Administrative Agent (for the benefit of the Secured Parties) as additional insureds including, without limitation, under any “Errors and Omissions” policy.
          (g) Render to the Administrative Agent upon the request of the Administrative Agent a broker’s report in form and substance satisfactory to the Administrative Agent as to all such insurance coverage including such detail as the Administrative Agent may request.
     SECTION 5.6 Production and Distribution. Cause each Qualifying Picture being produced by any Credit Party (i) to be produced in accordance with the standards set forth in, and within the time period established in, all agreements with respect to such Qualifying Picture to which such Credit Party is a party, subject to the terms and conditions of such agreements and (ii) to be Completed at least one (1) month prior to the earliest expiration date of any Acceptable L/C supporting an Eligible Receivable relating to such Qualifying Picture which Eligible Receivable is included in the Borrowing Base and in any event, no later than the Maturity Date.
     SECTION 5.7 Music. When a Qualifying Picture has been scored, if requested by the Administrative Agent, deliver to the Administrative Agent within a reasonable period of time after such request (i) written evidence of the music synchronization rights, if any, obtained from the composer or the licensor of the music and (ii) copies of all music cue sheets with respect to such Qualifying Picture.
     SECTION 5.8 Copyrights and Trademarks.
          (a) As soon as practicable (but in the case of a Qualifying Picture, in no event later than 60 days after the initial release or broadcast of such Qualifying Picture and in the case of a screenplay, in no event later than the Initial Funding Date with respect to such Qualifying Picture to be based on such screenplay), to the extent (i) any Credit Party is or becomes the copyright proprietor thereof or otherwise acquires a copyrightable interest and (ii) any Credit Party acquires any material trademark, service mark, trade name or service name, take any and all actions necessary to register the copyright for such Qualifying Picture or such trademark, service mark, trade name or service name, in the name of such Credit Party (subject to a Lien in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the Copyright Security Agreement and the Trademark Security Agreement) in conformity with the laws of the United States and such other jurisdictions as the Administrative Agent may reasonably specify, and immediately deliver to the Administrative Agent (i) written evidence of the registration of any and all such copyrights for inclusion in the Collateral under this Credit Agreement and (ii) a Copyright Security Agreement or a Trademark Security Agreement relating to such item or such trademark, service mark, trade name or service name, executed by such Credit Party.

          (b) Obtain instruments of transfer or other documents evidencing the interest of any Credit Party with respect to the copyright relating to Qualifying Picture in which such Credit Party is not entitled to be the initial copyright proprietor and any trademark, service mark, trade name or service name which such Credit Party acquires, and promptly record such instruments of transfer on the United States Copyright Register or the United States Trademark Register and such other jurisdictions as the Administrative Agent may specify.
     SECTION 5.9 Books and Records.
          (a) Maintain or cause to be maintained at all times true and complete books and records of its financial operations and provide the Administrative Agent and its representatives access to such books and records and to any of its properties or assets upon reasonable notice and during regular business hours in order that the Administrative Agent may make such audits and examinations and make abstracts from such books, accounts, records and other papers pertaining to the Collateral (including, but not limited to, Eligible Receivables included in the Borrowing Base) and upon notification to the Credit Parties, permit the Administrative Agent or its representatives to discuss the affairs, finances and accounts with, and be advised as to the same by the Credit Parties’ officers and independent accountants, all as the Administrative Agent may deem appropriate for the purpose of verifying the accuracy of the Borrowing Base Certificates and the various other reports delivered by any Credit Party to the Administrative Agent, the Issuing Bank and/or the Lenders pursuant to this Credit Agreement or for otherwise ascertaining compliance with this Credit Agreement or any other Fundamental Document.
          (b) If, prior to an Event of Default, the Administrative Agent wishes to confirm with account debtors and other payors the amounts and terms of any or all Eligible Receivables or Other Receivables (in each case, both on and off balance sheet) included in the Borrowing Base, the Administrative Agent will so notify the Credit Parties. The Administrative Agent agrees to have such confirmation made through the Credit Parties’ auditors. If for any reason such auditors fail to proceed with the confirmations in a timely matter, the Administrative Agent may, upon notice to the Credit Parties of such failure, proceed to make such confirmations directly with account debtors and other payors unless the Credit Parties cure such failure within ten (10) Business Days of such notice. Each of the Credit Parties hereby agrees that, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall be entitled to confirm directly with account debtors and other payors, the amounts and terms of all accounts receivable and/or Eligible Receivables.
     SECTION 5.10 Third Party Audit Rights. On a quarterly basis, notify the Administrative Agent of, and at all times allow the Administrative Agent access to the results of, all audits conducted by any Credit Party of any third party licensee under any agreement with respect to any Qualifying Picture included in the Collateral or of any partnership, or joint venture. The Credit Parties will exercise their audit rights with respect to any such third party licensees, partnerships and joint ventures upon the reasonable request of the Administrative Agent to the extent that the Credit Parties shall have the right to conduct such audits. After an Event of Default has occurred and is continuing, the Administrative Agent shall have the right to exercise through any Credit Party, such Credit Party’s right to audit any obligor under an agreement with respect to any Qualifying Picture included in the Collateral.

     SECTION 5.11 Observance of Agreements. Duly observe and perform all material terms and conditions of all material agreements with respect to the production, distribution and/or exploitation of Qualifying Picture and diligently protect and enforce the rights of the Credit Parties under all such agreements in a manner consistent with prudent business judgment and subject to the terms and conditions of such agreements.
     SECTION 5.12 Laboratories; No Removal. To the extent any Credit Party has control over, or rights to receive, any of the Physical Materials relating to any Qualifying Picture, deliver or cause to be delivered to a Laboratory or Laboratories all negative and preprint material, master tapes and all sound track materials with respect to each such Qualifying Picture and deliver to the Administrative Agent a fully executed Pledgeholder Agreement with respect to such materials. To the extent that any Credit Party has only rights of access to preprint material or master tapes and has not created duplicate materials sufficient to exploit its rights and has not stored such duplicate materials at a Laboratory that has delivered a Pledgeholder Agreement to the Administrative Agent, then the Credit Parties will deliver to the Administrative Agent a fully executed Laboratory Access Letter covering such materials. Prior to requesting any such Laboratory to deliver such negative or other preprint or sound track material or master tapes to another Laboratory, any such Credit Party shall provide the Administrative Agent with a Pledgeholder Agreement or Laboratory Access Letter, as appropriate, executed by such other Laboratory and all other parties to such Pledgeholder Agreement (including the Administrative Agent). Each Credit Party hereby agrees not to deliver or remove or cause the delivery or removal of the original negative and film or sound materials or master tapes with respect to any Qualifying Picture owned by such Credit Party or in which such Credit Party has an interest (i) to a location outside the United States or such other jurisdiction as may be approved by the Administrative Agent in its discretion or (ii) to any state or jurisdiction where UCC-1 financing statements (or in the case of jurisdictions outside the United States, documentation similar in purpose and effect satisfactory to the Administrative Agent) have not been filed against such Credit Party.
          (a) During production of any Qualifying Picture produced by any Credit Party, such Credit Party shall promptly deliver the daily rushes for such Qualifying Picture to the appropriate Laboratory.
          (b) With respect to Qualifying Picture Completed after the Closing Date, on at least a quarterly basis, deliver to the Administrative Agent and the Laboratories which are signatories to Pledgeholder Agreements a revised schedule of Qualifying Pictures on deposit with such Laboratories.
     SECTION 5.13 Taxes and Charges; Indebtedness in Ordinary Course of Business. Duly pay and discharge, or cause to be paid and discharged, before the same shall become in arrears (after giving effect to applicable extensions), all taxes, assessments, levies and other governmental charges, imposed upon any Credit Party or its properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies which if unpaid might by law become a Lien upon any property of any Credit Party; provided, however, that any such tax, assessment, levy or charge need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if such Credit Party shall have set aside in the Production Account for the relevant Qualifying Picture or in such other manner as may be acceptable to the Administrative Agent in its sole discretion, adequate reserves with respect thereto; and provided, further, that such Credit Party will pay all such taxes, assessments, levies or other governmental charges forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor. Each of the Credit Parties will promptly pay when due, or in conformance with customary trade terms, all other obligations incident to its operations.
     SECTION 5.14 Liens. Defend the Collateral (including, without limitation, the Pledged Securities) against any and all Liens howsoever arising, other than Permitted Liens, and in any event defend against any attempted foreclosure.
     SECTION 5.15 Further Assurances; Security Interests.
          (a) Upon the request of the Administrative Agent, duly execute and deliver, or cause to be duly executed and delivered, at the cost and expense of the Credit Parties, such further instruments as may be necessary or desirable in the reasonable judgment of the Administrative Agent to carry out the provisions and purposes of this Credit Agreement and the other Fundamental Documents.
          (b) Upon the request of the Administrative Agent, promptly execute and deliver or cause to be executed and delivered, at the cost and expense of the Credit Parties, such further instruments as may be appropriate in the reasonable judgment of the Administrative Agent, to provide the Administrative Agent for the benefit of the Secured Parties a first perfected Lien in the Collateral and any and all documents (including, without limitation, the execution, amendment or supplementation of any financing statement and continuation statement or other statement) for filing under the provisions of the UCC and the rules and regulations thereunder, or any other Applicable Law, and perform or cause to be performed such other ministerial acts which are reasonably necessary or advisable, from time to time, in order to grant and maintain in favor of the Administrative Agent for the benefit the Secured Parties the security interest in the Collateral contemplated hereunder and under the other Fundamental Documents, subject only to Permitted Liens.
          (c) Promptly undertake to deliver or cause to be delivered to the Administrative Agent from time to time such other documentation, consents, authorizations and approvals in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent shall deem reasonably necessary or advisable to perfect or maintain the Liens of the Administrative Agent for the benefit of the Secured Parties.
     SECTION 5.16 ERISA Compliance and Reports. Furnish to the Administrative Agent (i) as soon as possible, and in any event within thirty (30) days after any executive officer of a Credit Party has knowledge that (A) any Reportable Event with respect to any U.S. Plan has occurred, a statement of an executive officer of the Credit Party, setting forth on behalf of such Credit Party details as to such Reportable Event and the action which it proposes to take with respect thereto, together with a copy of the notice, if any, required to be filed of such Reportable Event given to the PBGC or (B) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard or an extension of any amortization period under Section 412 of the

Code with respect to a U.S. Plan or Multiemployer Plan has been or is proposed to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA, proceedings have been instituted to terminate a U.S. Plan if such U.S. Plan is subject to Title IV of ERISA, a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan, or any such Credit Party or ERISA Affiliate will incur any liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a U.S. Plan subject to Title IV of ERISA or Multiemployer Plan under Sections 4062, 4063, 4201 or 4204 of ERISA, a statement of an executive officer of the Credit Party, setting forth details as to such event and the action the applicable Credit Party proposes to take with respect thereto, (ii) promptly upon reasonable request of the Administrative Agent, copies of each annual and other report with respect to each U.S. Plan and (iii) promptly after receipt thereof, a copy of any notice any Credit Party or ERISA Affiliate may receive from the PBGC relating to the PBGC’s intention to terminate any U.S. Plan subject to Title IV of ERISA or to appoint a trustee to administer any U.S. Plan subject to Title IV of ERISA.
     SECTION 5.17 Subsidiaries. After the date hereof and promptly after formation or acquisition of any new Subsidiary (but in any event prior to commencement of operations by such Subsidiary), Parent shall cause such new Subsidiary, as applicable, to deliver to the Administrative Agent an Instrument of Assumption and Joinder duly executed by such Subsidiary, appropriate UCC-1 financing statements executed by such Subsidiary, and to the extent the stock of such Subsidiary has not previously been pledged to the Administrative Agent (for the benefit of the Secured Parties), the stock certificates of such Subsidiary together with undated stock powers executed in blank and organizational documents to the extent set forth in Section 4.1(a) hereof, and written opinions of counsel in form and substance reasonably satisfactory to the Administrative Agent.
     SECTION 5.18 Environmental Laws. Promptly notify the Administrative Agent upon any Credit Party becoming aware of any violation or potential violation or non-compliance with, or liability or potential liability under any Environmental Laws which, when taken together with all other pending violations would reasonably be expected to have a Material Adverse Effect, and promptly furnish to the Administrative Agent all notices of any nature which any Credit Party may receive from any Governmental Authority or other Person with respect to any violation, or potential violation or non-compliance with, or liability or potential liability under any Environmental Laws which, in any case or when taken together with all such other notices, could reasonably be expected to have a Material Adverse Effect.
          (a) Comply with and use reasonable efforts to ensure compliance by all tenants and subtenants with all Environmental Laws, and obtain and comply in all respects with and maintain and use best efforts to ensure that all tenants and subtenants obtain and comply in all respects with and maintain any and all licenses, approvals, registrations or permits required by Environmental Laws, except where failure to do so would not have a Material Adverse Effect.
          (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under all Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities, except where failure to do so would not have a Material Adverse Effect. Any order or directive whose lawfulness is being contested in good faith by appropriate proceedings shall be considered a lawful order or directive when such proceedings, including any judicial review of such proceedings, have been finally concluded by the issuance of a final non-appealable order; provided, however, that the appropriate Credit Party shall have set aside on its books reserves (the presentation of which is segregated to the extent required by GAAP) adequate with respect thereto if reserves shall be deemed necessary.
          (c) Defend, indemnify and hold harmless the Secured Parties, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way related to the violation of or non-compliance by any Credit Party with any Environmental Laws, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable external attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses, but excluding therefrom all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses arising out of or resulting from (i) the gross negligence or willful acts or willful misconduct of any indemnified party or (ii) any acts or omissions of any indemnified party occurring after any indemnified party is in possession of, or controls the operation of, any property or asset.
     SECTION 5.19 Use of Proceeds. Use the proceeds of the Loans to finance the production or acquisition of any feature film intended for theatrical and/or home video exploitation.
     SECTION 5.20 Negative Cost Statements. If requested by either the Administrative Agent or the Co-Administrative Agent, with respect to each Qualifying Picture, deliver to the Agents, within thirty (30) days after each such Qualifying Picture is Completed, a tentative negative cost statement, and within 120 days after each such Qualifying Picture is Completed, a final negative cost statement.
     SECTION 5.21 Distribution Agreements, Acceptable L/C’s, Etc.
          (a) Deliver to the Administrative Agent to be held as part of the Collateral, promptly upon receipt thereof, the originals of all Acceptable L/C’s (including any amendments thereto) which are received by a Credit Party (whether pursuant to a Distribution Agreement or otherwise) after the date hereof.
          (b) Furnish to the Administrative Agent and Co-Administrative Agent quarterly (i) a list in the form of Schedule 3.17 hereto of all Distribution Agreements executed during the preceding quarter and all amendments to existing Distribution Agreements which amendments were executed during the preceding quarter and (ii) copies of all Notices of Assignment and Irrevocable Instructions executed during the preceding quarter.
          (c) From time to time (i) furnish to the Administrative Agent and Co-Administrative Agent such information and reports regarding the Distribution Agreements to which any Credit Party is a party as the Administrative Agent or Co-Administrative Agent may reasonably request and (ii) upon the occurrence and continuation of an Event of Default and the reasonable request of the Administrative Agent, make to the other parties to a Distribution

Agreement to which any Credit Party is a party such demands and requests for information and reports or for action as the Credit Party is entitled to make under each such Distribution Agreement.
          (d) Take all action on its part to be performed necessary to effect timely payments under all Acceptable L/C’s, including, without limitation, timely preparation, acquisition and presentation of all documents, drafts or other instruments required to effect payment thereunder.
     SECTION 5.22 Security Agreements with the Guilds. Furnish to the Administrative Agent duly executed copies of (i) each security agreement relating to a Qualifying Picture entered into by a Credit Party with any guild and (ii) an intercreditor agreement (in form and substance satisfactory to the Administrative Agent) from the applicable guild with respect to the security interest and other rights granted to it pursuant to each such security agreement delivered to the Administrative Agent pursuant to clause (i) above.
     SECTION 5.23 Equity and/or Excess Borrowing Base. Parent shall have aggregate equity (net of any Investment in any Subsidiary or any other Person) and/or the Borrowers shall have excess Borrowing Base (from Completed Qualifying Pictures) and/or Additional Pay TV Receivables(which in either case have not been used to support Gap Pictures pursuant to proviso (a) of the definition of Borrowing Base) of at least an amount equal to Minimum Equity Amount.
     SECTION 5.24 Delivery to Licensees. Deliver or cause to deliver the Qualifying Picture to the distributors under the applicable Distribution Agreements included in the Borrowing Base and satisfy all conditions precedent to the payment by the distributors to the Borrower (or the Administrative Agent as assignee of the Borrower) of any and all amounts payable under the Distribution Agreement and included as Eligible Receivables in the Borrowing Base not later than the earlier of (i) 60 days prior to the Maturity Date and (ii) the delivery date required under each such Distribution Agreement.
     SECTION 5.25 Completion Reserve Amount. Take all action on its part to insure that the Completion Reserve Amount with respect to a Qualifying Picture shall have been reserved from the Total Commitments at all times; including, without limitation, depositing cash into the Collection Account (or providing some other manner of credit support which is acceptable to the Administrative Agent) when and as necessary in accordance with Section 2.18(e) or any other provision herein.
6. NEGATIVE COVENANTS
          From the date hereof and for so long as the Commitments shall be in effect, any amount shall remain outstanding under the Notes, or Letter of Credit shall remain outstanding or any monetary Obligation then due and payable shall remain unpaid or unsatisfied, each Credit Party agrees that, unless the Required Lenders shall otherwise consent in writing, it will not and will not, in the case of the Parent, allow any of its Subsidiaries to:
     SECTION 6.1 Limitations on Indebtedness and Preferred Equity Interests. Incur, create, assume or suffer to exist any preferred stock or preferred membership interest or Indebtedness or permit any partnership or joint venture in which any Credit Party is a general partner to incur, create, assume or suffer to exist any Indebtedness or preferred partnership interest other than:
          (a) the Indebtedness represented by the Notes and the other Obligations;
          (b) Guaranties permitted pursuant to Section 6.3 hereof;
          (c) liabilities relating to Participations arising in the ordinary course of business in connection with the production or acquisition of Qualifying Pictures;
          (d) unsecured intercompany advances between Credit Parties (i) that are joint and several co-Borrowers with respect to a single Qualifying Picture or (ii) for pre-production and production expenses for Qualifying Pictures; provided that with respect to sub-clause (ii), such advances are repaid with proceeds from the initial Loan for such Qualifying Picture; and
          (e) Indebtedness secured solely by liens on Acceptable Tax Credits (not included in any Borrowing Base calculation of any Qualifying Picture) which is non-recourse to any Credit Party other than customary representations and warranties pursuant to documentation satisfactory to the Administrative Agent.
     SECTION 6.2 Limitations on Liens. Incur, create, assume or suffer to exist any Lien on any of the Collateral, whether now owned or hereafter acquired, except:
          (a) the Liens of the Administrative Agent (for the benefit of the Secured Parties) under this Credit Agreement, the other Fundamental Documents and any other document contemplated hereby or thereby;
          (b) Liens pursuant to written security agreements (in form and substance acceptable to the Administrative Agent) in favor of guilds or unions which are required pursuant to collective bargaining agreements; provided, however, that either (i) each such guild has entered into an intercreditor agreement with the Administrative Agent reasonably satisfactory to the Administrative Agent in all respects or (ii) the Administrative Agent has perfected its security interest in the applicable Credit Party’s rights in the Qualifying Picture to which such Liens relate prior to any guilds or unions perfecting its security interest and the Borrowers have used their best efforts to obtain an intercreditor agreement;
          (c) Liens (on terms satisfactory to the Administrative Agent) to secure distribution, exhibition and/or exploitation rights of licensees pursuant to Distribution Agreements or of licensors from whom any Credit Party has obtained any distribution rights or other exploitation rights to any Qualifying Picture or Liens to secure production advances on a Qualifying Picture;
          (d) Liens arising out of attachments, judgments or awards as to which an appeal or other appropriate proceedings for contest or review are timely commenced (and as to which foreclosure and other enforcement proceedings shall not have been commenced (unless fully bonded or otherwise effectively stayed)) and as to which appropriate reserves have been established in accordance with Section 5.13 hereof;

          (e) Liens for taxes, assessments or other governmental charges or levies (i) not yet due or (ii) due and payable, the validity or amount of which is currently being contested in good faith by appropriate proceedings pursuant to the terms of Section 5.13 hereof;
          (f) possessory Liens (including those of laboratories and production houses) which (i) occur in the ordinary course of business, (ii) secure normal trade debt which is not yet due and payable, (iii) do not secure Indebtedness and (iv) in the case of each Qualifying Picture, secure obligations which do not exceed $250,000 or such higher amount as may be set forth in the applicable Pledgeholder Agreement as long as such amount is not in excess of [REDACTED];
          (g) customary Liens in favor of Approved Completion Guarantors granted in connection with Completion Guaranties;
          (h) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights with respect to deposit accounts of the Credit Parties;
          (i) reversion or turnaround rights with respect to a project in development provided, that any such right terminates by the Initial Funding Date with respect to the applicable Qualifying Picture;
          (j) Liens granted to the Administrative Agent in connection with the Corporate Facility;
          (k) customary Liens in favor of an Approved Co-Financing Party in connection with an Approved Co-Financing Transaction;
          (l) Liens granted in connection with the issuance of Subordinated Debt (as defined in and issued in accordance with the Corporate Facility) including Permitted Refinancing Indebtedness (as defined in the Corporate Facility) which shall be subordinated pursuant to an intercreditor and subordination agreement acceptable to the Administrative Agent and substantially in the form of the Intercreditor Agreement; and
          (m) Liens on Acceptable Tax Credits to secure Indebtedness permitted by Section 6.1(e) hereof.
     SECTION 6.3 Limitation on Guarantees. Provide any Guaranty, either directly or indirectly, except (i) Negative Pick-up Obligations and minimum guarantees to acquire Qualifying Picture in the ordinary course of business to the extent otherwise permitted under this Credit Agreement, (ii) Guarantees to the Secured Parties in accordance with Article 9 hereof, (iii) Guarantees of the obligations of the “Credit Parties” (as such term is defined in the Corporate Facility) under the Corporate Facility and subject to the terms of the Intercreditor Agreement, (iv) Guarantees of Subordinated Debt (as defined in and issued in accordance with the Corporate Facility) including Permitted Refinancing Indebtedness (as defined in the Corporate Facility) that are subject to the terms of an intercreditor and subordination agreement acceptable to the Administrative Agent and substantially in the form of the Intercreditor Agreement, and (v) Guarantees of the obligations of Credit Parties under collective bargaining agreements with guilds and/or unions relating to the provision of services related to the production of Qualifying Picture.
     SECTION 6.4 Limitations on Investments. Create, make or incur any Investment other than (i) to acquire Qualifying Pictures in the ordinary course of business, (ii) Guarantees permitted pursuant to Section 6.3, (iii) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers, customers or other debtors or in settlement of delinquent obligations arising in the ordinary course of business, (iv) intercompany advances permitted pursuant to Section 6.1(d) and (v) Investments in connection with co-productions, co-ventures, and other co-financing arrangements otherwise permissible hereunder.
     SECTION 6.5 Restricted Payments. Pay or declare or enter into any agreement to pay or otherwise become obligated to make any Restricted Payment, other than (i) payments to a Credit Party by another Credit Party, (ii) Restricted Payments made by a Borrower after such Borrower’s Obligations have been indefeasibly fully paid and performed but prior to such Borrower’s release under the Fundamental Documents or (iii) any distribution, cash dividend or other direct or indirect payment on account of shares of any Equity Interest in any Borrower made to an Approved Co-Financing Party pursuant to an Approved Co-Financing Transaction to the extent contemplated by the definition of an Approved Co-Financing Party; provided that in the case of (i) through (iii) above, no Default or Event of Default or Event of Default shall be continuing after giving effect on a pro forma basis to any such Restricted Payment.
     SECTION 6.6 Consolidation, Merger, Sale of Assets, etc. Whether in one transaction or a series of transactions, wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, or sell or otherwise dispose of any Qualifying Picture, or any capital stock of any Subsidiary or any of its other property, stock or assets or agree to do or suffer any of the foregoing, except for: (i) licenses for the distribution, exhibition or other exploitation of Qualifying Pictures pursuant to Distribution Agreements entered into in the ordinary course of business; (ii) outright sales of Qualifying Pictures within the ordinary course of business (i.e. no library sales); (iii) the sale of any asset by one Credit Party to another Credit Party, (iv) the sale of defunct, obsolete assets, (v) the sale by Parent of the Equity Securities of a Borrower to a non-Credit Party after such Borrower’s Obligations have been indefeasibly fully paid and performed, (vi) the dissolution of a Borrower after such Borrower’s Obligations have been indefeasibly fully paid and performed, or (vii) the merger of a Borrower into a non-Credit Party after such Borrower’s Obligations have been indefeasibly fully paid and performed.
     SECTION 6.7 Receivables. Sell, discount or otherwise dispose of notes, accounts receivable or other obligations owing to any Credit Party except for the purpose of collection in the ordinary course of business.
     SECTION 6.8 Sale and Leaseback. Enter into any arrangement with any Person or Persons, whereby in contemporaneous transactions any Credit Party sells essentially all of its right, title and interest in a Qualifying Picture and acquires or licenses the right to distribute or exploit such Qualifying Picture in media and markets accounting for substantially all the value of such Qualifying Picture, other than any such arrangement involving a Qualifying Picture which does not impair the collateral position of the Secured Parties and is evidenced by documentation acceptable to the Administrative Agent.

     SECTION 6.9 Places of Business; Change of Name. Change the location of its chief executive office or principal place of business or any of the locations where it keeps any portion of the Collateral or its books and records with respect to the Collateral or change its name without in each case (i) giving the Administrative Agent ten (10) days written notice following such change and (ii) filing any additional Uniform Commercial Code financing statements, and such other documents requested by the Administrative Agent to maintain perfection of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral.
     SECTION 6.10 Limitations on Capital Expenditures. Make, or incur any obligation to make, Capital Expenditures (excluding expenditures to produce or acquire Qualifying Pictures).
     SECTION 6.11 Transactions with Affiliates. Enter into any transaction with any of its Affiliates other than the licensing of Qualifying Pictures to a Sponsor in the ordinary course of business on an arm’s length basis (and if involving more than $500,000, is specifically approved by adoption of a resolution approving each such transaction adopted by the Board of Directors of LGEC).
     SECTION 6.12 Business Activities. Engage in any business activities other than the production or acquisition of feature films intended for theatrical and/or home video exploitation.
     SECTION 6.13 Fiscal Year End. Change its fiscal year end to other than March 31, in each year other than on 30 days prior written notice to the Administrative Agent, to June 30, September 30 or December 31, as Parent may decide (provided; however, that Parent shall not delay the delivery of the financial statements and reports required to be delivered under Section 5.1 hereof by changing its fiscal year).
     SECTION 6.14 Prohibition of Amendments and Waivers. Amend, alter, modify, terminate or waive, or consent to any amendment, alteration, modification or waiver of the terms of any Distribution Agreement or Approved Co-Financing Transaction in any manner which would result in either (i) the aggregate principal amount of all Loans then outstanding plus the then current L/C Exposure plus the aggregate of the Completion Reserve Amounts for all uncompleted Qualifying Pictures exceeding the Total Commitment then in effect, (ii) the aggregate amount of all Loans with respect to any Qualifying Picture then outstanding plus the then current L/C Exposure relating to such Qualifying Picture plus the Completion Reserve Amount for such Qualifying Picture exceeding the Borrowing Base for such Qualifying Picture or (iii) in the case of any Approved Co-Financing Transaction, any change of any material term thereof unless consented to in writing by the Administrative Agent.
     SECTION 6.15 No Further Negative Pledge. Enter into any agreement (other than this Agreement and the Fundamental Documents), (i) prohibiting the creation or assumption of any Lien to secure the payment of the Indebtedness and Obligations hereunder and any Indebtedness or obligation incurred in connection with the refinancing of the Indebtedness hereunder, upon the properties or assets of the Borrowers or any of their Subsidiaries, whether now owned or hereafter acquired or (ii) requiring an obligation to be secured if obligations under this Agreement (or any obligation incurred in connection with the refinancing of any obligation hereunder) are secured.

     SECTION 6.16 Bank Accounts. After the date hereof, open or maintain any bank account other than (a) accounts maintained at any of the Lenders or (b) a Production Account, as to which the Administrative Agent shall have received notice.
     SECTION 6.17 ERISA Compliance. Engage in a “prohibited transaction”, as defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any U.S. Plan or Multiemployer Plan or knowingly consent to any other “party in interest” or any “disqualified person”, as such terms are defined in Section 3(14) or ERISA and Section 4975(e)(2) of the Code, respectively, engaging in any “prohibited transaction”, with respect to any U.S. Plan or Multiemployer Plan; or permit any U.S. Plan to incur any “accumulated funding deficiency”, as defined in Section 302 of ERISA or Section 412 of the Code, unless such incurrence shall have been waived in advance by the Internal Revenue Service; or terminate any U.S. Plan subject to Title IV of ERISA in a manner which could result in the imposition of a Lien on any property of any Credit Party pursuant to Section 4068 of ERISA; or breach or knowingly permit any employee or officer or any trustee or administrator of any U.S. Plan to breach any fiduciary responsibility imposed under Title I of ERISA with respect to any U.S. Plan; engage in any transaction which would result in the incurrence of a liability under Section 4069 of ERISA; or fail to make contributions to a U.S. Plan or Multiemployer Plan which could result in the imposition of a Lien on any property of any Credit Party pursuant to Section 302(f) of ERISA or Section 412(n) of the Code, if the occurrence of any of the foregoing events (alone or in the aggregate) would result in a liability which has a Material Adverse Effect.
     SECTION 6.18 Hazardous Materials. Cause or permit any of its properties or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in compliance in all material respects with all applicable Environmental Laws, nor release, discharge, dispose of or permit or suffer any release or disposal as a result of any intentional act or omission on its part of Hazardous Materials onto any such property or asset in violation of any Environmental Law.
     SECTION 6.19 Use of Proceeds of Loans and Requests for Letters of Credit. Use the proceeds of Loans or request any Letter of Credit hereunder other than for the purposes set forth in, and as required by, Section 5.19 hereof.
     SECTION 6.20 Interest Rate Protection Agreements, etc. Enter into (i) any Interest Rate Protection Agreement, unless (x) approved by the Administrative Agent and included in the Bonded Budget of a Qualifying Picture, or (y) entered into by LGEI or (ii) any Currency Agreement other than Currency Agreements the costs and/or Obligations of which are included in the Bonded Budget of a Qualifying Picture.
     SECTION 6.21 Overhead. Pay or become obligated to pay any overhead expenses or development costs (except such reasonable costs that are included in the Bonded Budget of a particular Qualifying Picture).
     SECTION 6.22 Subsidiaries. Form or acquire any new Subsidiary other than a direct Subsidiary of Parent that is formed or acquired in connection with the production or acquisition of a Qualifying Picture.

     SECTION 6.23 Negative Cost. Permit the Bonded Budget of any Qualifying Picture to exceed $50,000,000 without the written consent of the Administrative Agent.
7. EVENTS OF DEFAULT
     SECTION 7.1 Events of Default. In the case of the happening and during the continuance of any of the following events (herein called “Events of Default”):
          (a) any representation or warranty made by a Credit Party in this Credit Agreement or any other Fundamental Document to which it is a party or any statement or representation made by a Credit Party in any report, financial statement, certificate or other document furnished to the Administrative Agent or any Lender pursuant to this Credit Agreement or any other Fundamental Document, shall prove to have been false or misleading in any material respect when made or delivered;
          (b) default shall be made in the payment of principal of the Notes as and when due and payable, whether by reason of maturity, mandatory prepayment, acceleration or otherwise;
          (c) default shall be made in the payment of interest on the Notes, Commitment Fees or other monetary Obligations, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise and such default shall continue unremedied for five (5) Business Days;
          (d) default shall be made in the due observance or performance of any covenant, condition or agreement contained in Sections 5.4 or 5.19 or Article 6 of this Agreement;
          (e) failure to submit any financial statements and reports as required pursuant to Section 5.1 hereof, including the Borrowing Base Certificate, to the Administrative Agent within ten (10) Business Days of the date such statement or report was due pursuant to the terms of this Credit Agreement; provided, however, that a failure to deliver a Borrowing Base Certificate when due shall not constitute an Event of Default if and for so long as there are no Loans or Letters of Credit outstanding.
          (f) default shall be made by any Credit Party in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to the terms of this Credit Agreement or any other Fundamental Document, and such default shall continue unremedied for thirty (30) days after the applicable Credit Party receives notice or obtains knowledge of such occurrence;
          (g) default shall be made with respect to any payment of any Indebtedness of (i) LGEI, (ii) any of the Sponsors, (iii) any of LGEI’s Affiliates who contribute Eligible Receivables to the Facility or (iv) any Credit Party (as such term is defined in the Corporate Facility) in excess of U.S.$15,000,000 in the aggregate when due, or in the performance of any other obligation incurred in connection with any such Indebtedness if the effect of such non-payment default is to accelerate the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity and such default shall not be remedied, cured, waived or consented to within the period of grace with respect thereto;
          (h) default shall be made with respect to any payment of any Indebtedness of any Credit Party in excess of U.S.$250,000 in the aggregate (other than the Obligations) when due, or in the performance of any other obligation incurred in connection with any such Indebtedness if the effect of such non-payment default is to accelerate the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity and such default shall not be remedied, cured, waived or consented to within the period of grace with respect thereto;
          (i) any Credit Party shall generally not pay its debts as they become due or shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or any Credit Party shall commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property or shall file an answer or other pleading in any such case, proceeding or other action admitting the material allegations of any petition, complaint or similar pleading filed against it or consenting to the relief sought therein; or any Credit Party shall take any action to authorize, or in contemplation of, any of the foregoing;
          (j) any involuntary case, proceeding or other action against any Credit Party shall be commenced seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (i) results in the entry of any order for relief against it or (ii) shall remain undismissed for a period of sixty (60) days;
          (k) final judgment(s) for the payment of money in excess of U.S.$5,000,000 in the aggregate shall be rendered against any Credit Party and within thirty (30) days from the entry of such judgment shall not have been paid or otherwise discharged or stayed pending appeal or shall not have been discharged within thirty (30) days from the entry of a final order of affirmance on appeal;
          (l) (i) failure by any Credit Party or ERISA Affiliate to make any contributions required to be made to a U.S. Plan subject to Title IV of ERISA or Multiemployer Plan, (ii) any accumulated funding deficiency (within the meaning of Section 4971 of the Code) shall exist with respect to any U.S. Plan (whether or not waived), (iii) the present value of all benefits under all U.S. Plans subject to Title IV of ERISA (based on those assumptions used to fund such U.S. Plans) exceeds, in the aggregate, as of the last annual valuation date applicable thereto, the actuarial value of the assets of such U.S. Plans allocable to such benefits, (iv) any Credit Party or ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan, or that a Multiemployer

Plan is in reorganization or is being terminated, (v) a Reportable Event with respect to a U.S. Plan shall have occurred, (vi) the withdrawal by any Credit Party or ERISA Affiliate from a U.S. Plan during a plan year in which it was a substantial employer (within the meaning of section 4001(a)(2) or 4062(e) of ERISA), (vii) the termination of a U.S. Plan subject to Title IV of ERISA, or the filing of a notice of intent to terminate a U.S. Plan under section 4041(c) of ERISA, (viii) the institution of proceedings to terminate, or the appointment of a trustee with respect to, a U.S. Plan subject to Title IV of ERISA by the PBGC, (ix) any other event or condition which could constitute grounds under section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any U.S. Plan subject to Title IV of ERISA, or (x) the imposition of a Lien pursuant to section 412 of the Code or section 302 of ERISA as to any Credit Party or ERISA Affiliate;
          (m) this Credit Agreement, the Sponsor Inducement Agreement, the Copyright Security Agreement and the Trademark Security Agreement (each a “Security Document”) shall, for any reason, not be or shall cease to be in full force and effect or shall be declared null and void or any of the Security Documents shall not give or shall cease to give the Administrative Agent the material Liens, rights, powers and privileges purported to be created thereby in favor of the Administrative Agent for the benefit of the Secured Parties, superior to and prior to the rights of all third Persons and subject to no other Liens (other than Permitted Liens), or the validity or enforceability of the Liens granted, to be granted, or purported to be granted, by any of the Security Documents shall be contested by any Credit Party or any of their respective Affiliates, provided that no such defect in the Security Documents shall give rise to an Event of Default under this paragraph (l) unless such defect shall affect Collateral that is or should be subject to a Lien in favor of the Administrative Agent having an aggregate value in excess of U.S.$100,000;
          (n) a Change in Management shall occur;
          (o) a Change in Control shall occur; or
          (p) the occurrence of any “Designated Event” as defined in any of the indentures issued in connection with the Convertible Senior Subordinated Notes.
          (q) a Default or Event of Default (as such terms are defined in the Corporate Facility) shall have occurred under the Corporate Facility.
then, in every such event and at any time thereafter during the continuance of such event, the Administrative Agent may, or if directed by the Required Lenders, shall, take any or all of the following actions, at the same or different times: (x) terminate forthwith the Commitments (subject to Section 7.2), (y) declare the principal of and the interest on the Loans and the Notes and all other amounts payable hereunder or thereunder to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without presentment, demand, protest, notice of acceleration or other notice of any kind, all of which are hereby expressly waived, anything in this Credit Agreement or in the Notes to the contrary notwithstanding and/or (z) require the Borrowers to deliver to the Administrative Agent, respectively, from time to time, Cash Equivalents in an amount equal to the full amount of L/C Exposure or to furnish other security therefor acceptable to the Required Lenders; provided that

Parent shall have three (3) Business Days from the expiration of any applicable cure period in order to cure any Default or Event of Default of a Borrower by repaying such Borrower’s Obligations in full; at which time such Borrower shall be released from the Facility. If an Event of Default specified in paragraph (h) or (i) above shall have occurred, the Commitments shall automatically terminate and the principal of, and interest on, the Loans and the Notes and all other amounts payable hereunder and thereunder shall automatically become due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived, anything in this Credit Agreement or the Notes to the contrary notwithstanding. Such remedies shall be in addition to any other remedy available to the Administrative Agent, the Issuing Bank or the Lenders pursuant to Applicable Law or otherwise.
     SECTION 7.2 Continued Funding of Loans Following Default or Event of Default. Notwithstanding the occurrence of a Default or Event of Default, the Commitments of the Lenders to make additional Loans necessary to Complete any Qualifying Picture which had already commenced principal photography prior to the time of such Default or Event of Default and for which the Initial Funding Date has occurred shall remain in full force and effect if and for so long as (a) the Qualifying Picture remains the subject of a Completion Guaranty, (b) no Default or Event of Default other than a covenant breach shall be continuing, (c) no Default or Event of Default has occurred that is the result of an intentional or knowing act on the part of the Parent or any Borrower or any of their respective Affiliates, (d) the Parent and the Borrowers are in compliance with Section 5.23 hereof, (e) the Default or Event of Default is not related to (I) the failure to pay any Obligations hereunder due and owing after the applicable grace period has expired, (II) a Bankruptcy Event with respect to any Credit Party, (III) the particular Qualifying Picture or the Borrower requesting the Loans for such Qualifying Pictures, (IV) any challenge to or impairment of the Administrative Agent’s first priority perfected Lien in the Collateral relating to such Qualifying Picture, (f) all Loans made under the circumstances described above shall be funded directly into a Production Account and the Administrative Agent shall be satisfied that the payments into such Production Account pursuant to the applicable Completion Guaranty will satisfy any pre-condition to the obligation of the Approved Completion Guarantor to the Administrative Agent or the Administrative Agent is otherwise satisfied that such Loans will only be used to Complete such Qualifying Picture and (g) the funding through a Default or Event of Default pursuant to this Section 7.2 shall not operate as a waiver of such Default or Event of Default and all rights and remedies of the other Secured Parties hereunder and under the other Fundamental Documents are hereby preserved.
8. GRANT OF SECURITY INTEREST; REMEDIES
     SECTION 8.1 Security Interests. Each Credit Party, as security for the due and punctual payment of its Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of any Borrower whether or not post filing interest is allowed in such proceeding) and each of the Guarantors, as security for its obligations under Article 9 hereof, hereby mortgages, pledges, assigns, transfers, sets over, conveys and delivers to the Administrative Agent (for the benefit of the Secured Parties) and grants to the Administrative Agent (for the benefit of the Secured Parties) a security interest in the Collateral.

     SECTION 8.2 Use of Collateral. So long as no Event of Default shall have occurred and be continuing, and subject to the various provisions of this Credit Agreement and the other Fundamental Documents, a Credit Party may use the Collateral in any lawful manner except as otherwise provided hereunder.
     SECTION 8.3 Collection Accounts. The Credit Parties will maintain one or more bank accounts (each, a “Collection Account”) with the Administrative Agent and will direct, by Notice of Assignment and Irrevocable Instructions, all Persons who become licensees, buyers or account debtors under receivables with respect to any Qualifying Picture included in the Collateral to make payments under or in connection with the license agreements, sales agreements or receivables directly to the appropriate lockbox or Collection Account.
          (a) The Credit Parties will execute such documentation as may be reasonably required by the Administrative Agent in order to effectuate the provisions of this Section 8.3.
          (b) In the event a Credit Party receives payment from any Person or proceeds under an Acceptable L/C, which payment should have been remitted directly to the appropriate lockbox or Collection Account, such Credit Party shall promptly remit such payment or proceeds to the appropriate Collection Account to be applied in accordance with the terms of this Credit Agreement.
     SECTION 8.4 Credit Parties to Hold in Trust. Upon the occurrence and during the continuance of an Event of Default, each of the Credit Parties will, upon receipt by it of any revenue, income, profits or other sums in which a security interest is granted by this Article 8, payable pursuant to any agreement or otherwise, or of any check, draft, note, trade acceptance or other instrument evidencing an obligation to pay any such sum, hold the sum or instrument in trust for the Administrative Agent (for the benefit of the Secured Parties), segregate such sum or instrument from their own assets and forthwith, without any notice, demand or other action whatsoever (all notices, demands, or other actions on the part of the Administrative Agent, the Issuing Bank or the Lenders being expressly waived), endorse, transfer and deliver any such sums or instruments or both, to the Administrative Agent to be applied to the repayment of the applicable Obligations in accordance with the provisions of Section 8.7 hereof.
     SECTION 8.5 Collections, etc. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, in its sole discretion, in its name (on behalf of the Secured Parties) or in the name of any Credit Party or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for, or make any compromise or settlement deemed desirable with respect to, any of the Collateral, but shall be under no obligation so to do, or the Administrative Agent may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, or release, any of the Collateral, without thereby incurring responsibility to, or discharging or otherwise affecting any liability of, any Credit Party. The Administrative Agent will not be required to take any steps to preserve any rights against prior parties to the Collateral. If any Credit Party fails to make any payment or take any action required hereunder, the Administrative Agent may make such payments and take all such actions as the Administrative Agent reasonably deems necessary to protect the Administrative Agent’s (on behalf of the Secured Parties) security interests in the Collateral and/or the value thereof, and the Administrative Agent is hereby authorized (without limiting the general nature of the authority herein above conferred) to pay, purchase, contest or compromise any Liens that in the judgment of the Administrative Agent appear to be equal to, prior to or superior to the security interests of the Administrative Agent (on behalf of the Secured Parties) in the Collateral (other than Permitted Liens) and any Liens not expressly permitted by this Credit Agreement.
     SECTION 8.6 Possession, Sale of Collateral, etc. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may enter upon the premises of any Credit Party or wherever the Collateral may be, and take possession of the Collateral, and may demand and receive such possession from any Person who has possession thereof, and the Administrative Agent may take such measures as it deems necessary or proper for the care or protection thereof, including the right to remove all or any portion of the Collateral, and with or without taking such possession may sell or cause to be sold, whenever the Administrative Agent, shall decide, in one or more sales or parcels, at such prices as the Administrative Agent may deem appropriate, and for cash or on credit or for future delivery, without assumption of any credit risk, all or any portion of the Collateral, at any broker’s board or at public or private sale, without demand of performance but with 10 days’ written notice to the Credit Parties of the time and place of any such public sale or sales (which notice the Credit Parties hereby agree is reasonable) and with such other notices as may be required by Applicable Law and cannot be waived, and none of the Administrative Agent, the Issuing Bank nor any of the Lenders shall have any liability should the proceeds resulting from a private sale be less than the proceeds realizable from a public sale, and the Administrative Agent, the Issuing Bank, the Lenders or any other Person may be the purchaser of all or any portion of the Collateral so sold and thereafter hold the same absolutely, free (to the fullest extent permitted by Applicable Law) from any claim or right of whatever kind, including any equity of redemption, of any Credit Party, any such demand, notice, claim, right or equity being hereby expressly waived and released. At any sale or sales made pursuant to this Article 8, the Secured Parties may bid for or purchase, free (to the fullest extent permitted by Applicable Law) from any claim or right of whatever kind, including any equity of redemption, of any Credit Party, any such demand, notice, claim, right or equity being hereby expressly waived and released, any part of or all of the Collateral offered for sale, and may make any payment on account thereof by using any claim for moneys then due and payable to the Secured Parties by any Credit Party hereunder as a credit against the purchase price. The Administrative Agent shall in any such sale make no representations or warranties with respect to the Collateral or any part thereof, and none of the Administrative Agent, the Issuing Bank nor any of the Lenders shall be chargeable with any of the obligations or liabilities of any Credit Party. Each Credit Party hereby agrees (i) that it will indemnify and hold the Secured Parties harmless from and against any and all claims with respect to the Collateral asserted before the taking of actual possession or control of the relevant Collateral by the Administrative Agent pursuant to this Article 8, or arising out of any act of, or omission to act on the part of, any Person (other than the Administrative Agent, the Issuing Bank or Lenders) prior to such taking of actual possession or control by the Administrative Agent (whether asserted before or after such taking of possession or control), or arising out of any act on the part of any Credit Party or its Affiliates or agents before or after the commencement of such actual possession or control by the Administrative Agent; and (ii) none of the Administrative Agent, the Issuing Bank nor any of the Lenders shall have any liability or obligation to any Credit Party arising out of any such claim except for acts of willful misconduct or gross negligence. Subject only to the lawful rights of third parties, any laboratory which has possession of any of the

Collateral is hereby constituted and appointed by the Credit Parties as pledgeholder for the Administrative Agent (for the benefit of the Secured Parties), and, upon the occurrence of an Event of Default, each such pledgeholder is hereby authorized (to the fullest extent permitted by Applicable Law) to sell all or any portion of the Collateral upon the order and direction of the Administrative Agent and each Credit Party hereby waives any and all claims, for damages or otherwise, for any action taken by such pledgeholder in accordance with the terms of the UCC not otherwise waived hereunder. In any action hereunder, the Administrative Agent shall be entitled if permitted by Applicable Law to the appointment of a receiver without notice, to take possession of all or any portion of the Collateral and to exercise such powers as the court shall confer upon the receiver. Notwithstanding the foregoing, upon the occurrence of an Event of Default, and during the continuation of such Event of Default, the Secured Parties shall be entitled to apply, without prior notice to any of the Credit Parties, any cash or cash items constituting Collateral in the possession of the Secured Parties to payment of the applicable Obligations.
     SECTION 8.7 Application of Proceeds on Default. Upon the occurrence and during the continuance of an Event of Default, the balances in the Clearing Account, the Collection Accounts, the Cash Collateral Account(s) or in any other account of any Credit Party with a Lender, all other income on the Collateral, and all proceeds from any sale of the Collateral pursuant hereto shall (subject to the limitation on Parent’s guarantee set forth in Section 9.1(a)) be applied first toward payment of the reasonable out-of-pocket costs and expenses paid or incurred by the Administrative Agent in enforcing this Credit Agreement, in realizing on or protecting any Collateral and in enforcing or collecting any Obligations or any Guaranty thereof, including, without limitation, court costs and the reasonable attorney’s fees and expenses incurred by the Administrative Agent and then to the indefeasible payment in full of the Obligations as follows: all proceeds from Collateral relating to a specific Qualifying Picture (a “Subject Picture”), including, without limitation, the proceeds from the sale of the Pledged Securities of the Borrower that financed such Subject Picture, shall (subject to the limitation on Parent’s guarantee set forth in Section 9.1(a)) be applied first, to repay all Loans (including interest and other charges) relating to such Subject Picture; second, to be held as cash collateral in an amount equal to 102.0% of the outstanding Letters of Credit relating to such Subject Picture, if any; third, to repay Loans (including interest and other charges) relating to any Gap Picture financed under the Facility with Borrowing Base credit attributable to such Subject Picture; fourth, to be held as cash collateral in an amount equal to 102.0% of the outstanding Letters of Credit relating to any Gap Picture financed under the Facility with Borrowing Base credit attributable to such Subject Picture (provided that the sum of the repayments required by steps three and four of this Section 8.7 shall not exceed the Contributed Amount); and fifth, any amounts remaining shall be remitted to the appropriate Credit Party or as a court of competent jurisdiction may otherwise direct.
     SECTION 8.8 Power of Attorney. Each Credit Party does hereby irrevocably (a) make, constitute and appoint the Administrative Agent or any of its officers or designees its true and lawful attorney-in-fact with full power in the name of the Administrative Agent, such other Person or such Credit Party, upon the occurrence and during the continuance of an Event of Default which is not waived in writing by the Required Lenders, to receive, open and dispose of all mail addressed to any Credit Party, and to endorse any notes, checks, drafts, money orders or other evidences of payment relating to the Collateral that may come into the possession of the

Administrative Agent with full power and right to cause the mail of such Persons to be transferred to the Administrative Agent’s own offices or otherwise, and to do any and all other acts necessary or proper to carry out the intent of this Credit Agreement and the grant of the security interests hereunder and under the Fundamental Documents, and each Credit Party hereby ratifies and confirms all that the Administrative Agent or its substitutes shall properly do by virtue hereof; (b) make, constitute and appoint the Administrative Agent or any of its officers or designees its true and lawful attorney-in-fact in the name of the Administrative Agent or any Credit Party, upon the occurrence and during the continuance of an Event of Default which is not waived in writing by the Required Lenders, (i) to enforce all of such Credit Party’s rights under and pursuant to all agreements with respect to the Collateral, all for the sole benefit of the Administrative Agent for the benefit of the Secured Parties and to enter into such other agreements as may be necessary or appropriate in the judgment of the Administrative Agent to complete the production, distribution or exploitation of any Qualifying Picture which is included in the Collateral, (ii) to enter into and perform such agreements as may be necessary in order to carry out the terms, covenants and conditions of the Fundamental Documents that are required to be observed or performed by any Credit Party, (iii) to execute such other and further mortgages, pledges and assignments of the Collateral, and related instruments or agreements, as the Administrative Agent may reasonably require for the purpose of perfecting, protecting, maintaining or enforcing the security interests granted to the Administrative Agent for the benefit of the Secured Parties hereunder and under the other Fundamental Documents, and (iv) to do any and all other things necessary or proper to carry out the intention of this Credit Agreement and the grant of the security interests hereunder and under the other Fundamental Documents. Each of the Credit Parties hereby ratifies and confirms in advance all that the Administrative Agent as such attorney-in-fact or its substitutes shall properly do by virtue of this power of attorney.
     SECTION 8.9 Financing Statements, Direct Payments. Each Credit Party hereby authorizes the Administrative Agent to file UCC financing statements and any amendments thereto or continuations thereof, any Copyright Security Agreement, any Trademark Security Agreement and any other appropriate security documents or instruments and to give any notices necessary or desirable to perfect the Lien of the Administrative Agent for the benefit of the Secured Parties on the Collateral, in all cases without the signature of any Credit Party or to execute such items as attorney-in-fact for any Credit Party; provided, that the Administrative Agent shall provide copies of any such documents or instruments to the Borrowers. Each Credit Party further authorizes the Administrative Agent to notify any account debtors that all sums payable to any Credit Party relating to the Collateral shall be paid directly to the Administrative Agent.
     SECTION 8.10 Further Assurances. Upon the request of the Administrative Agent, each Credit Party hereby agrees to duly and promptly execute and deliver, or cause to be duly executed and delivered, at the cost and expense of the Credit Parties, such further instruments as may be necessary or proper, in the reasonable judgment of the Administrative Agent, to carry out the provisions and purposes of this Article 8 or to perfect and preserve the Liens of the Administrative Agent for the benefit of the Secured Parties hereunder and under the Fundamental Documents, in the Collateral or any portion thereof.

     SECTION 8.11 Termination and Release. The security interests granted by each Borrower under this Article 8 and any accommodation security interest granted by a Sponsor in connection with the Qualifying Picture owned by such Borrower shall terminate upon the Borrower’s written election which is delivered to both Agents at any time after all of its Obligations have been indefeasibly fully paid and performed. The security interests granted by Parent under this Article 8 shall terminate when all Obligations of each of the Borrowers have been indefeasibly fully paid and performed and the Commitments shall have terminated and all Letters of Credit shall have expired or been terminated or canceled. Upon request by the Credit Parties (and at the sole expense of the Credit Parties) after any such termination, the Administrative Agent will take all reasonable action and do all things reasonably necessary, including, without limitation, executing UCC termination statements, Pledgeholder Agreement terminations, termination letters to account debtors and copyright releases, to terminate the security interest granted to it (for the benefit of the Secured Parties) hereunder. Notwithstanding anything to the contrary set forth herein, the Administrative Agent’s security interest in an Excess Picture shall not be released until (i) all of the Obligations relating to the Gap Picture financed using the Borrowing Base credit attributable to such Excess Picture have been indefeasibly fully paid and performed and (ii) to the extent the Borrowing Base credit attributable to an Excess Picture was used to satisfy the minimum equity/excess Borrowing Base tests set forth in either Section 4.2(p) or Section 5.23, until such time as those tests can be satisfied without the Borrowing Base credit from such Excess Picture. For the avoidance of doubt, if a Borrower elects to terminate the Administrative Agent’s security interest in a Qualifying Picture pursuant to the terms hereof, such Qualifying Picture can no longer be an Excess Picture and the Eligible Receivables related to such Qualifying Picture cannot be used in any Borrowing Base calculation or to satisfy the minimum equity/excess Borrowing Base tests set forth in Section 4.2(p) or Section 5.23.
     SECTION 8.12 Remedies Not Exclusive. The remedies conferred upon or reserved to the Administrative Agent in this Article 8 are intended to be in addition to, and not in limitation of, any other remedy or remedies available to the Administrative Agent. Without limiting the generality of the foregoing, the Secured Parties shall have all rights and remedies of a secured creditor under Article 9 of the UCC and under any other Applicable Law.
     SECTION 8.13 Quiet Enjoyment. The Secured Parties acknowledge and agree that their security interest hereunder is subject to the rights of Quiet Enjoyment (as defined below) of parties (which are not Affiliates of any Credit Party) to Distribution Agreements, whether existing on the date hereof or hereafter executed. For the purpose hereof, “Quiet Enjoyment” shall mean in connection with the rights of a licensee (which is not an Affiliate of any Credit Party) under a Distribution Agreement, the Secured Parties’ agreement that their rights under this Credit Agreement and the other Fundamental Documents and in the Collateral are subject to the rights of such licensee to distribute, exhibit and/or to exploit the Qualifying Picture licensed to them under such Distribution Agreement, and to receive prints or tapes or have access to preprint material or master tapes in connection therewith and that even if the Lenders shall become the owner of the Collateral in case of an Event of Default, the Lenders’ ownership rights shall be subject to the rights of said parties under such agreement, provided, however, that no default under the relevant Distribution Agreement shall be continuing which would entitle the licensor to terminate such Distribution Agreement. The Administrative Agent agrees that, upon the reasonable request of a Credit Party, it will provide written confirmation (in form reasonably acceptable to the Administrative Agent) of such rights of Quiet Enjoyment to licensees under the Distribution Agreements. None of the foregoing constitutes an agreement by the Administrative Agent, the Issuing Bank or the Lenders to the granting of any security interest to any Person under any Distribution Agreement, except as otherwise permitted pursuant to Section 6.2.
     SECTION 8.14 Continuation and Reinstatement. Each Credit Party further agrees that the security interest granted hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment or any part thereof of any Obligation is rescinded or must otherwise be restored by the Administrative Agent, the Issuing Bank or the Lenders upon the bankruptcy or reorganization of any Credit Party or otherwise.
9. GUARANTY
     SECTION 9.1 Guaranty.
          (a) Each Guarantor individually and not jointly unconditionally and irrevocably guarantees to the Secured Parties the due and punctual payment by, and performance of its Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the obligor whether or not post filing interest is allowed in such proceeding); provided that (i) with respect to a Borrower that becomes a Guarantor, any Guaranty of such Borrower shall not exceed such Borrower’s Contributed Amount and (ii) with respect to Parent, its Guaranty shall be limited to the amount of (i) the proceeds from the sale of Pledged Securities of a Defaulting Borrower plus (ii) Minimum Equity Amount plus (iii) any Additional Pay TV Receivables which Parent elects to use in the Borrowing Base calculation with respect to Loans for any Qualifying Picture. Each Guarantor further agrees that such Obligations may be increased, extended or renewed, in whole or in part, without notice or further assent from it (except as may be otherwise required herein), and it will remain bound upon this Guaranty notwithstanding any extension or renewal of any such Obligation.
          (b) Each Guarantor waives presentation to, demand for payment from and protest to, as the case may be, any Credit Party or any other guarantor of any of the Obligations, and also waives notice of protest for nonpayment, notice of acceleration and notice of intent to accelerate. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of any of the Secured Parties to assert any claim or demand or to enforce any right or remedy against any Borrower or any Guarantor or any other guarantor under the provisions of this Credit Agreement or any other agreement or otherwise; (ii) any extension or renewal of any provision hereof or thereof; (iii) the failure of any of the Secured Parties to obtain the consent of the Guarantor with respect to any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of this Credit Agreement, the Notes or of any other agreement; (iv) the release, exchange, waiver or foreclosure of any security held by the Administrative Agent for the Obligations or any of them; (v) the failure of any of the Secured Parties to exercise any right or remedy against any other Guarantor or any other guarantor of the Obligations; (vi) any bankruptcy, reorganization, liquidation, dissolution or receivership proceeding or case by or against either Borrower or other Credit Party, any change in the corporate existence, structure, ownership or control of either Borrower or other Credit Party (including any of the foregoing arising from any merger, consolidation, amalgamation, reorganization or similar transaction); or (vii) the release or substitution of any Guarantor or any other guarantor of the Obligations. Without limiting the generality of the foregoing or any other provision hereof (including, without limitation, Section 13.6 hereof), to the extent permitted by applicable law, each Guarantor hereby expressly waives any and all benefits which might otherwise be available to it under California Civil Code Sections 2799, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2838, 2839, 2845, 2848, 2849, 2850, 2899 and 3433.
          (c) Each Guarantor further agrees that this Guaranty is a continuing guaranty, shall secure the applicable Obligations and any ultimate balance thereof, notwithstanding that the Borrowers or others may from time to time satisfy the Obligations in whole or in part and thereafter incur further Obligations, and that this Guaranty constitutes a guaranty of performance and of payment when due and not just of collection, and waives any right to require that any resort be had by the Secured Parties to any security held for payment of the Obligations or to any balance of any deposit, account or credit on the books of the Secured Parties in favor of any Borrower or any Guarantor, or to any other Person.
          (d) Each Guarantor hereby expressly assumes all responsibilities to remain informed of the financial condition of the Borrowers, the Guarantors and any other guarantors of the Obligations and any circumstances affecting the Collateral or the Pledged Securities or the ability of the Borrowers to perform under this Credit Agreement.
          (e) Each Guarantor’s obligations under the Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations, the Notes or any other instrument evidencing any Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the Obligations which might otherwise constitute a defense to this Guaranty. The Secured Parties make no representation or warranty with respect to any such circumstances and have no duty or responsibility whatsoever to any Guarantor in respect to the management and maintenance of the Obligations or any collateral security for the Obligations.
     SECTION 9.2 No Impairment of Guaranty, etc. The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (except payment and performance in full of the Obligations), including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of any of the Secured Parties to assert any claim or demand or to enforce any remedy under this Credit Agreement or any other agreement, by any waiver or modification of any provision hereof or thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law, unless and until the applicable Obligations are paid in full and, with respect to the Obligations guaranteed by Parent, all of the Obligations have been paid in full and the Commitments have terminated and each outstanding Letter of Credit has expired or otherwise been terminated.

     SECTION 9.3 Continuation and Reinstatement, etc.
          (a) Each Guarantor further agrees that its guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any of the Secured Parties upon the bankruptcy or reorganization of a Borrower or a Guarantor, or otherwise. In furtherance of the provisions of this Article 9, and not in limitation of any other right which the Secured Parties may have at law or in equity against a Borrower, a Guarantor or any other Person by virtue hereof, upon failure of the Borrowers to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Administrative Agent on behalf of the Secured Parties, forthwith pay or cause to be paid to the Administrative Agent for the benefit of the Secured Parties in cash an amount equal to the unpaid amount of all of its Obligations with interest thereon at a rate of interest equal to the rate specified in Section 2.7 hereof, and thereupon the Administrative Agent shall assign such Obligation, together with all security interests, if any, then held by the Administrative Agent in respect of such Obligation, to the Guarantors making such payment; such assignment to be subordinate and junior to the rights of the Administrative Agent on behalf of the Secured Parties with regard to amounts payable by the Borrowers in connection with the remaining unpaid Obligations and to be pro tanto to the extent to which the Obligation in question was discharged by the Guarantor or Guarantors making such payments.
          (b) All rights of a Guarantor against the Borrowers, arising as a result of the payment by such Guarantor of any sums to the Administrative Agent for the benefit of the Secured Parties or directly to the Lenders hereunder by way of right of subrogation or otherwise, shall in all respects be subordinated and junior in right of payment to, and shall not be exercised by such Guarantor until and unless, the prior final and indefeasible payment in full of all the Obligations. If any amount shall be paid to such Guarantor for the account of the Borrowers, such amount shall be held in trust for the benefit of the Administrative Agent, segregated from such Guarantor’s own assets, and shall forthwith be paid to the Administrative Agent on behalf of the Secured Parties to be credited and applied to the Obligations, whether matured or unmatured.
     SECTION 9.4 Additional Limitation on Guaranteed Amount etc. Notwithstanding any other provision of this Article 9, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations under this Article 9 shall not be subject to avoidance under Section 548 of the Bankruptcy Code or to being set aside or annulled under any Applicable Law relating to fraud on creditors. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation or contribution which such Guarantor may have under this Article 9, any other agreement or Applicable Law shall be taken into account.
     SECTION 9.5 Voluntary Arrangements.
          (a) Without prejudice to any of the Secured Parties’ rights to recover such sums under the guaranty and indemnity under Section 9.1, on the approval of any company voluntary arrangement in respect of any Borrower (or the implementation of any compromise or scheme of arrangement or any analogous procedure to any of the foregoing in any other jurisdiction) under which a Borrower’s obligations to the Secured Parties are compromised in any way, each Guarantor shall as principal obligor be liable to the Secured Parties for, and hereby undertakes to the Secured Parties (as a separate and additional covenant) immediately on demand from time to time to pay to the Secured Parties, amounts equal to the sums that would have been payable to the Secured Parties by any Borrower, or any guarantor of any Borrower, had such compromise not occurred, and so that payment shall be made by a Guarantor to the Secured Parties under this Section in the amounts and at the times at which but for the said compromise a Borrower would have been obliged to make payment to the Secured Parties. Each Guarantor’s liability under Section 9.1 and this Section shall not be affected in any way by the Secured Parties voting in favor of (if the Secured Parties chooses to do so) of any company voluntary arrangement, compromise, scheme of arrangement or analogous procedure proposed by or in respect of any Borrower.
          (b) If and to the extent that any right is or may be held by a Guarantor as against any Borrower, the existence or exercise of which may affect the right or ability of the Secured Parties to obtain the full benefit of this guaranty and indemnity from a Guarantor if a company voluntary arrangement, compromise, scheme of arrangement or analogous procedure proposed by or in respect of any Borrower is approved, each Guarantor hereby waives such right. In the event of any inconsistency between this Section and any other provision of the Credit Agreement this Section shall prevail.
     SECTION 9.6 Termination. The Guaranty of a Borrower under this Article 9 shall terminate when all of its Obligations have been indefeasibly fully paid and performed and such Borrower has elected in accordance with Section 8.11 to terminate the security interests granted by such Borrower under Article 8.
10. PLEDGE
     SECTION 10.1 Pledge. Pledgor, as security for the due and punctual payment of its Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of a Borrower whether or not post filing interest is allowed in such proceeding), hereby pledges, hypothecates, assigns, transfers, sets over and delivers unto the Administrative Agent for the benefit of the Secured Parties, a security interest in all Pledged Collateral now owned or hereafter acquired by it. On the Closing Date, the Pledgor shall deliver to the Administrative Agent the definitive instruments (if any) representing all Pledged Securities, accompanied by undated stock powers, duly endorsed or executed in blank by the the Pledgor, and such other instruments or documents as the Administrative Agent or its counsel shall reasonably request.
     SECTION 10.2 Covenant. Pledgor covenants that as a stockholder of each of its Subsidiaries it will not take any action to allow any additional shares of common stock, preferred stock or other equity securities of any of its Subsidiaries or any securities convertible or exchangeable into common or preferred stock of such Subsidiaries to be issued, or grant any options or warrants, unless such securities are pledged to the Administrative Agent (for the benefit of the Secured Parties) as security for the Obligations.

     SECTION 10.3 Registration in Nominee Name; Denominations. The Administrative Agent shall have the right (in its sole and absolute discretion) to hold the certificates representing any Pledged Securities (a) in its own name (on behalf of the Secured Parties) or in the name of its nominee or (b) in the name of the Pledgor, endorsed or assigned in blank or in favor of the Administrative Agent. The Administrative Agent shall have the right to exchange the certificates representing any of the Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Credit Agreement.
     SECTION 10.4 Voting Rights; Dividends; etc.
          (a) The Pledgor shall be entitled to exercise any and all voting and/or consensual rights and powers accruing to an owner of the Pledged Securities being pledged by it hereunder or any part thereof for any purpose not inconsistent with the terms hereof, at all times, except as expressly provided in paragraph (c) below.
          (b) All dividends or distributions of any kind whatsoever (other than cash dividends or distributions paid while no Event of Default is continuing) received by a Pledgor, whether resulting from a subdivision, combination, or reclassification of the outstanding capital stock of the issuer or received in exchange for Pledged Securities or any part thereof or as a result of any merger, consolidation, acquisition, or other exchange of assets to which the issuer may be a party, or otherwise, shall be and become part of the Pledged Securities pledged hereunder and shall immediately be delivered to the Administrative Agent to be held subject to the terms hereof. All dividends and distributions which are received contrary to the provisions of this subsection (b) shall be received in trust for the benefit of the Secured Parties, segregated from the Pledgor’s own assets, and shall be delivered to the Administrative Agent.
          (c) Upon the occurrence and during the continuance of an Event of Default and notice from the Administrative Agent of the transfer of such rights to the Administrative Agent, all rights of a Pledgor (i) to exercise the voting and/or consensual rights and powers which it is entitled to exercise pursuant to this Section and (ii) to receive and retain cash dividends and distributions shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and/or consensual rights and receive such cash dividends and distributions until such time as such Event of Default has been cured.
     SECTION 10.5 Remedies Upon Default. If an Event of Default shall have occurred and be continuing, the Administrative Agent, on behalf of the Secured Parties, may sell the Pledged Securities, or any part thereof, at public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate subject to the terms hereof or as otherwise provided in the UCC. The Administrative Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict to the full extent permitted by Applicable Law the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Pledged Securities for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale, the Administrative Agent shall have the right to assign, transfer, and deliver to the purchaser or purchasers thereof the Pledged Securities so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Pledgor. The Administrative Agent shall give the Pledgor ten (10) days’ written notice of any such public or private sale, or sale at any broker’s board or on any such securities exchange, or of any other disposition of the Pledged Securities. Such notice, in the case of public sale, shall state the time and place for such sale and, in the case of sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Pledged Securities, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and shall state in the notice of such sale. At any such sale, the Pledged Securities, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of the Pledged Securities if it shall determine not to do so, regardless of the fact that notice of sale of the Pledged Securities may have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case the sale of all or any part of the Pledged Securities is made on credit or for future delivery, the Pledged Securities so sold shall be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Pledged Securities so sold and, in case of any such failure, such Pledged Securities may be sold again upon like notice. At any sale or sales made pursuant to this Section 10.5, the Administrative Agent (on behalf of itself, the Issuing Bank and/or the Lenders) may bid for or purchase, free from any claim or right of whatever kind, including any equity of redemption, of the Pledgor, any such demand, notice, claim, right or equity being hereby expressly waived and released, any or all of the Pledged Securities offered for sale, and may make any payment on the account thereof by using any claim for moneys then due and payable to the Administrative Agent, the Co-Administrative Agent, the Issuing Bank (to the extent it consents) or any consenting Lender by any Credit Party as a credit against the purchase price; and the Administrative Agent upon compliance with the terms of sale, may hold, retain and dispose of the Pledged Securities without further accountability therefor to any Pledgor or any third party (other than the Co-Administrative Agent, the Issuing Bank and/or the Lenders). The Administrative Agent shall in any such sale make no representations or warranties with respect to the Pledged Securities or any part thereof, and shall not be chargeable with any of the obligations or liabilities of the Pledgor with respect thereto. Each Pledgor hereby agrees (i) it will indemnify and hold the Secured Parties harmless from and against any and all claims with respect to the Pledged Securities asserted before the taking of actual possession or control of the Pledged Securities by the Administrative Agent pursuant to this Credit Agreement, or arising out of any act of, or omission to act on the part of, any Person prior to such taking of actual possession or control by the Administrative Agent (whether asserted before or after such taking of possession or control), or arising out of any act on the part of any Pledgor, its agents or Affiliates before or after the commencement of such actual po ssession or control by the Administrative Agent and (ii) the Secured Parties shall have no liability or obligation arising out of any such claim. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose upon the Collateral and Pledged Securities under this Credit Agreement and to sell the Pledged Securities, or any portion thereof, pursuant to a judgment or decree of a court or courts having competent jurisdiction.
     SECTION 10.6 Application of Proceeds of Sale and Cash. The proceeds of a sale of the Pledged Securities related to a Defaulting Borrower sold pursuant to Section 10.5 hereof shall be applied by the Administrative Agent on behalf of the Secured Parties as follows:
          (i) to the payment of all reasonable out-of-pocket costs and expenses paid or incurred by the Administrative Agent in connection with such sale, including, without limitation, all court costs and the reasonable fees and expenses of counsel for the Administrative Agent in connection therewith, and the payment of all reasonable out-of-pocket costs and expenses paid or incurred by the Administrative Agent in enforcing this Credit Agreement, in realizing or protecting any Collateral and in enforcing or collecting any Obligations or any Guaranty thereof, including, without limitation, court costs and the reasonable attorney’s fees and expenses incurred by the Administrative Agent in connection therewith;
          (ii) to satisfy or provide cash collateral for all Obligations relating to the Letters of Credit issued for the account of the Defaulting Borrower; and
          (iii) to the indefeasible payment in full of the Obligations of the Defaulting Borrower in accordance with Section 12.2(b) hereof;
Any amounts remaining after such indefeasible payment in full shall be remitted to the Pledgor, or as a court of competent jurisdiction may otherwise direct.
     SECTION 10.7 Securities Act, etc. In view of the position of each Pledgor in relation to the Pledged Securities pledged by it, or because of other present or future circumstances, a question may arise under the Securities Act of 1933, as amended, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being hereinafter called the “Federal Securities Laws”), with respect to any disposition of the Pledged Securities permitted hereunder. Each Pledgor understands that compliance with the Federal Securities Laws may very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Pledged Securities, and may also limit the extent to which or the manner in which any subsequent transferee of any Pledged Securities may dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or any part of the Pledged Securities under applicable Blue Sky or other state securities laws, or similar laws analogous in purpose or effect. Under Applicable Law, in the absence of an agreement to the contrary, the Administrative Agent may perhaps be held to have certain general duties and obligations to a Pledgor to make some effort towards obtaining a fair price even though the Obligations may be discharged or reduced by the proceeds of a sale at a lesser price. Each Pledgor waives to the fullest extent permitted by Applicable Law any such general duty or obligation to it, and the Pledgor and/or the Credit Parties will not attempt to hold the Administrative Agent responsible for selling all or any part of the Pledged Securities at an inadequate price, even if the Administrative Agent shall accept the first offer received or does not approach more than one possible purchaser. Without limiting the generality of the foregoing, the provisions of this Section 10.7 would apply if, for example, the Administrative Agent were to place all or any part of the Pledged Securities for private placement by an investment banking firm, or if such investment banking firm purchased all or any part of the Pledged Securities for its own account, or if the Administrative Agent placed all or any part of the Pledged Securities privately with a purchaser or purchasers.
     SECTION 10.8 Continuation and Reinstatement. Each Pledgor further agrees that its pledge hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any of the Secured Parties upon the bankruptcy or reorganization of any Pledgor or otherwise.
     SECTION 10.9 Termination. The pledge of the Pledged Securities (i) of an individual Borrower shall terminate when all of the Obligations of such Borrower shall have been indefeasibly fully paid and performed and (ii) of all Borrowers shall terminate when all of the Obligations shall have been indefeasibly fully paid and performed and the Commitments shall have terminated, and all L/C Exposure shall have expired or been terminated or canceled. Upon any such termination, the Administrative Agent shall assign and deliver to the Pledgor, or to such Person or Persons as the Pledgor shall designate, against receipt, such of the Pledged Securities (if any) as shall not have been sold or otherwise applied by the Administrative Agent pursuant to the terms hereof and shall still be held by it hereunder, together with appropriate instruments of reassignment and release. Any such reassignment shall be free and clear of all Liens, arising by, under or through the Administrative Agent but shall otherwise be without recourse upon or warranty by the Administrative Agent and at the expense of the Pledgor.
11. CASH COLLATERAL
     SECTION 11.1 Cash Collateral Accounts. On or prior to the Closing Date, there shall be established with the Administrative Agent, a collateral account (the “Cash Collateral Account”), into which (i) all Eligible Receivables contributed as equity to Parent and any Additional Pay TV Receivables shall be deposited and (ii) the appropriate Credit Parties shall from time to time deposit U.S. Dollars and except to the extent otherwise provided in this Article 11, the Cash Collateral Accounts shall be under the sole dominion and control of the Administrative Agent.
     SECTION 11.2 Investment of Funds.
          (a) The Administrative Agent is hereby authorized and directed to invest and reinvest the funds from time to time transferred or deposited into the Cash Collateral Accounts, so long as no Event of Default has occurred and is continuing, on the instructions of the Borrowers (provided that any such instructions given verbally shall be confirmed promptly in writing) or, if the Borrowers shall fail to give such instructions upon delivery of any such funds, in the sole discretion of the Administrative Agent, provided that in no event may the Borrowers give instructions to the Administrative Agent to, or may the Administrative Agent in its discretion, invest or reinvest funds in the Cash Collateral Accounts in other than Cash Equivalents.

          (b) Any net income or gain on the investment of funds from time to time held in the Cash Collateral Accounts, shall be promptly reinvested by the Administrative Agent, as applicable, as a part of the applicable Cash Collateral Account; and any net loss on any such investment shall be charged against the applicable Cash Collateral Account.
          (c) None of the Secured Parties shall be a trustee for any of the Credit Parties, or shall have any obligations or responsibilities, or shall be liable for anything done or not done, in connection with the Cash Collateral Accounts, except as expressly provided herein. The Secured Parties shall not have any obligation or responsibility and shall not be liable in any way for any investment decision made in accordance with this Section 11.2 or for any decrease in the value of the investments held in the Cash Collateral Account.
     SECTION 11.3 Grant of Security Interest. For value received and to induce the Issuing Bank to issue Letters of Credit and the Lenders to make Loans to the Borrowers and to acquire participations in Letters of Credit from time to time as provided for in this Credit Agreement, as security for the payment of all of the Obligations, each of the Credit Parties hereby assigns to the Administrative Agent (for the benefit of the Secured Parties) and grants to the Administrative Agent (for the benefit of the Secured Parties), a first and prior Lien upon all of such Credit Party’s rights in and to the Cash Collateral Accounts, all cash, documents, instruments and securities from time to time held therein, and all rights pertaining to investments of funds in the Cash Collateral Accounts and all products and proceeds of any of the foregoing. All cash, documents, instruments and securities from time to time on deposit in the Cash Collateral Accounts, and all rights pertaining to investments of funds in the Cash Collateral Accounts shall immediately and without any need for any further action on the part of any of the Credit Parties, the Issuing Bank, any Lender or the Administrative Agent, become subject to the Lien set forth in this Section 11.3, be deemed Collateral for all purposes hereof and be subject to the provisions of this Credit Agreement.
     SECTION 11.4 Remedies. At any time during the continuation of an Event of Default, the Administrative Agent may sell any documents, instruments and securities held in the Cash Collateral Account and may immediately apply the proceeds thereof and any other cash held in the Cash Collateral Account in accordance with Section 8.7.
12. THE ADMINISTRATIVE AGENT, THE CO-ADMINISTRATIVE AGENT, THE SYNDICATION AGENT, THE ISSUING BANK AND THE DOCUMENTATION AGENT
     SECTION 12.1 Administration by the Administrative Agent.
          (a) The general administration of the Fundamental Documents and any other documents contemplated by this Credit Agreement or any other Fundamental Document shall be by the Administrative Agent and the Co-Administrative Agent (or their respective designees) as is expressly delegated by the terms hereof or thereof. Except as otherwise expressly provided herein, each of the Lenders and the Issuing Bank hereby irrevocably authorizes the Administrative Agent and the Co-Administrative Agent, at their discretion, to take or refrain from taking such actions as agent on their behalf and to exercise or refrain from exercising such powers under the Fundamental Documents, the Notes and any other documents contemplated by this Credit Agreement or any other Fundamental Document as are expressly delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto. The Administrative Agent and the Co-Administrative Agent shall have no duties or responsibilities except as set forth in the Fundamental Documents.
          (b) The Lenders, the Co-Administrative Agent and the Issuing Bank hereby authorize the Administrative Agent (in its sole discretion):
          (i) in connection with the sale or other disposition of any asset included in the Collateral or the capital stock of any Guarantor, to the extent undertaken in accordance with the terms of this Credit Agreement, to release a Lien granted to it (for the benefit of the Secured Parties) on such asset or capital stock and/or to release such Guarantor from its obligations hereunder;
          (ii) to determine that the cost to the Borrowers or another Credit Party is disproportionate to the benefit to be realized by the Secured Parties by perfecting a Lien in a given asset or group of assets included in the Collateral (other than any item which is to be included in the Borrowing Base) and that the Borrowers or other Credit Party should not be required to perfect such Lien in favor of the Administrative Agent (for the benefit of the Secured Parties);
          (iii) to appoint subagents to be the holder of record of a Lien to be granted to the Administrative Agent (for the benefit of the Secured Parties);
          (iv) to enter into and perform its obligations under the other Fundamental Documents;
          (v) to enter into intercreditor and/or subordination agreements on terms acceptable to the Administrative Agent with (A) the unions and/or the guilds with respect to the security interests in favor of such unions and/or guilds required pursuant to the terms of the collective bargaining agreements or (B) with Persons who have been granted Liens which are permitted pursuant to Section 6.2 hereof or (C) any licensee or licensor or co-producer having any rights to any Qualifying Picture or (D) Persons providing any services in connection with any Qualifying Picture; and
          (vi) to make the determinations required under Section 7.2, which determinations shall be binding on the Lenders.
          (c) The Lenders, the Administrative Agent and the Issuing Bank hereby authorize the Co-Administrative Agent (in its sole discretion):
          (i) to confirm in writing the right of Quiet Enjoyment of licensees pursuant to the terms of Section 8.13;
          (ii) in connection with a Qualifying Picture being produced by a Credit Party, the principal photography of which is being done outside the United States, to approve arrangements with such Credit Party as shall be satisfactory to the Co-Administrative Agent with respect to the temporary storage of the original negative film, the original sound track materials or other Physical Materials of such Qualifying Picture in a production laboratory located outside the United States; and
          (iii) to enter into and perform its obligations under the other Fundamental Documents.
     SECTION 12.2 Advances and Payments.
          (a) On the date of each Loan, the Administrative Agent shall be authorized (but not obligated) to advance, for the account of each of the Lenders, the amount of the Loan to be made by it in accordance with its Percentage hereunder. Each of the Lenders hereby authorizes and requests the Administrative Agent, to advance for its account, pursuant to the terms hereof, the amount of the Loan to be made by it, and each of the Lenders agrees forthwith to reimburse the Administrative Agent, as applicable, in immediately available funds for the amount so advanced on its behalf by the Administrative Agent. If any such reimbursement is not made in immediately available funds on the same day on which the Administrative Agent shall have made any such amount available on behalf of any Lender, such Lender shall pay interest to the Administrative Agent at a rate per annum equal to, in the case of the Administrative Agent, the Administrative Agent’s cost of obtaining overnight funds in the New York Federal Funds Market for the first three days following the time when the Lender fails to make the required reimbursement, and thereafter at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin for Alternate Base Rate Loans. If and to the extent that any such reimbursement shall not have been made to the Administrative Agent, the Borrowers agree to repay to the Administrative Agent forthwith on demand a corresponding amount with interest thereon for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Administrative Agent, in the case of an Alternate Base Rate Loan, at the Alternate Base Rate plus the Applicable Margin for Alternate Base Rate Loans, and in the case of a LIBO Rate Loan, at the LIBO Rate plus the Applicable Margin for LIBO Rate Loans.
          (b) As between the Administrative Agent on one hand and the Lenders on the other hand, any amounts received by the Administrative Agent in connection with the Fundamental Documents, the application of which is not otherwise provided for, shall be applied in accordance with Section 2.9(d) hereof. All amounts to be paid to any Lender by the Administrative Agent shall be credited to that Lender, after collection by the Administrative Agent in immediately available funds either by wire transfer or deposit in such Lender’s correspondent account with the Administrative Agent or as such Lender and the Administrative Agent shall from time to time agree.
     SECTION 12.3 Sharing of Setoffs, Cash Collateral and Sharing Events.
          (a) Each of the Lenders agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against any Borrower (including, but not limited to, a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender under any applicable bankruptcy, insolvency or other similar law) or otherwise, obtain payment in respect of its Obligations as a result of which the unpaid portion of its Obligations is proportionately less than the unpaid portion of Obligations of any of the other Lenders (a) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lenders a participation in the Obligations of such other Lenders, so that the aggregate unpaid principal amount of each of the Lender’s Obligations and its participation in Obligations of the other Lenders shall be in the same proportion to the aggregate unpaid amount of all remaining Obligations as the amount of its Obligations prior to the obtaining of such payment was to the amount of all Obligations prior to the obtaining of such payment and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders share such payment pro rata. If all or any portion of such excess payment is thereafter recovered from the Lender which originally received such excess payment, such purchase (or portion thereof) shall be canceled and the purchase price restored to the extent of such recovery. The Credit Parties expressly consent to the foregoing arrangements and agree that any Lender or Lenders holding (or deemed to be holding) a participation in a Note, or Letter of Credit may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by either of the Borrowers to such Lender or Lenders as fully as if such Lender or Lenders held a Note and was the original obligee thereon or was the issuer of the Letter of Credit, in the amount of such participation.
          (b) Each of the Lenders agrees that if at any time while a Sharing Event is continuing and a Lender’s outstanding Credit Exposure is proportionately less than its Percentage of the aggregate Commitments hereunder it shall promptly purchase at par for cash (and shall be deemed to have thereupon purchased) from such other Lenders a pro rata participation in the outstanding Credit Exposure of such other Lenders, so that its Credit Exposure and its participations in the Credit Exposure of the other Lenders shall be equal to its Percentage of the aggregate Commitments; provided, however, that with regard to any portion of the Credit Exposure of such other Lenders attributable to L/C Exposure, the Lender purchasing any pro rata participations shall be deemed to have purchased a participation in such portion of the Credit Exposure without providing cash for such portion until any such Letter of Credit is drawn.
          (c) Once a Sharing Event shall have occurred, it shall continue in existence (notwithstanding a cure of the underlying Event of Default upon which such Sharing Event was based) unless terminated by written agreement of all the Lenders holding outstanding Credit Exposure (including participations bought in the Credit Exposure of other Lenders pursuant to Section 12.3(b).
     SECTION 12.4 Notice to the Lenders. Upon receipt by the Administrative Agent or the Issuing Bank from any of the Credit Parties of any communication calling for an action on the part of the Lenders, or upon notice to the Administrative Agent of any Event of Default, the Administrative Agent or the Issuing Bank will in turn immediately inform the other Lenders in writing (which shall include facsimile communications) of the nature of such communication or of the Event of Default, as the case may be.
     SECTION 12.5 Liability of the Administrative Agent, Co-Administrative Agent, Issuing Bank, Syndication Agent and Documentation Agent.
          (a) The Administrative Agent, Co-Administrative Agent or the Issuing Bank, when acting on behalf of the Lenders, may execute any of its duties under this Credit Agreement or the other Fundamental Documents by or through its officers, agents, or employees and neither the Administrative Agent, Co-Administrative Agent, the Issuing Bank nor their respective officers, agents or employees shall be liable to the Lenders or any of them for any action taken or omitted to be taken in good faith, nor be responsible to the Lenders or to any of them for the consequences of any oversight or error of judgment, or for any loss, unless the same shall happen through its gross negligence or willful misconduct. The Administrative Agent, the Co-Administrative Agent, the Issuing Bank and their respective directors, officers, agents, and employees shall in no event be liable to the Lenders or to any of them for any action taken or omitted to be taken by it pursuant to: (i) instructions received by it from the Required Lenders or (ii) in reliance upon the advice of counsel selected by it with reasonable care. In no event shall the Syndication Agent, the Documentation Agent or any of their respective directors, officers, agents and employees be liable to the Lenders for any reason whatsoever in connection with this Agreement. Without limiting the foregoing, none of the Administrative Agent, the Co-Administrative Agent, the Issuing Bank, the Syndication Agent, the Documentation Agent or any of their respective directors, officers, employees, or agents shall be responsible to any of the Lenders for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any statement, warranty, or representation in, or for the perfection of any security interest contemplated by, this Credit Agreement, any other Fundamental Document or any related agreement, document or order, or for freedom of any of the Collateral or any of the Pledged Securities from prior Liens or security interests, or shall be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower or any other Credit Party of any of the terms, conditions, covenants, or agreements of this Credit Agreement, any other Fundamental Document, or any related agreement or document.
          (b) None of the Administrative Agent, Co-Administrative Agent, Syndication Agent, Documentation Agent (each in its capacity as agent for the Lenders), the Issuing Bank or any of their respective directors, officers, employees, or agents shall have any responsibility to the Borrowers or any other Credit Party on account of the failure or delay in performance or breach by any of the Lenders of any of such Lender’s obligations under this Credit Agreement, the other Fundamental Documents or any related agreement or document or in connection herewith or therewith. Neither the Syndication Agent nor the Documentation Agent shall have any obligations, liabilities or duties under this Credit Agreement, the other Fundamental Documents or any related agreement or document or in connection herewith or therewith other than those applicable to a Lender (but only if such institution is a Lender) and it shall not have or be deemed to have any fiduciary relationship with any Lender. Subject to Section 2.18(c), no Lender nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower or any other Credit Party on account of the failure or delay in performance or breach by any other Lender of such other Lender’s obligations under this Credit Agreement, the other Fundamental Documents or any related agreement or document or in connection herewith or therewith.
          (c) The Administrative Agent and Co- Administrative Agent, as agents for the Lenders hereunder and the Issuing Bank in such capacity, shall be entitled to rely on any communication, instrument, or document believed by it to be genuine or correct and to have been signed or sent by a Person or Persons believed by it to be the proper Person or Persons, and it shall be entitled to rely on advice of legal counsel, independent public accountants, and other professional advisers and experts selected by it.

     SECTION 12.6 Reimbursement and Indemnification. Each of the Lenders agrees (i) to reimburse the Administrative Agent, the Co-Administrative Agent and the Syndication Agent for such Lender’s Pro Rata Share of any expenses and fees incurred for the benefit of the Lenders under the Fundamental Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other expense incurred in connection with the operations or enforcement thereof not reimbursed by or on behalf of the Borrower, (ii) to indemnify and hold harmless the Administrative Agent, the Co-Administrative Agent, the Documentation Agent, the Syndication Agent and any of their directors, officers, employees, or agents, on demand, in accordance with such Lender’s Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against, any of them in any way relating to or arising out of any Completion Guaranty, the Fundamental Documents or any related agreement or document, or any action taken or omitted by it or any of them under any Completion Guaranty, the Fundamental Documents or any related agreement or document, to the extent not reimbursed by or on behalf of the Borrowers or any other Credit Party (except such as shall result from their gross negligence or willful misconduct), (iii) in the case of the U.S. Lenders only, to indemnify and hold harmless the Issuing Bank and any of its directors, officers, employees, or agents, on demand, in the amount of its Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of the issuance of any Letters of Credit or the failure to issue Letters of Credit if such failure or issuance was at the direction of the Required Lenders (except as shall result from the gross negligence or willful misconduct of the Person to be reimbursed, indemnified or held harmless, as applicable). To the extent indemnification payments made by the Lenders pursuant to this Section 12.6 are subsequently recovered by the Administrative Agent, the Co-Administrative Agent, the Syndication Agent, the Documentation Agent or the Issuing Bank from a Credit Party, the Administrative Agent will promptly refund such previously paid indemnity payments to the Lenders.
     SECTION 12.7 Rights of the Agents. It is understood and agreed that each of the Administrative Agent, the Co-Administrative Agent, the Documentation Agent and the Syndication Agent shall have the same duties, rights and powers as a Lender hereunder (including the right to give such instructions) as any of the other Lenders and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with any Credit Party or Affiliate thereof, as though it were not the Administrative Agent, Co-Administrative Agent, the Documentation Agent or the Syndication Agent, as applicable, of the Lenders under this Credit Agreement and the other Fundamental Documents.
     SECTION 12.8 Independent Investigation by Lenders. Each of the Lenders acknowledges that it has decided to enter into this Credit Agreement and the other Fundamental Documents and to make the Loans and participate in the Letters of Credit hereunder based on its own analysis of the transactions contemplated hereby and of the creditworthiness of the Credit Parties and agrees that neither the Administrative Agent, the Co-Administrative Agent, the

Syndication Agent, the Documentation Agent nor the Issuing Bank shall bear any responsibility therefor.
     SECTION 12.9 Agreement of Required Lenders. Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Required Lenders, action shall be taken by the Administrative Agent for and on behalf of, or for the benefit of, all Lenders upon the direction of the Required Lenders and any such action shall be binding on all Lenders. No amendment, modification, consent or waiver shall be effective except in accordance with the provisions of Section 13.11 hereof.
     SECTION 12.10 Notice of Transfer. The Administrative Agent and the Issuing Bank may deem and treat any Lender which is a party to this Credit Agreement as the owner of such Lender’s respective portions of the Loans and participations in Letters of Credit for all purposes, unless and until a written notice of the assignment or transfer thereof executed by any such Lender shall have been received by the Administrative Agent and become effective in accordance with Section 13.3 hereof.
     SECTION 12.11 Successor Administrative Agent and/or Co-Administrative Agent. The Administrative Agent or Co-Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers, but such resignation shall not become effective until acceptance by a successor agent of its appointment pursuant hereto. Upon any such resignation, either (i) the retiring Administrative Agent shall be succeeded by the Co-Administrative Agent if the Co-Administrative Agent has not also resigned or (ii) the retiring Co-Administrative Agent shall be succeeded by the Administrative Agent if the Administrative Agent has not also resigned. Upon the simultaneous resignation of the Agents, each Agent shall promptly appoint a successor agent from among the Lenders which successor shall be experienced and sophisticated in entertainment industry lending, provided that such replacement is reasonably acceptable (as evidenced in writing) to the Required Lenders and the Borrowers; provided, however, that such approval by the Borrowers shall not be required at any time when a Default or Event of Default is continuing. If no successor agent shall have been so appointed by the retiring Administrative Agent or Co-Administrative Agent, as applicable, and shall have accepted such appointment, within 30 days after the retiring agent’s giving of notice of resignation, the Borrowers may appoint a successor agent (which successor may be replaced by the Required Lenders; provided that such successor is experienced and sophisticated in entertainment industry lending and reasonably acceptable to the Borrowers), which shall be either a Lender or a commercial bank organized, licensed, carrying on business under the laws of the United States of America or of any State thereof and shall have a combined capital and surplus of at least U.S.$500,000,000 and shall be experienced and sophisticated in entertainment industry lending. Upon the acceptance of any appointment as Administrative Agent or Co-Administrative Agent, as applicable, hereunder by a successor agent, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or Co-Administrative Agent, as applicable, and the retiring agent shall be discharged from its duties and obligations under this Credit Agreement, the other Fundamental Documents and any other credit documentation. After any retiring agent’s resignation hereunder, the provisions of this Article 12 and Article 13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an agent under this Credit Agreement.

     SECTION 12.12 Successor Issuing Bank. The Issuing Bank may resign at any time by giving prior written notice thereof to the Lenders and the Borrowers, but such resignation shall not become effective until acceptance by a successor Issuing Bank of its appointment pursuant hereto. Upon any such resignation, the retiring Issuing Bank shall promptly appoint a successor Issuing Bank from among the Lenders, provided that such replacement is reasonably acceptable (as evidenced in writing) to the Required Lenders and the Borrowers and has a credit rating at least as high as that of the Issuing Bank; provided, however, that such approval by the Borrowers shall not be required at any time when a Default or Event of Default is continuing. If no successor Issuing Bank shall have been so appointed by the retiring Issuing Bank and shall have accepted such appointment, within 30 days after the retiring Issuing Bank’s giving of notice of resignation, the Borrowers may appoint a successor Issuing Bank (which successor may be replaced by the Required Lenders; provided that such successor is reasonably acceptable to the Borrowers), which shall be either a Lender or a commercial bank organized, licensed, carrying on business under the laws of the United States of America or of any State thereof and shall have a combined capital and surplus of at least U.S.$500,000,000. Upon the acceptance of any appointment as Issuing Bank hereunder by a successor Issuing Bank, such successor Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Issuing Bank, and the retiring Issuing Bank shall be discharged from its duties and obligations under this Credit Agreement, the other Fundamental Documents and any other credit documentation, except with respect to Letters of Credit which are outstanding at the time of the resignation unless the successor Issuing Bank replaces the retiring Issuing Bank as the issuing bank on such Letters of Credit. The Borrowers and each Lender hereby agrees that each will use its commercially reasonable efforts to replace any such outstanding Letters of Credit issued by the retiring Issuing Bank. After any retiring Issuing Bank’s resignation hereunder as Issuing Bank, the provisions of this Article 12 and Article 13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Issuing Bank under this Credit Agreement.
13. MISCELLANEOUS
     SECTION 13.1 Notices. Notices and other communications provided for herein shall be in writing and shall be delivered or mailed (or if by facsimile communications equipment, delivered by such equipment) addressed, (a) if to the Administrative Agent, the Issuing Bank or JPMorgan Chase Bank, to it at (i) JPMorgan Chase Bank, N.A., 10 South Dearborn Street, 9th Floor, Chicago, Illinois 60603-2003, Attention: Stephen C. Price (Telecopy No. (312) 325-3239), with copies to (ii) JPMorgan Chase Bank, N.A., JPMorgan Loan Services, 21 South Clark Street 7th Floor, Chicago, Illinois 60603, Attention: Lisa Smith (Telecopy No. 312-385-7096), with copies to (iii) J.P. Morgan Securities Inc., 1999 Avenue of the Stars, 27th Floor, Los Angeles, California 90067, Attention: Christa Thomas (Telecopy No. (310) 860-7260), with copies to (iv) Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, NY 10178-0600, Attention: Richard S. Petretti (Telecopy No. (212) 309-6001); (b) if to the Co-Administrative Agent or Syndication Agent, to it at (i) Union Bank, N.A., 1901 Avenue of the Stars, Suite 600, Los Angeles, California 90067, Attention: Brian Stearns (Telecopy No. (310) 551-8980), with copies to (ii) Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, NY 10178-0600, Attention: Richard S. Petretti (Telecopy No. (212) 309-6001); (c) if to any Credit Party to it at Lions Gate Entertainment Inc., 2700 Colorado Avenue, Suite 200, Santa Monica, CA, 90404, Attn: Wayne Levin, Facsimile No.: 310-452-8934, or (d) if to a Lender, to it at its address set forth on the signature pages hereto, or such other address as such party may from time to time designate by giving written notice to the other parties hereunder. Any failure of the Administrative Agent, Co-Administrative Agent or a Lender giving notice pursuant to this Section 13.1, to provide a courtesy copy to a party as provided herein, shall not affect the validity of such notice. All notices and other communications given to any party hereto in accordance with the provisions of this Credit Agreement shall be deemed to have been given on the fifth Business Day after the date when sent by registered or certified mail, postage prepaid, return receipt requested, if by mail, or upon receipt by such party, if by any telegraphic or facsimile communications equipment, in each case addressed to such party as provided in this Section 13.1 or in accordance with the latest unrevoked written direction from such party.
     SECTION 13.2 Survival of Agreement, Representations and Warranties, etc. All warranties, representations and covenants made by any of the Credit Parties herein, in any other Fundamental Document or in any certificate or other instrument delivered by it or on its behalf in connection with this Credit Agreement or any other Fundamental Document shall be considered to have been relied upon by the Administrative Agent, Co-Administrative Agent, Syndication Agent, Documentation Agent, Issuing Bank and the Lenders and, except for any terminations, amendments, modifications or waivers thereof in accordance with the terms hereof, shall survive the making of the Loans and the issuance of the Letters of Credit herein contemplated and the execution and delivery to the Administrative Agent of the Notes regardless of any investigation made by the Administrative Agent, Co-Administrative Agent, Syndication Agent, Documentation Agent, Issuing Bank or the Lenders or on their behalf and shall continue in full force and effect so long as any Obligation is outstanding and unpaid and so long as any Letter of Credit remains outstanding and so long as the Commitments have not been terminated. All statements in any such certificate or other instrument shall constitute representations and warranties by the Credit Parties hereunder.
     SECTION 13.3 Successors and Assigns; Syndications; Loan Sales; Participations.
          (a) Whenever in this Credit Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; provided, however, that neither any Borrower nor any other Credit Party may assign its rights hereunder without the prior written consent of the Administrative Agent, the Co-Administrative Agent, the Issuing Bank and all of the Lenders, and all covenants, promises and agreements by or on behalf of any of the Credit Parties which are contained in this Credit Agreement shall inure to the benefit of the successors and assigns of the Secured Parties.
          (b) Each of the Lenders may (but only with the prior written consent of the Administrative Agent, the Co-Administrative Agent, the Issuing Bank and the Borrowers, which consent shall not be unreasonably withheld or delayed and in the case of the Borrowers no such consent shall be required if an Event of Default has occurred and is continuing) assign all or a portion of its interests, rights and obligations under this Credit Agreement (including, without limitation, all or a portion of its Commitment and the same portion of all Loans at the time owing to it and the Notes held by it and its obligations and rights with regard to Letters of Credit); provided, however, that (i) each assignment shall be of a constant, and not a varying, percentage of the assigning Lender’s interests, rights and obligations under this Credit Agreement, (ii) each assignment shall be in a minimum Commitment amount (or at any time after the Commitment

Termination Date, minimum Loan amount) of at least U.S.$5,000,000 unless, in either case, each of the Borrowers and the Administrative Agent otherwise consent, provided that no such consent of the Borrowers shall be required if an Event of Default has occurred and is continuing, and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance, together with the assigning Lender’s original Note and a processing and recordation fee of U.S.$4,500 to be paid to the Administrative Agent by the assigning Lender or the assignee prior to an Event of Default hereunder. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall not (unless otherwise agreed to by the Administrative Agent) be earlier than five Business Days after the date of acceptance and recording by the Administrative Agent, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and under the other Fundamental Documents and shall be bound by the provisions hereof and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Credit Agreement except that, notwithstanding such assignment, any rights and remedies available to the Borrowers for any breaches by such assigning Lender of its obligations hereunder while a Lender shall be preserved after such assignment and such Lender shall not be relieved of any liability to the Borrowers due to any such breach. In the case of an Assignment and Acceptance covering all or the remaining portion of the assigning Lender’s rights and obligations under this Credit Agreement, such assigning Lender shall cease to be a party hereto.
          (c) Each Lender may at any time make an assignment of its interests, rights and obligations under this Credit Agreement, without the consent of the Administrative Agent, the Co-Administrative Agent, the Issuing Bank or the Credit Parties, to (i) any Affiliate of such Lender or (ii) any other Lender hereunder; provided that after giving effect to such assignment, the assignee’s Percentage shall not exceed 10% of the aggregate amount of all Commitments then outstanding hereunder. Any such assignment to any Affiliate of the assigning Lender or any other Lender hereunder shall not be subject to the requirements of Section 13.3(b) that (x) the amount of the Commitment (or Loans if applicable) of the assigning Lender subject to each assignment be in a minimum principal amount of U.S.$5,000,000 for Commitments and (y) the payment of a processing and recordation fee, and any such assignment to any Affiliate of the assigning Lender shall not release the assigning Lender of its remaining obligations hereunder, if any.
          (d) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby and that such interest is free and clear of any adverse claim, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or any other Fundamental Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Fundamental Documents or any other instrument or document furnished pursuant hereto or thereto; (ii) such assignor Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any of the Credit Parties or the performance or observance by any of the Credit Parties of any of their obligations under the Fundamental Documents or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 5.1(a) and 5.1(b) (or if none of such financial statements shall have then been delivered, then copies of the financial statements referred to in Section 3.5 hereof) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee agrees that it will, independently and without reliance upon the assigning Lender, the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement or any other Fundamental Document; (v) such assignee appoints and authorizes the Administrative Agent, the Co-Administrative Agent and the Issuing Bank to take such action as the agent on its behalf and to exercise such powers under this Credit Agreement as are delegated to the Administrative Agent, the Co-Administrative Agent or the Issuing Bank by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will be bound by the provisions of this Credit Agreement and will perform in accordance with their terms all of the obligations which by the terms of this Credit Agreement are required to be performed by it as a Lender.
          (e) The Administrative Agent shall maintain at its address at which notices are to be given to it pursuant to Section 13.1 a copy of each Assignment and Acceptance and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Credit Parties and the Secured Parties may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of the Fundamental Documents. The Register shall be available for inspection by any Credit Party or any Lender at any reasonable time and from time to time upon reasonable prior notice.
          (f) Subject to the foregoing, upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee together with the assigning Lender’s original Note and the processing and recordation fee, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in the form of Exhibit I hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt written notice thereof to the Borrowers. Within five (5) Business Days after receipt of the notice, the Borrowers, at their own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Note, a new Note to the order of such assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and if the assigning Lender has retained a Commitment hereunder a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Note and shall otherwise be in substantially the form of Exhibit A. In addition the Credit Parties will promptly, at their own expense, execute such amendments to the Fundamental Documents to which each is a party and such additional documents, and take such other actions as the Administrative Agent or the assignee Lender may reasonably request in order to give such assignee Lender the full benefit of the Liens contemplated by the Fundamental Documents.
          (g) Each of the Lenders may, without the consent of any of the Credit Parties or the Administrative Agent, the Co-Administrative Agent or the other Lenders, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Credit Agreement (including, without limitation, all or a portion of its Commitment and the Loans owing to it and the Note or Notes held by it and its participation in Letters of Credit); provided, however, that (i) any such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such participant shall not be granted any voting rights or any right to control the vote of such Lender under this Credit Agreement, except with respect to proposed changes to interest rates, amount of Commitments, final maturity of any Loan, releases of all or substantially all the Collateral and fees (as applicable to such participant), (iii) any such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the participating banks or other entities shall be entitled to the cost protection provisions contained in Sections 2.9, 2.10, 2.11 and 12.3 hereof but a participant shall not be entitled to receive pursuant to such provisions an amount larger than its share of the amount to which the Lender granting such participation would have been entitled to receive and (v) the Credit Parties, the Administrative Agent, the Co-Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s and its participants’ rights and obligations under this Credit Agreement.
          (h) A Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 13.3, disclose to the assignee or participant or proposed assignee or participant, any information relating to any of the Credit Parties furnished to the Administrative Agent, the Co-Administrative Agent or such Lender by or on behalf of the Borrowers; provided that prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall agree, by executing a confidentiality letter reasonably satisfactory to LGEC to preserve the confidentiality of any confidential information relating to any of the Credit Parties received from such Lender.
          (i) Any assignment pursuant to paragraph (b) or (c) of this Section 13.3 shall constitute an amendment of the Schedule of Commitments as of the effective date of such assignment.
          (j) The Credit Parties agree that any Lender may at any time and from time to time pledge or otherwise grant a security interest in any Loan or in any Note evidencing the Loans (or any part thereof) to any Federal Reserve Bank.
          (k) Notwithstanding any other provision of this Agreement and so long as no Event of Default shall have occurred and be continuing, no portion of the Commitment may be assigned or transferred to any Person if interest payable to such person will be subject to withholding, unless consented to by the Borrowers.
     SECTION 13.4 Expenses; Documentary Taxes. Whether or not the transactions hereby contemplated shall be consummated, the Borrowers agree to pay (a) all reasonable out-of-pocket expenses incurred by the Administrative Agent, JPMorgan Securities Inc., the Co-Administrative

Agent and the Syndication Agent in connection with the performance of due diligence, the syndication of the credit facility contemplated hereby, the negotiation, preparation, execution, delivery, waiver or modification and administration of this Credit Agreement and any other documentation contemplated hereby, the making of the Loans and the issuance of the Letters of Credit, the Collateral, the Pledged Securities, any Fundamental Document or any Completion Guaranty for a Qualifying Picture, including but not limited to, the reasonable out-of-pocket costs and internally allocated charges of audit or field examinations of the Administrative Agent in connection with the administration of this Credit Agreement, the verification of financial data and the transactions contemplated hereby, and the reasonable fees and disbursements of Morgan, Lewis & Bockius LLP, counsel for the Administrative Agent, the Co-Administrative Agent and the Issuing Bank and any other counsel that the Administrative Agent, Co-Administrative Agent or the Issuing Bank shall retain, and (b) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Co-Administrative Agent, the Issuing Bank or the Lenders in the enforcement or protection (as distinguished from administration) of the rights and remedies of the Issuing Bank or the Lenders in connection with this Credit Agreement, the other Fundamental Documents, the Letters of Credit or the Notes, or as a result of any transaction, action or non-action arising from any of the foregoing, including but not limited to, the reasonable fees and disbursements of any counsel for the Administrative Agent, the Co-Administrative Agent, the Issuing Bank or the Lenders. Such payments shall be made on the date this Credit Agreement is executed by the Borrowers and thereafter on demand. The Borrowers agree that they shall indemnify the Secured Parties from and hold them harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Credit Agreement or the Notes or the issuance of the Letters of Credit. The obligations of the Borrowers under this Section shall survive the termination of this Credit Agreement, the payment of the Loans and/or the expiration of any Letter of Credit.
     SECTION 13.5 Indemnification of the Administrative Agent, the Co-Administrative Agent, the Syndication Agent, the Documentation Agent, the Issuing Bank and the Lenders. The Borrowers agree (a) to indemnify and hold harmless the Administrative Agent, the Co-Administrative Agent, the Syndication Agent, Documentation Agent, the Issuing Bank and the Lenders and their respective directors, officers, employees, trustees and agents (each, an “Indemnified Party”) (to the full extent permitted by Applicable Law) from and against any and all claims, demands, losses, judgments and liabilities (including liabilities for penalties) of whatsoever nature, and (b) to pay to the Indemnified Parties an amount equal to the amount of all costs and expenses, including reasonable legal fees and disbursements, and with regard to both (a) and (b) in connection with or resulting from any litigation, investigation or other proceedings relating to the Collateral, this Credit Agreement, the other Fundamental Documents and the Letters of Credit, the making of the Loans, any attempt to audit, inspect, protect or sell the Collateral, or the administration and enforcement or exercise of any right or remedy granted to the Administrative Agent, the Co-Administrative Agent, the Syndication Agent, Documentation Agent, the Issuing Bank or Lenders hereunder or thereunder but excluding therefrom all claims, demands, losses, judgments, liabilities, costs and expenses arising out of or resulting from (i) the gross negligence or willful misconduct of an Indemnified Party, (ii) litigation or claims among Indemnified Parties in connection with the Fundamental Documents or in any way relating to the transactions contemplated hereby and (iii) claims asserted or litigation commenced against any of the any Indemnified Party by a Credit Party in which the Credit Party is the prevailing party.

The foregoing indemnity agreement includes any reasonable costs incurred by any Indemnified Party in connection with any action or proceeding which may be instituted in respect of the foregoing by any Indemnified Party, or by any other Person either against the Lenders or in connection with which any officer, director, agent or employee of any Indemnified Party is called as a witness or deponent, including, but not limited to, the reasonable fees and disbursements of Morgan, Lewis & Bockius LLP, counsel to the Agents and the Issuing Bank, and any out-of-pocket costs incurred by any Indemnified Party in appearing as a witness or in otherwise complying with legal process served upon them. Except as otherwise required by Applicable Law which may not be waived, the Lenders shall not be liable to the Borrowers for any matter or thing in connection with this Credit Agreement other than their express obligations hereunder, including obligations to make Loans and account for moneys actually received by them in accordance with the terms hereof.
          Whenever the provisions of this Credit Agreement or any other Fundamental Document provide that, if any Credit Party shall fail to do any act or thing which it has covenanted to do hereunder, the Administrative Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach and if the Administrative Agent does the same or causes it to be done, there shall be added to the applicable Obligations hereunder the cost or expense incurred by the Administrative Agent in so doing, and any and all amounts expended by the Administrative Agent in taking any such action shall be repayable to it upon its demand therefor and shall (x) for advances made by the Administrative Agent, bear interest at 2% in excess of the Alternate Base Rate, from time to time in effect from the date advanced to the date of repayment.
          All indemnities contained in this Section 13.5 shall survive the expiration or earlier termination of this Credit Agreement and shall inure to the benefit of any Person who was a Lender notwithstanding such Person’s assignment of all its Loans and Commitments as to any actions taken or omitted to be taken by it while it was a Lender.
     SECTION 13.6 CHOICE OF LAW. THIS CREDIT AGREEMENT AND THE NOTES SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WHICH ARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE AND, IN THE CASE OF PROVISIONS RELATING TO INTEREST RATES, ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS, INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 500 AS ADOPTED OR AMENDED FROM TIME TO TIME (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.
     SECTION 13.7 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT

ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS CREDIT AGREEMENT, THE SUBJECT MATTER HEREOF, ANY OTHER FUNDAMENTAL DOCUMENT OR THE SUBJECT MATTER THEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THE PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH SUCH OTHER PARTIES HAVE RELIED, ARE RELYING AND WILL RELY IN ENTERING INTO THIS CREDIT AGREEMENT AND ANY OTHER FUNDAMENTAL DOCUMENT. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.7 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY OTHER PARTY TO THE WAIVER OF ITS RIGHTS TO TRIAL BY JURY.
     SECTION 13.8 WAIVER WITH RESPECT TO DAMAGES. EACH CREDIT PARTY ACKNOWLEDGES THAT NEITHER THE ADMINISTRATIVE AGENT, THE ISSUING BANK NOR ANY LENDER HAS ANY FIDUCIARY RELATIONSHIP WITH, OR FIDUCIARY DUTY TO, ANY CREDIT PARTY ARISING OUT OF OR IN CONNECTION WITH THIS CREDIT AGREEMENT OR ANY OTHER FUNDAMENTAL DOCUMENT AND THE RELATIONSHIP BETWEEN THE ADMINISTRATIVE AGENT, THE CO-ADMINISTRATIVE AGENT, THE SYNDICATION AGENT, THE DOCUMENTATION AGENT, THE ISSUING BANK AND THE LENDERS, ON THE ONE HAND, AND THE CREDIT PARTIES, ON THE OTHER HAND, IN CONNECTION THEREWITH IS SOLELY THAT OF DEBTOR AND CREDITOR. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO CREDIT PARTY SHALL ASSERT, AND EACH CREDIT PARTY HEREBY WAIVES, ANY CLAIMS AGAINST THE ADMINISTRATIVE AGENT, THE CO-ADMINISTRATIVE AGENT, THE SYNDICATION AGENT, THE DOCUMENTATION AGENT, THE ISSUING BANK, AND THE LENDERS ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS CREDIT AGREEMENT, ANY FUNDAMENTAL DOCUMENT, ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     SECTION 13.9 No Waiver. No failure on the part of the Administrative Agent, the Co-Administrative Agent, any Lender or the Issuing Bank to exercise, and no delay in exercising, any right, power or remedy hereunder, under the Notes or any other Fundamental Document or with regard to any Letter of Credit shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

     SECTION 13.10 Extension of Payment Date. Except as otherwise specifically provided in Article 2 hereof, should any payment or prepayment of principal of or interest on the Notes or any other amount due hereunder, become due and payable on a day other than a Business Day, the due date of such payment or prepayment shall be extended to the next succeeding Business Day and, in the case of a payment or prepayment of principal, interest shall be payable thereon at the rate herein specified during such extension.
     SECTION 13.11 Amendments, etc.
          (a) No modification, amendment or waiver of any provision of this Credit Agreement or any other Fundamental Document, and no consent to any departure by the Borrowers herefrom or therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given; provided, however, that no such modification, waiver, consent or amendment shall, without the written consent of (a) each affected Lender, (i) change the Commitment of such Lender, (ii) reduce the interest payable on such Lender’s Loans, (iii) alter the principal amount of any Loan, (iv) reduce the rate at which the Commitment Fees are payable to such Lender or (v) reduce the fees payable with respect to Letters of Credit issued hereunder as set forth in Section 2.3(f); (b) all Lenders, (i) amend or modify any provision of this Credit Agreement, if any, which expressly provides for the unanimous consent or approval of the Lenders, (ii) release a substantial portion of the Collateral or any of the Pledged Securities (except as contemplated herein) or release any Guarantor from its obligations hereunder, (iii) extend the Maturity Date, (iv) amend the definition of “Collateral” (and defined terms used in the definition of Collateral), (v) amend or modify Section 2.1(b), 2.10(d), 2.3(a)(i), 2.3(i) or this Section 13.11, (vi) increase the advance rates of any components or add any new components to the Borrowing Base; and (vii) amend or modify the definition of “Required Lenders”. Notwithstanding the foregoing, the Borrowers may request an Incremental Facility in accordance with Section 2.17 hereof without the consent of the Lenders. No such amendment or modification may adversely affect the rights and obligations of (i) the Administrative Agent hereunder without its prior written consent, (ii) the Co-Administrative Agent hereunder without its prior written consent or (iii) the Issuing Bank hereunder without its prior written consent. No notice to or demand on the Borrowers shall entitle the Borrowers to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not such Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by any holder of a Note shall bind any Person subsequently acquiring such Note, whether or not such Note is so marked.
          (b) If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.10, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 13.3), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a

Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.10, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     SECTION 13.12 Severability. Any provision of this Credit Agreement or of the Notes which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof, and any such invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     SECTION 13.13 SERVICE OF PROCESS. EACH PARTY HERETO (EACH A “SUBMITTING PARTY”) HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK IN NEW YORK COUNTY AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS CREDIT AGREEMENT (INCLUDING, BUT NOT LIMITED TO, THE LETTERS OF CREDIT), THE SUBJECT MATTER HEREOF, ANY OTHER FUNDAMENTAL DOCUMENT AND THE SUBJECT MATTER THEREOF. EACH SUBMITTING PARTY TO THE EXTENT PERMITTED BY APPLICABLE LAW (A) HEREBY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN THE ABOVE-NAMED COURTS, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF SUCH COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS CREDIT AGREEMENT, THE SUBJECT MATTER HEREOF, THE OTHER FUNDAMENTAL DOCUMENT OR THE SUBJECT MATTER THEREOF (AS APPLICABLE) MAY NOT BE ENFORCED IN OR BY SUCH COURT, (B) HEREBY WAIVES THE RIGHT TO REMOVE ANY SUCH ACTION, SUIT OR PROCEEDING INSTITUTED BY THE ADMINISTRATIVE AGENT, THE CO-ADMINISTRATIVE AGENT OR A LENDER IN STATE COURT TO FEDERAL COURT, AND (C) HEREBY WAIVES THE RIGHT TO ASSERT IN ANY SUCH ACTION, SUIT OR PROCEEDING ANY OFFSETS OR COUNTERCLAIMS EXCEPT COUNTERCLAIMS THAT ARE COMPULSORY OR OTHERWISE ARISE FROM THE SAME SUBJECT MATTER. EACH SUBMITTING PARTY HEREBY CONSENTS TO SERVICE OF PROCESS BY MAIL AT THE ADDRESS TO WHICH NOTICES ARE TO BE GIVEN TO IT PURSUANT TO SECTION 13.1 HEREOF. EACH SUBMITTING PARTY AGREES THAT ITS SUBMISSION TO JURISDICTION AND CONSENT TO

SERVICE OF PROCESS BY MAIL IS MADE FOR THE EXPRESS BENEFIT OF EACH OF THE OTHER SUBMITTING PARTIES. FINAL JUDGMENT AGAINST ANY SUBMITTING PARTY IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE CONCLUSIVE, AND MAY BE ENFORCED IN ANY OTHER JURISDICTION (X) BY SUIT, ACTION OR PROCEEDING ON THE JUDGMENT, A CERTIFIED OR TRUE COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND OF THE AMOUNT OF INDEBTEDNESS OR LIABILITY OF THE SUBMITTING PARTY THEREIN DESCRIBED OR (Y) IN ANY OTHER MANNER PROVIDED BY OR PURSUANT TO THE LAWS OF SUCH OTHER JURISDICTION, PROVIDED, HOWEVER, THAT THE ADMINISTRATIVE AGENT, THE CO-ADMINISTRATIVE AGENT, THE ISSUING BANK OR A LENDER MAY AT ITS OPTION BRING SUIT, OR INSTITUTE OTHER JUDICIAL PROCEEDINGS AGAINST A SUBMITTING PARTY OR ANY OF ITS ASSETS IN ANY STATE OR FEDERAL COURT OF THE UNITED STATES OR OF ANY COUNTRY OR PLACE WHERE THE SUBMITTING PARTY OR SUCH ASSETS MAY BE FOUND.
     SECTION 13.14 Headings. Section headings used herein and the Table of Contents are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Credit Agreement.
     SECTION 13.15 Execution in Counterparts. This Credit Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.
     SECTION 13.16 Subordination of Intercompany Indebtedness, Receivables and Advances.
          (a) Each Credit Party hereby agrees that any intercompany Indebtedness or other intercompany receivables or intercompany advances of any other Credit Party, directly or indirectly, in favor of such Credit Party of whatever nature at any time outstanding shall be completely subordinate in right of payment to the prior payment in full of its Obligations, and that no payment on any such Indebtedness, receivable or advance shall be made (i) except intercompany receivables and intercompany advances permitted pursuant to the terms hereof may be repaid and intercompany Indebtedness permitted pursuant to the terms hereof may be repaid, in each case so long as no Default or Event of Default, shall have occurred and be continuing and (ii) except as specifically consented to by all the Lenders in writing, until the prior payment in full of all the Obligations of each of the Credit Parties and termination of the Commitments.
          (b) In the event that any payment on any such Indebtedness shall be received by such Credit Party other than as permitted by Section 13.16(a) before payment in full of all of its Obligations and termination of the Commitments to advance funds to such Credit Party, such Credit Party shall receive such payments and hold the same in trust for, segregate the same from its own assets and shall immediately pay over to, the Administrative Agent (on behalf of the Secured Parties) all such sums to the extent necessary so that the Administrative Agent (on behalf of the Secured Parties) shall have been paid all of the Obligations of such Credit Party owed or which may become owing.

     SECTION 13.17 Entire Agreement. This Credit Agreement (including the Exhibits and Schedules hereto) represents the entire agreement of the parties with regard to the subject matter hereof and the terms of any letters and other documentation entered into between any of the parties hereto (other than the Fee Letter) prior to the execution of this Credit Agreement which relate to Loans to be made or the Letters of Credit to be issued hereunder shall be replaced by the terms of this Credit Agreement.
     SECTION 13.18 USA Patriot Act. Each Lender hereby notifies the Borrowers that, pursuant to the requirements of the USA Patriot Act, Title III of Pub.L. 107-56 (signed into law on October 26, 2001), as amended (the “Patriot Act”) or similar foreign statutory requirements, it is required to obtain, verify and record information that identifies the Borrowers, which information includes, the name and address of each of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act or such similar foreign statutory requirements.
[SIGNATURE PAGES TO FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and the year first written.

LIONS GATE MANDATE FINANCING VEHICLE INC.
By	/s/ Wayne Levin
	Name:	Wayne Levin
Title:

BORROWERS:

LENDERS: JPMORGAN CHASE BANK, N.A. individually and as Administrative Agent
By	/s/ Kin W. Cheng
	Name:	Kin W. Cheng
	Title: Address: Attention: Facsimile:	Vice President

UNION BANK, N.A. individually and as Co-Administrative Agent
By	/s/ Brian Stearns
	Name:	Brian Stearns
	Title: Address: Attention: Facsimile:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION individually and as Documentation Agent
By	/s/ Christine P. Ball
	Name:	Christine P. Ball
	Title: Address: Attention: Facsimile:	Senior Vice President

COMERICA BANK
By	Adam J. Korn
	Name:	Adam J. Korn
	Title: Address: Attention: Facsimile:	Assistant Vice President

U.S. BANK NATIONAL ASSOCIATION
By	/s/ Joan F. Stigliano
	Name:	Joan F. Stigliano
	Title: Address: Attention: Facsimile:	Senior Vice President